Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of August 15, 2016

between

AMERICAN INTERNATIONAL GROUP, INC.

and

ARCH CAPITAL GROUP LTD.

Exhibit B	Form of Investor Rights Agreement
Exhibit C	Form of Acquiror Convertible Preferred Stock Certificate of Designations
Exhibit D	Acquiror Perpetual Preferred Stock Terms
Exhibit E	Form of Opinion of Conyers Dill & Pearman Limited

Disclosure Schedules

Parent Disclosure Schedule
Acquiror Disclosure Schedule

v

This STOCK PURCHASE AGREEMENT, dated as of August 15, 2016, is entered into between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (the “Parent”), and ARCH CAPITAL GROUP LTD., an exempted company with limited liability registered under the laws of Bermuda (the “Acquiror”).

RECITALS

A.                                    The Parent directly owns all of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), in United Guaranty Corporation, a North Carolina corporation (the “Company”) and all of the outstanding shares (the “UG Asia Shares”), in AIG United Guaranty Insurance (Asia) Limited, a Hong Kong limited company (“UG Asia”).

B.                                    The Company owns, directly or indirectly, the outstanding Capital Stock in each of the entities set forth in Schedule I (collectively, and together with UG Asia, the “Transferred Subsidiaries”).

C.                                    In connection with this Agreement, at the Closing: (i) the parties or their applicable Subsidiaries will enter into a transition services agreement (the “Transition Services Agreement”); and (ii) the Acquiror and the Parent will enter into an investor rights agreement substantially in the form attached hereto as Exhibit B (the “Investor Rights Agreement”).

D.                                    The Parent desires to sell to the Acquiror, and the Acquiror desires to purchase from the Parent, the Shares and the UG Asia Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.       Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01.       Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parent shall sell, convey, assign, transfer and deliver to the Acquiror, free and clear of all Liens, and the Acquiror shall purchase, acquire and accept from the Parent, all of the Parent’s right, title and interest in and to the Shares and, subject to Section 2.06, the UG Asia Shares.

Section 2.02.       Closing.  On the last Business Day of the first month during which all the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date as the Parent and the Acquiror may agree in writing, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) that shall be held no later than 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or such other time or place as the Parent and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”); provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur instead on 0 the earlier to occur of (i) any Business Day during the Marketing Period that is the last Business Day of a month to be specified by the Acquiror to the Parent on no less than three Business Days’ written notice to the Parent and (ii) the first Business Day following the last day of the Marketing Period that is the last Business Day of a month or (b) such other date, time or place as agreed to in writing by the parties hereto, in each case subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing). Upon the occurrence of the Closing, the time and date that the purchase and sale described in Section 2.01 of the Shares and, subject to Section 2.06, the UG Asia Shares becomes effective shall be 12:01 a.m., New York City time, on the Closing Date.

Section 2.03.       Purchase Price.  On the terms and subject to the conditions set forth in this Agreement, at Closing, the Acquiror shall:

(a)                                 pay to the Parent, an aggregate amount in cash equal to $2.1975 billion plus the Additional Cash Consideration (if any), which amount shall be adjusted, if applicable, pursuant to Section 2.04(f) (the “Cash Consideration”);

(b)                                 issue and deliver to the Parent a number of shares of its convertible non-voting common-equivalent preference shares having the designation and the voting and other powers, preferences, participating, option or other rights, and subject to the qualifications, limitations and restrictions as substantially set forth in the Acquiror Convertible Preferred Stock Certificate of Designations attached hereto as Exhibit C (“Acquiror Convertible Preferred Stock”) determined pursuant to Section 2.04 (the “Convertible Preferred Stock Consideration”); and

(c)                                  if prior to the Closing, the Acquiror issues to the public shares of its cumulative perpetual preference shares having the designation and the voting and other powers, preferences, participating, option or other rights, and subject to the qualifications, limitations and restrictions as substantially set forth in Exhibit D (“Acquiror Perpetual Preferred Stock”) with an aggregate liquidation preference of at least $450.0 million (a “Qualifying Preferred Stock Issuance” and such amount, the “Preferred Stock Issuance Amount”), issue and deliver to the Parent shares of Acquiror Perpetual Preferred Stock with an aggregate liquidation preference equal to the lesser of (A) $250.0 million and (B) (x) $700.0 million less (y) the Company Dividend Amount, and then less (z) the Preferred Stock Issuance Amount, or, if such calculation results in a negative number, $0 (such shares, if any, the “Perpetual Preferred Stock Consideration” and, together with the Convertible Preferred Stock Consideration and the shares of Acquiror Common Stock underlying the Convertible Preferred Stock Consideration (the

“Underlying Shares”), the “Stock Consideration”); provided that, notwithstanding anything else to the contrary in this Agreement, the (a) sum of (i) the Company Dividend Amount and (ii) the Perpetual Preferred Stock Consideration shall not exceed $250.0 million.  For the avoidance of doubt, if there is no Qualifying Preferred Stock Issuance, no Perpetual Preferred Stock Consideration will be issued.

(d)                                 “Company Dividend Amount” means the aggregate amount of any dividends paid and distributions made by the Company to the Parent between the date of this Agreement and the Closing as permitted in accordance with Section 5.01(i).

(e)                                  “Additional Cash Consideration” means an amount (which may be zero, but never less than zero) equal to $250.0 million less the Company Dividend Amount (if any) less the Perpetual Preferred Stock Consideration (if any).  As an example, if the Preferred Stock Issuance Amount was $600.0 million and the Company Dividend Amount was $50.0 million, the Perpetual Preferred Stock Consideration would be $50.0 million and the Additional Cash Consideration would be $150.0 million.

(f)                                   As used in this Agreement, the “Purchase Price” shall mean the Cash Consideration together with the Stock Consideration.

Section 2.04.       Adjustment to the Convertible Preferred Stock Consideration at Closing.

(a)                                 If the Average Stock Price per common share, par value $0.0033 per share, of the Acquiror (“Acquiror Common Stock”) is at least equal to the Low Reference Stock Price and no greater than $76.3938 per share, the Convertible Preferred Stock Consideration shall be a number of shares of Acquiror Convertible Preferred Stock that initially converts into a number of shares of Acquiror Common Stock equal to $975.0 million divided by the Average Stock Price (rounded up to the nearest whole share).  The Average Stock Price shall equal the volume weighted average closing trading price per share on the NASDAQ, as reported in The Wall Street Journal (or such other source as the parties hereto shall agree in writing) (the “VWAP”), during the period of 15 days for which the NASDAQ is open for trading (each such day, a “Trading Day”) ending on, and including, the fifth Trading Day prior to the Closing Date (the “Closing Average Stock Price”); provided that, if the Acquiror issues Acquiror Common Stock as permitted in accordance with Section 5.02(v) and the closing of such issuance occurs on or after the 19th Trading Day prior to the Closing Date, then the Average Stock Price shall be the lesser of (i) the Closing Average Stock Price and (ii) the VWAP during the period commencing on the first Trading Day following the public announcement of the final pricing of such issuance and ending on, and including, the fifth Trading Day prior to the Closing Date; provided, however, that if such period would be shorter than 10 Trading Days, then the period shall be extended to include such number of additional consecutive Trading Days as necessary to make the period at least 10 Trading Days, although not later than the second Trading Day prior to the Closing Date even if such period is then less than 10 Trading Days.

(b)                                 The Low Reference Stock Price shall equal the lesser of (x) $71.0640 (the “Reference Stock Price”) multiplied by ninety-two and a half (92.5) percent (which for the avoidance of doubt, equals $65.7342) and (y) if between the date hereof and the Closing, the

Acquiror issues Acquiror Common Stock as permitted in accordance with Section 5.02(v), ninety-two and a half (92.5) percent multiplied by the quotient of (A) the sum of the aggregate value of such Acquiror Common Stock issued by the Acquiror in accordance with Section 5.02(v) plus the product of (1) the Reference Stock Price multiplied by (2) the number of shares of Acquiror Common Stock issued and outstanding on the date hereof divided by (B) the number of shares of Acquiror Common Stock issued and outstanding on the date hereof plus the number of shares of Acquiror Common Stock issued by the Acquiror in accordance with Section 5.02(v).

(c)                                  If the Average Stock Price is greater than $76.3938 per share, the Convertible Preferred Stock Consideration shall be a number of shares of Acquiror Convertible Preferred Stock that initially converts into a number of shares of Acquiror Common Stock equal to $975.0 million divided by $76.3938 per share (rounded up to the nearest whole share).

(d)                                 If the Average Stock Price is less than the Low Reference Stock Price, the Convertible Preferred Stock Consideration shall be a number of shares of Acquiror Convertible Preferred Stock that initially converts into a number of shares of Acquiror Common Stock equal to $975.0 million divided by the Low Reference Stock Price (rounded up to the nearest whole share).

(e)                                  If, between the date hereof and the Closing, the outstanding Acquiror Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Convertible Preferred Stock Consideration shall be appropriately adjusted to provide to the Parent the same economic effect as contemplated by this Agreement prior to such event.

(f)                                   In the event that the adjustment pursuant to this Section 2.04 would result in the issuance of a number of shares of Acquiror Convertible Preferred Stock (together with any other shares of Capital Stock to be issued under any other transaction that the NASDAQ requires the Acquiror to aggregate with the Convertible Preferred Stock Consideration for purposes of shareholder approval requirements) that would require shareholder approval of the issuance of the Convertible Preferred Stock Consideration or the Underlying Shares, then the Convertible Preferred Stock Consideration will be capped at the maximum number of shares that can be issued without Acquiror shareholder approval, and the Parent agrees to accept and the Acquiror agrees to pay, in lieu of the balance of the Convertible Preferred Stock Consideration, cash consideration with a value equal to the number of Underlying Shares that the Parent would be foregoing because of this restriction multiplied by the price per share of Acquiror Common Stock determined in accordance with the applicable provisions of this Section 2.04 as calculated taking into account the limitations set forth in clauses (a) through (d) above.

Section 2.05.       Closing Deliveries.

(a)                                 At the Closing, the Parent shall deliver, or cause to be delivered, to the Acquiror:

(i)                                     evidence of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in proper form for transfer;

(ii)                                  subject to Section 2.06, evidence of the UG Asia Shares, duly endorsed in blank or accompanied by stock powers duly executed in proper form for transfer;

(iii)                               written resignations of (A) each director and officer of the Company and (B) each director of each of the Transferred Subsidiaries, in each of (A) and (B), who is an employee of the Parent, but not an employee of the Company or a Transferred Subsidiary;

(iv)                              counterparts of each of the Ancillary Agreements duly executed by the Parent or its applicable Affiliates party thereto;

(v)                                 the certificate referred to in Section 8.03(a);

(vi)                              copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by the Parent or any of its Affiliates in satisfaction of Section 8.01(b);

(vii)                           (A) an IRS Form W-9 certifying that the Parent is a United States person exempt from U.S. federal backup withholding tax and (B) a certificate certifying that the Parent is not a foreign person, as described in Treasury Regulation Section 1.1445-2(b)(2);

(viii)                        (A) an IRS Form W-9 certifying that the Company is a United States person exempt from U.S. federal backup withholding tax and (B) a certificate certifying that the Company is not a foreign person, as described in Treasury Regulation Section 1.1445-2(b)(2);

(ix)                              an executed copy of IRS Form 8023 and any similar state or local forms required to effect the Section 338(h)(10) Election;

(x)                                 sufficient evidence (if the Parent receives such evidence) of the satisfaction of the condition set forth in Section 8.01(c); and

(xi)                              the original stock transfer and corporate minute books of the Company.

(b)                                 At Closing, the Acquiror shall deliver, or cause to be delivered, to the Parent:

(i)                                     (A) subject to Section 2.06, the Cash Consideration, (B) evidence of the Convertible Preferred Stock Consideration in book entry form on the records of the Acquiror’s transfer agent, (C) evidence of the Perpetual Preferred Stock Consideration in book entry form on the records of the Acquiror’s transfer agent and (D) the cash payment provided for in Section 6.01(l);

(ii)                                  counterparts of each of the Ancillary Agreements duly executed by the Acquiror or its applicable Affiliates party thereto;

(iii)                               the certificate referred to in Section 8.02(a);

(iv)                              the opinion provided for in Section 8.02(d);

(v)                                 an executed copy of IRS Form 8023 and any similar state or local forms required to effect the Section 338(h)(10) Election; and

(vi)                              any copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by the Acquiror or any of its Affiliates in satisfaction of Section 8.01(b).

(c)                                  In addition to the closing deliverables in (a) and (b) above, each party hereto shall deliver to the other such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.06.       UG Asia Closing.  If at the time of the Closing as provided under Section 2.02, any authorizations, consents, orders, approvals or non-disapprovals of any applicable Governmental Authority required for the sale, delivery and purchase of the UG Asia Shares have not been obtained, then the Closing and all related actions and transactions as provided under this Agreement shall nevertheless occur, except that 0 the Parent shall not deliver the UG Asia Shares and (b) the Cash Consideration shall be reduced by $40 million (the “UG Asia Consideration”). On the last Business Day of the first month during which all authorizations, consents, orders, approvals or non-disapprovals of any applicable Governmental Authority required for the sale, delivery and purchase of the UG Asia Shares have been obtained, or on such other date as the Parent and the Acquiror may agree in writing (the “UG Asia Closing Date”), (x) the Parent shall cause to be delivered to the Acquiror evidence of the UG Asia Shares, duly endorsed in blank or accompanied by stock powers duly executed in proper form for transfer and (y) the Acquiror shall deliver, or cause to be delivered, the UG Asia Consideration.  The time and date that the purchase and sale of the UG Asia Shares described becomes effective shall be 12:01 a.m., New York City time, on the UG Asia Closing Date. If UG Asia is not transferred to the Acquiror on the Closing Date, (A) the Parent and the Acquiror shall continue to take the efforts consistent with Section 5.06 to obtain any required approvals and (B) the Parent will continue to own and operate UG Asia with services provided by the Acquiror under the Transition Services Agreement; provided, however, the Parent shall continue to comply with the covenants set forth in Section 5.01 herein with respect to UG Asia. Notwithstanding the foregoing, if the UG Asia Closing Date has not occurred by December 31, 2017, Parent shall permanently retain the UG Asia Shares and Acquiror shall not owe Parent any UG Asia Consideration but shall continue to provide services under the Transition Services Agreement for a reasonable period to be mutually agreed upon by the parties sufficient to provide for the orderly wind-down or other resolution of UG Asia.

Section 2.07.       Payments and Computations.  Each party hereto shall make each payment due to the other party hereto (or its Affiliate) pursuant to this Article II by no later than 10:00 a.m., New York City time, on the day when due (unless otherwise consented to by the party hereto (or its Affiliate) to whom such payment is due).  All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party hereto (or its Affiliate) receiving such payment.

Section 2.08.       Withholding Taxes.  Except to the extent required by Law, any payment by the Acquiror or its Affiliates of any amount specified in this Agreement shall be paid free and clear of, and without any deduction or withholding on account of, any Tax; provided, however, that the Parent shall provide, or cause the Parent or its Affiliates to provide, any statements, forms or other documents reasonably requested by the Acquiror or its Affiliates to reduce or eliminate any such deduction or withholding. If any amount payable by the Acquiror or its Affiliates specified in this Agreement is required by Law to be deducted or withheld on account of any Tax (other than United States federal, state or local Tax), the Acquiror shall deliver a written notice to the applicable recipients at least thirty (30) Business Days prior to making the applicable payment subject to such deduction or withholding and such payment shall be increased to the extent necessary to pay the Parent or its Affiliates (as applicable), after deduction or withholding of all such Taxes, the amount of such payment specified in this Agreement (less any required deduction or withholding of any Taxes for which increased amounts are not required to be paid pursuant to this Section 2.08); provided, however, that the Acquiror shall not be required to pay such increased amounts to the extent that such required deduction or withholding would not arise but for (i) the failure by the Parent or its Affiliates (as applicable) to provide any statements, forms, or other documents reasonably requested by the Acquiror or its Affiliates that Parent or its Affiliates (as applicable) is legally eligible to provide or (ii) a present or former connection between Parent or its Affiliates and the jurisdiction imposing such Tax (other than a connection arising from the sale of the Shares or UG Asia Shares pursuant to this Agreement). The Acquiror or its Affiliates (as applicable) that is required to make payment pursuant to this Agreement of any amount specified in this Agreement shall, and shall cause its Affiliates (as applicable) to, promptly remit such deduction or withholding on account of any Tax (if any) to the relevant Tax Authority and promptly provide the Parent or its Affiliates (as applicable) with the appropriate receipts for such payments. Any amount deducted or withheld pursuant to this Section 2.08, including in respect of any increased amounts paid by the Acquiror or its Affiliates pursuant to this Section 2.08, shall, for all purposes of this Agreement, be treated as having been paid to the Parent or its Affiliates (as applicable).

Section 2.09.       Tax Payments.  On the last day of each quarter of each calendar year, which quarter ends after the date hereof and before the Closing Date, the Company shall pay to the Parent an amount equal to, in the case of quarters ending in 2016, the 2016 Interim Tax Payment Amount and, in the case of quarters ending in 2017, the 2017 Interim Tax Payment Amount.  On the Closing Date, the Company shall pay to the Parent an amount equal to the product of the Applicable Tax Payment Amount and the ratio which the number of days beginning with the first day of the quarter in the calendar year in which the Closing Date occurs and ending with, and including, the Closing Date bears to the total number of days in such quarter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

Except as set forth (i) in the registration statement on Form S-1 filed by United Guaranty Corp. with the SEC on May 20, 2016, as amended prior to the date of this Agreement (excluding, in each case, any risk factors (other than any historical factual information set forth therein), any forward-looking disclosures set forth in any risk factor section or any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature), (ii) the Financial Statements, (iii) the Statutory Statements or (iv) in the corresponding sections or subsections of the disclosure schedule delivered to the Acquiror by the Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Schedule (other than Section 3.07 of the Parent Disclosure Schedule) to the extent that the relevance of such item is reasonably apparent on its face from such disclosure that such disclosure is applicable to such other section or subsection); provided, that the Financial Statements and the Statutory Statements shall not be considered exceptions with respect to the Parent Fundamental Representations, the Parent hereby represents and warrants to the Acquiror as of the date hereof and (unless otherwise stated in this Article III) as of the Closing Date as follows:

Section 3.01.       Incorporation and Authority of the Parent.  The Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Parent or the applicable Affiliate of the Parent (as applicable) has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is a party.  The execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of each of the Transaction Agreements to which it is a party and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate or other similar organizational action on the part of the Parent or the applicable Affiliate of the Parent (as applicable).  Each of the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Parent or the applicable Affiliate of the Parent (as applicable).  Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Parent or the applicable Affiliate of the Parent (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.02.       Incorporation, Qualification and Authority of the Company and the Transferred Subsidiaries.  The Company and each of the Transferred Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or other applicable organizational power and authority to own or lease and operate its assets and properties and to conduct its business as presently conducted, except where the failures to be so incorporated or organized, existing or in good standing (or the equivalent, if any, in the applicable jurisdiction) or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of the Transferred Subsidiaries is duly qualified as a foreign corporation or other organization to do business, and is in good standing (or the equivalent, if any, in the applicable jurisdiction), in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except for failures to so qualify or be in good standing (or the equivalent, if any, in the applicable jurisdiction) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Parent has delivered or made available to the Acquiror, prior to the date hereof, true, correct and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents) for the Company and each of the Transferred Subsidiaries (as applicable).

Section 3.03.       Capital Structure of the Company and the Transferred Subsidiaries; Ownership and Transfer of the Shares.

(a)                                 Section 3.03(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company, its jurisdiction of organization and the Company’s direct or indirect ownership of each Subsidiary expressed as a percentage and the name of each other holder of Capital Stock in each Subsidiary that is not a wholly owned Subsidiary of the Company and the direct and indirect ownership of each class of Capital Stock of each such Subsidiary by such holders expressed as a percentage.  The Company does not have any direct or indirect economic or voting interest in a joint venture.  All the outstanding shares (or other applicable interests or units) of each class or series of Capital Stock in the Company and each of the Transferred Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights enforceable under applicable Law.  There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or Contracts, in any such case, obligating or which may obligate the Company or any of the Transferred Subsidiaries to issue, sell, purchase, return or redeem, or otherwise dispose of, transfer or acquire, any shares (or other applicable interests or units) of its Capital Stock or securities convertible into or exchangeable for any shares (or other applicable interests or units) of its Capital Stock, in each case, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency (collectively, with respect to any Person’s shares (or other applicable units or interests).  There are no shares (or other applicable interests or units) of any Capital Stock of the Company or any of the Transferred Subsidiaries reserved for issuance.  There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar Contracts of the Company or any of the Transferred Subsidiaries.  The Parent owns, beneficially and of record, 2,206 shares of common stock, par value $1.00 per share, of the Company, which constitute all of the issued and outstanding Shares, and 2,534,900 shares of UG Asia, which constitute all of the issued and outstanding UG Asia Shares.  The Company directly owns, beneficially and of record, all of the issued and outstanding shares (or other applicable interests or units) of Capital Stock representing the ownership interests set forth on Section 3.03(a) of the Parent Disclosure Schedule in each of the Transferred Subsidiaries (other than UG Asia), in each case, free and clear of all Liens, other than any restrictions on transfer generally imposed on equity securities under applicable securities Law.  Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, the Acquiror, at the Closing, shall be vested with good and marketable title in and to the Shares and the UG Asia Shares, free and clear of all Liens, other than any restrictions on transfer generally imposed on equity securities under applicable securities Law. Upon the delivery of the Shares, as provided in this Agreement, the Company will continue to directly or indirectly own, beneficially and of record, and have good and marketable title in and to all of the issued and outstanding shares (or other applicable units or interests) of Capital Stock representing the ownership interests set forth on Section 3.03(a) of the Parent Disclosure Schedule in each of the Transferred Subsidiaries (other than UG Asia), free and clear of all Liens, other than any restrictions on transfer generally imposed on equity securities under applicable securities Law.  The Company and the Transferred Subsidiaries represent all of the Subsidiaries of Parent that actively write new primary private mortgage insurance in the United States and Hong Kong.

(b)           Except for this Agreement and restrictions imposed by applicable Laws, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of the shares (or other applicable units) of any Capital Stock in any Transferred Subsidiary.

(c)           From the date of the Reference Balance Sheet, to the date hereof, the Company has not declared, set aside, made or paid any dividend or other distribution in respect of its Capital Stock.

(d)           Except (i) with respect to ownership of the Transferred Subsidiaries by the Company and (ii) with respect to the ownership of Investment Assets, neither the Company nor any Transferred Subsidiary, directly or indirectly, owns, or has the obligation to acquire, any interest or investment (whether debt or equity) in, or the obligation to make a capital contribution to or investment in, any Person.

Section 3.04.  No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as may result from any facts or circumstances relating to the regulatory status of the Acquiror or its Affiliates, the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of, and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by, the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party do not and will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) 0 violate or conflict with, or result in a breach of, the organizational documents of the Parent, the Company or any of the Transferred Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to the Parent or the applicable Affiliate of the Parent (as applicable), the Company or any of the Transferred Subsidiaries or by which any of them or any of their respective properties, businesses or assets is bound or subject or (c) violate or conflict with, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, require any consent under, or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of material rights under, or result in the creation of any Lien (other than Permitted Liens) on any of the businesses, assets or properties of the Company or any of the Transferred Subsidiaries pursuant to, any Material Contract to which the Company or any of the Transferred Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject (other than statements of work or other agreements related to enterprise-wide licenses or “master” agreements entered into by the Parent with a third-party), except, in the case of clause (c) of this Section 3.04, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations, losses of rights or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.05.  Consents and Approvals.  Except as may result from the regulatory status of the Acquiror or its Affiliates and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and (b) the approvals, filings and notifications required by applicable Laws that are set forth in Section 3.05 of the Parent Disclosure Schedule, the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of the Transaction Agreements to which it is a party do not, and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by the Transaction Agreements to which it is a party will not, require any consent, approval, license, permit, order, qualification or authorization of, or registration with or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) to be obtained or made by the Parent or the applicable Affiliate of the Parent (as applicable), except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06.  Financial Information; Absence of Undisclosed Liabilities.

(a)           Section 3.06(a) of the Parent Disclosure Schedule sets forth (i) the audited consolidated balance sheet of the Company and the Transferred Subsidiaries as of December 31, 2015, (ii) the unaudited consolidated balance sheet of the Company and the Transferred Subsidiaries as of June 30, 2016 (the “Reference Balance Sheet”), (iii) the audited consolidated statements of income and cash flows of the Company and the Transferred Subsidiaries for the annual periods ended December 31, 2015,  2014 and 2013 and (iv) the unaudited consolidated statements of income and cash flows for the quarterly and year to date periods ended June 30, 2016 and March 31, 2016 (the balance sheets and the statements of income and cash flows referred to in clauses (i) through (iv) of this Section 3.06(a) being collectively referred to herein as the “Financial Statements”).  The Financial Statements (except as expressly set forth in such

Financial Statements) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial condition and the consolidated results of operations of the Company and the Transferred Subsidiaries as of their respective dates and for the respective periods covered thereby, except as set forth in Section 3.06(a) of the Parent Disclosure Schedule and in the case of unaudited statements, for the absence of footnote disclosure and for normal and recurring year-end audit adjustments.

(b)           The following statutory statements have been made available to the Acquiror prior to the date hereof, in each case together with any exhibits, schedules and notes thereto (collectively, the “Statutory Statements”):  (i) the annual statement of each Transferred Subsidiary that is an insurance company (each such Transferred Subsidiary, an “Insurance Subsidiary”) for the year ended December 31, 2015, 2014 and 2013 in each case as required to be filed with the insurance regulatory authority of the jurisdiction of domicile of such Insurance Subsidiary and (ii) the statement of each Insurance Subsidiary for the quarterly period ended March 31, 2016, to the extent such statement is required to be filed with the insurance regulatory authority of the jurisdiction of domicile of such Insurance Subsidiary.  Each of the Statutory Statements (except as expressly set forth in such Statutory Statements) (i) has been prepared, in all material respects, in accordance with SAP (where required) (ii) is based on and is consistent with the books and records of the relevant Insurance Subsidiary, (iii) is consistent with past practice of the applicable Insurance Subsidiary, (iv) gives effect to any reinsurance agreements in conformity with the requirements of SAP, (v) is in the form prescribed or permitted by the insurance regulatory authority of the jurisdiction of domicile of such Insurance Subsidiary, and (vi)  presents fairly, in all material respects, the statutory financial position and results of operations of such Insurance Subsidiary as of their respective dates or for the respective periods covered thereby. There are no permitted practices utilized in the preparation of the Statutory Statements.

(c)           Except (i) as set forth in the Reference Balance Sheet, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Reference Balance Sheet, and (iii) for liabilities and obligations that, individually do not exceed $500,000 or in the aggregate do not exceed $2,500,000, there are no liabilities or obligations of the Company or any of the Transferred Subsidiaries of any nature or type that would be required under GAAP to be reflected on a consolidated financial statement of the Company and the Transferred Subsidiaries or the related footnotes as of the date hereof.

(d)           The reserves required to be maintained by each Insurance Subsidiary since January 1, 2014 in accordance with SAP or GAAP, as applicable, including any reserves, contingency reserve, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses (including reserves for incurred but not reported losses and loss adjustment expenses) and other liabilities in respect of the Insurance Contracts issued by each Insurance Subsidiary (the “Insurance Reserves”) recorded in the Statutory Statements as of their respective dates:  were determined and were fairly stated in all material respects in accordance with the requirements of applicable Laws and generally accepted actuarial standards consistently applied in a manner consistent with past practice; provided that the Parent makes no representation or warranty regarding (a) the effect of the adequacy or sufficiency of the Insurance Reserves on any “line item” or asset, liability or equity amount or (b) the future experience or profitability arising from the Business or that the Insurance Reserves or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.

(e)           Since December 31, 2013, there has been (i) no material weakness in the Company’s or any Transferred Subsidiary’s internal control over financial reporting (whether or not remediated) under applicable Law and (ii) no change in the Company’s or any Transferred Subsidiary’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 3.07.  Absence of Certain Changes.

(a)           Except as expressly permitted by this Agreement, from the date of the Reference Balance Sheet, to the date hereof, the Company and the Transferred Subsidiaries have conducted the Business in the Ordinary Course of Business. From December 31, 2015 to the date hereof, there has not occurred any event or events that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth on Section 3.07(b) of the Parent Disclosure Schedule, during the period from (x) the date of the Reference Balance Sheet to the date hereof, none of Parent, its Affiliates, the Company or the Transferred Subsidiaries have taken any action that would have resulted in a breach of any of the covenants set forth in Section 5.01(y)(i), (ii), (iii) and (viii) if any of them had been subject to such covenants from date of the Reference Balance Sheet to the date hereof and (y) March 31, 2016 to the date hereof, none of Parent, its Affiliates, the Company or the Transferred Subsidiaries have taken any action that would have resulted in a breach of any of the covenants set forth in Section 5.01(y)(xviii) if any of them had been subject to such covenants from March 31, 2016 to the date hereof.

Section 3.08.  Absence of Litigation.  As of the date hereof, there are no Actions pending or, to the Knowledge of the Parent, threatened in writing against the Company or any of the Transferred Subsidiaries (a) that, individually or in the aggregate, would result in (i) any liability that would be material to the Company or the Transferred Subsidiaries, taken as a whole, or (ii) any grant of an equitable remedy against the Company or any of the Transferred Subsidiaries; and (b) under or relating to Insurance Contracts alleging extra-contractual obligations or bad faith claims or making claims in which the risk of Loss to the Company or a Transferred Subsidiary would reasonably be expected to exceed $500,000.

Section 3.09.  Compliance with Laws.

(a)           None of the Parent (with respect to the Business only), the Company or the Transferred Subsidiaries is or has been since January 1, 2014, in violation of any Laws (including any Laws regulating the insurance business, the Real Estate Settlement Procedures Act of 1974, or access to national security classified information) or Governmental Orders applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect.  As of the date hereof, none of the Company or the Transferred Subsidiaries is a party to, and none of the Parent, the Company, any of the Transferred Subsidiaries or any of their respective assets, properties or businesses is bound by, any Governmental Order that (a) is material to the Business and (b) imposes obligations on the Company or any Transferred Subsidiary to be performed after the date hereof.  Since January 1, 2014, none of the Parent (with respect to the Business only), the Company or any of the Transferred Subsidiaries has received any written notice from any Governmental Authority that alleges any material noncompliance (or that the Parent, the Company or any Transferred Subsidiary is under any investigation by such Governmental Authority for any such alleged noncompliance) with any Governmental Order, material Permit, or material Law applicable to the Company, any Transferred Subsidiary or any of their respective properties, assets or businesses.  Subject to applicable Law regarding disclosure of confidential supervisory information, other than in the ordinary course of regularly scheduled financial, market conduct or similar examinations, the Insurance Subsidiaries are not the subject of any material pending or, to the Knowledge of the Parent, threatened regulatory proceedings.

(b)           None of the Company’s or the Transferred Subsidiaries’ or, to the Knowledge of the Parent, the Company’s or any of the Transferred Subsidiaries’ Affiliates’, directors, officers, agents, employees or other Persons acting on behalf of the Company or the Transferred Subsidiaries has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any government official or employee (including employees of government owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person.  The Company’s and the Transferred Subsidiaries’, and to the Knowledge of the Parent, the Company’s or any of the Transferred Subsidiaries’ Affiliates’, directors, officers, employees, agents and the Company’s or any of the Transferred Subsidiaries’ Affiliates, or other Persons acting on behalf of the Company or the Transferred Subsidiaries, have been at all times since January 1, 2014, in compliance with the Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010 and other applicable anti-corruption laws, including maintaining adequate internal controls as required by the FCPA and complying with the record keeping provisions of the FCPA.  The Company and Transferred Subsidiaries maintain and will continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the foregoing.

(c)           Since January 1, 2014, the Company and the Transferred Subsidiaries are and have been in compliance with all applicable economic sanctions and regulations (including, for the avoidance of doubt, those administrated by the Office of Foreign Assets Control).  None of the Company’s or the Transferred Subsidiaries’, or, to the Knowledge of the Parent, any of the Company or the Transferred Subsidiaries’ Affiliates’, directors, officers, agents, employees or other Persons acting on behalf of the Company or the Transferred Subsidiaries is, is owned or controlled by, or is acting on behalf of, a sanctioned party.

(d)           Since January 1, 2014, the Company and the Transferred Subsidiaries are and have been in compliance with all applicable Laws relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments (“AML Measures”).  The Company and the Transferred Subsidiaries maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with AML Measures.

(e)           With respect to the Company and the Transferred Subsidiaries, there is no pending or, to the Knowledge of the Parent, threatened, and there has not been in the past any audit, review, enforcement action, Governmental Order or disclosure by the Company or any of the Transferred Subsidiaries to a Governmental Authority regarding legal noncompliance with respect to corrupt practices, money laundering, unlawful trade or commerce, including sanctions, or unlawful technology transfer.

(f)            Since January 1, 2014, the Company and the Transferred Subsidiaries have filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable Law in effect when filed. and no material deficiencies have been asserted by, nor any material penalties imposed by, any such Governmental Authorities with respect to such reports, statements, documents, registrations, filings or submissions.

(g)           None of the Company or the Transferred Subsidiaries is or has been since January 1, 2014, in violation of the Real Estate Settlement Procedures Act of 1974, except for violations that, individually or in the aggregate, would not reasonably be expected to adversely affect the Company and the Transferred Subsidiaries, taken as a whole, or their assets, properties or businesses, taken as a whole, in any material respect.

Section 3.10.  Governmental Permits.

(a)           The Company and the Transferred Subsidiaries hold all material governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities necessary to conduct the Business and to own or use their respective assets and properties, as such Business, assets and properties are conducted, owned and used, respectively, on the date hereof (collectively, the “Permits”). Section 3.10(a) of the Parent Disclosure Schedule sets forth a list of all the Transferred Subsidiaries and each Permit held by each such Transferred Subsidiary.

(b)           All Permits are valid and in full force and effect.  Since December 31, 2012, none of the Parent, the Company or any Transferred Subsidiary has received any written notice from a Governmental Authority that alleges (i) any actual or alleged violation of or material noncompliance with any Permit, or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to any Permit.  Neither the Company nor any of the Transferred Subsidiaries as of the date hereof, is the subject of any pending or, to the Knowledge of the Parent, threatened in writing Action seeking or contemplating the revocation, suspension, limitation, non-renewal, termination, modification or impairment of any such Permit and the Parent has no Knowledge of any existing fact or circumstance that, individually or in the aggregate (with or without the giving of notice or lapse of time, or both), would be reasonably likely to result in the revocation, suspension, termination, material modification, material limitation, cancellation, involuntary nonrenewal or material impairment of any Permit.  Provided that all consents described in Section 3.05 and Section 4.05 have been obtained, no Permit shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of, or the consummation of the transactions contemplated by, the Transaction Agreements to which it is a party.

(c)           Except for limitations imposed by Laws that are applicable to insurance companies generally, there is no Governmental Order that would be binding on the Company or any of the Transferred Subsidiaries following the Closing that restrict in any material respect the conduct of the Business or that in any manner relates to capital adequacy or the management of the Business, nor has the Parent, the Company or any of the Transferred Subsidiaries been advised in writing since December 21, 2012, by any Governmental Authority that it is considering issuing or requesting any such Governmental Order.

(d)           As of the date hereof, each of United Guaranty Residential Insurance Company and United Guaranty Mortgage Indemnity Company were in compliance in all material respects with all of the eligibility requirements of the Government Sponsored Entities for approved insurers including PMIERs.  As of the Closing Date, after giving effect to any dividends or other distributions by the Company or any Transferred Subsidiary to Parent or any of its Affiliates, each of United Guaranty Residential Insurance Company and United Guaranty Mortgage Indemnity Company will be in compliance in all material respects with all of the eligibility requirements of the Government Sponsored Entities for approved insurers including PMIERs. As of March 31, 2016, the Quota Share Agreement provides under PMIERs as applied by the GSEs a percentage deduction of approximately fifty (50) percent of the risk-based required assets with respect to policies reinsured under the Quota Share Agreement, and as of the date hereof, there is no pending, or to the Knowledge of the Parent expected, decrease in the percentage deduction applicable to the risk-based required assets under PMIERs as applied by the GSEs provided by the Quota Share Agreement from the percentage deduction applicable as of March 31, 2016.

Section 3.11.  Intellectual Property and Information Technology.

(a)           Section 3.11(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all Registered Intellectual Property owned by the Company or any of the Transferred Subsidiaries (collectively, the “Owned Registered Intellectual Property” and together with any other Intellectual Property owned by the Company or any of the Transferred Subsidiaries (which for the avoidance of doubt includes the Risk Quality Index and Performance Premium methodologies), the “Owned Intellectual Property”). Each item of Owned Intellectual Property is owned by the Company and/or each of the Transferred Subsidiaries free and clear of any Liens (other than Permitted Liens), and the Company and each of the Transferred Subsidiaries has the right to use (i) all Owned Intellectual Property and (ii) to the Knowledge of

Parent, the other Intellectual Property used, held for use or otherwise necessary in connection with the Business, as presently conducted.

(b)           To the Knowledge of the Parent, (i) the operation of the Business by the Company and the Transferred Subsidiaries does not infringe upon, misappropriate, dilute or violate the Intellectual Property of any third party, (ii) none of the Company or the Transferred Subsidiaries has received any written claim or notice from any Person in the past three (3) years that (A) the Company or any of the Transferred Subsidiaries is engaging in any activity that infringes upon, misappropriates, dilutes or otherwise violates the Intellectual Property rights of such Person that has not been resolved, or (B) disputes the ownership, validity or enforceability of the Owned Intellectual Property, (iii) the Owned Registered Intellectual Property is subsisting, valid and enforceable, and (iv) no Person is infringing upon, diluting, violating or misappropriating the rights of the Company or any of the Transferred Subsidiaries in any Intellectual Property owned by any of them. This Section 3.11(b) sets forth the sole and exclusive representation and warranty of Parent regarding the infringement, misappropriation, dilution and other violation of Intellectual Property rights.

(c)           The Company and the Transferred Subsidiaries employ commercially reasonable efforts to maintain the confidentiality of their respective trade secrets or other confidential information.  The consummation of the transactions contemplated under this Agreement will not impair, in any material respect, the right, title or interest of the Company or the Transferred Subsidiaries in, or their respective rights to use, any of the Owned Intellectual Property.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Transferred Subsidiaries have taken commercially reasonable efforts to maintain the Company IT Systems, (ii) the Company IT Systems are functioning in material compliance with all applicable technical specifications, and (iii) to the Knowledge of the Parent, in the past eighteen (18) months, there has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all respects.

(e)                                  To the Knowledge of the Parent, the Company and the Transferred Subsidiaries own or have the right to use the material Company IT Systems used or held for use in the operation of the Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the material Company IT Systems used or held for use in the operation of the Business are sufficient to conduct the Business as it is conducted as of the date hereof, (ii) to the Knowledge of the Parent, the Company’s and each of the Transferred Subsidiaries’ collection, processing, transmission, transfer, use, disclosure, storage, disposal and security of Protected Information complies with all applicable privacy policies or disclosures published by the Company or the applicable Transferred Subsidiary and (iii) to the Knowledge of the Parent, in the past three (3) years, there has not been any data security breach or unauthorized access, use or disclosure of any Protected Information owned, stored, maintained or controlled by or on behalf of the Company or any of the Transferred Subsidiaries.

Section 3.12.       Material Contracts.  Section 3.12 of the Parent Disclosure Schedule contains true, correct and complete lists each of the Material Contracts as in effect on the date hereof.  Each Material Contract is a valid and binding obligation of the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the Knowledge of the Parent, each other party to such Material Contract.  Each such Material Contract is enforceable against the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the Knowledge of the Parent, as of the date hereof, each other party to such Material Contract in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)).  None of the Company or the Transferred Subsidiaries or, to the Knowledge of the Parent, as of the date hereof, any other party to a Material Contract, is in material default or material breach of a Material Contract and, to the Knowledge of the Parent, as of the date hereof, there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or whether by lapse of time, or both) or that would permit the termination, cancellation or acceleration of performance of any material obligation of the Company or any Transferred Subsidiary or, to the Knowledge of the Parent, any other party to the Material Contract.

Section 3.13.       Employee Benefits; Employees.

(a)                                 The Parent has delivered or made available to the Acquiror true and complete copies, or descriptions including the material terms, of all (i) “employee benefit plans” as defined in Section 3(3) of ERISA and (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs and agreements (or true and complete summaries thereof), in each case established or maintained by the Parent or any of its Affiliates or to which the Parent or any of its Affiliates contributes or is obligated to contribute, for the benefit of any Employees or former employees of the Company or a Transferred Subsidiary (collectively, the “Parent Benefit Plans”) that are material.  Section 3.13(a) of the Parent Disclosure Schedule sets forth the material Parent Benefit Plans, separately identifies such Parent Benefit Plans that are maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Parent Benefit Plans”) and separately lists all Company Benefit Plans.  With respect to each material Company Benefit Plan, the Parent has also delivered or made available to the Acquiror, as applicable, true and complete copies of (i) the most recent summary plan description, (ii) the actuarial valuations, funding reports and Forms 5500 or equivalent annual reports for the three most recent years for which they are available, (iii) all trust documents and material written contracts relating to the administration of the Company Benefit Plan and (iv) the most recent IRS determination letter relating to the tax-qualified status of the Company Benefit Plan.

(b)                                 Each Company Benefit Plan has been operated and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code.  No Company Benefit Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or, to the Knowledge of the Parent, a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code.  None of the Parent, the Company or the Transferred Subsidiaries has engaged in a transaction with respect to any Parent Benefit Plan that would reasonably be expected to subject the Company or any Transferred Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material.  Each Parent Benefit Plan, which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of the Parent, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of such determination letter.  There is no current, pending or, to the Knowledge of the Parent, threatened in writing Action or audit by a Governmental Authority against or involving any of the Parent Benefit Plans or the assets of any of the Parent Benefit Plans (other than routine benefit claims) with respect to which the Company or any Transferred Subsidiary could reasonably be expected to have any material liability.

(c)                                  No Controlled Group Liability has been incurred by the Company or a Company ERISA Affiliate that has not been satisfied in full, no condition exists that reasonably presents a risk to the Company or Company ERISA Affiliate of incurring any such liability, and neither the Company nor any Company ERISA Affiliate in the past six (6) years has maintained, been a participating employer, contributed to, or had any obligation to contribute to or had any liability with respect to any multiemployer plan (as defined in section 3(37) or section 4001(a)(3) of ERISA or section 414(f) of the Code).  For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA and (iii) under Sections 412 and 4971 of the Code, and “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of the Transferred Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(d)                                 All contributions required to be made under the terms of any Company Benefit Plan have been timely made when due or are appropriately reflected on the Reference Balance Sheet.

(e)                                  None of the Company or the Transferred Subsidiaries has any obligations for retiree welfare benefits other than (i) coverage mandated by applicable Law or (ii) coverage that continues during an applicable severance period.

(f)                                   All Non-U.S. Parent Benefit Plans comply in all material respects with applicable local Law.  All material Non-U.S. Parent Benefit Plans are listed in Section 3.13(f) of the Parent Disclosure Schedule.  Except as disclosed in Section 3.13(f) of the Parent Disclosure Schedule, the Company and the Transferred Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Parent Benefit Plan.

(g)                                  With respect to the Employees:

(i)                                     there is no pending or, to the Knowledge of the Parent, threatened (A) strike, lockout, slowdown or work stoppage, (B) organizational effort, election activity or request or demand for negotiations, recognition or representation or (C) grievance, dispute, arbitration, administrative hearing, unfair labor practice charge, union or labor-related Action with respect to which the Company or any Transferred Subsidiary could have any material liability;

(ii)                                  (A) neither the Company nor the Transferred Subsidiaries is a party to or bound by any collective bargaining agreement, other agreement or understanding, work rules or practice or arbitration award with any labor union or any other similar organization and (B) none of the Employees is subject to or covered by any such collective bargaining agreement, other agreement or understanding, work rules or practice or arbitration award, or is represented by any labor organization;

(iii)                               each of the Company and the Transferred Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, classification of employees, agents and independent contractors, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages and hours, and occupational safety and health, and the Worker Adjustment and Retraining Notification Act, and any other comparable state or local notification Laws; and

(iv)                              the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Employee to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan, and no such amount or benefit could be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(h)                                 The Parent has delivered to the Acquiror a true, correct and complete list setting forth, as of the date hereof, each Employee based in the United States and such employee’s specific employing entity.

Section 3.14.       Insurance Issued by Insurance Subsidiaries.

(a)                                 Since December 31, 2015, and except for benefits relating to claims incurred but not yet reported and reported claims being processed by the Insurance Subsidiaries as of the date hereof, all benefits due and payable under the Insurance Contracts issued by any of the Insurance Subsidiaries have been paid in accordance with the terms (as such terms may have been modified by settlement arrangements) of the Insurance Contracts under which they arose, except for such benefits for which an Insurance Subsidiary believes there is a reasonable basis to contest payment or as would not be material to the Company and the Transferred Subsidiaries taken as a whole.

(b)                                 All policy or other contract forms in use by any of the Insurance Subsidiaries and all endorsements, applications and certificates pertaining thereto, (i) at all times since their issuance, with respect to the policy or other contract forms, or January 1, 2016, with respect to other items, have been, in compliance in all material respects with all applicable Law, and (ii) as and where required by applicable insurance Laws, have been either filed, approved or filed and non-disapproved by all applicable Governmental Authorities.

(c)                                  All premium rates of any Insurance Subsidiary (including rates with respect to Insurance Contracts) that are required to be filed with or approved by any insurance regulatory authority have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable Laws in all material respects.

(d)                                 To the Knowledge of the Parent and as of the date hereof, (i) each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer that wrote, sold, produced, marketed or administered any Insurance Contracts for any of the Insurance Subsidiaries (each, a “Producer”), has since January 1, 2014 been duly licensed as required by applicable insurance Law in each jurisdiction in which the Producer wrote, sold, produced, marketed or administered any Insurance Contracts (for the type of business written, sold, produced, marketed or administered on behalf of the applicable Insurance Subsidiary), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, or which are barred by an applicable statute of limitations; (ii) no Producer is in violation of any material insurance Law applicable to the writing, sale, production, marketing or administration of the Insurance Contracts for any of the Insurance Subsidiaries; (iii) all compensation paid or payable to each such Producer was paid or is payable in accordance with applicable Laws and Permits in all material respects; and (iv) no such Producer violated (or with or without notice or lapse of time or both would have violated) any term or provision of any Governmental Order applicable to such Insurance Subsidiary or any aspect (including the marketing, writing, sale, production or administration) of the business of such Insurance Subsidiary.

(e)                                  Since December 31, 2013, except as set forth in Section 3.14(e) of the Parent Disclosure Schedule: (i) the Insurance Subsidiaries and the Producers and representatives of the Insurance Subsidiaries have marketed, sold and issued the Insurance Contracts written by, and other products of, the Insurance Subsidiaries in compliance, in all material respects, with all applicable Laws in the respective jurisdictions in which such Insurance Contracts and other products have been marketed, sold or issued; (ii) all advertising, promotional and sales materials and other marketing practices used by the Insurance Subsidiaries or any Producers and representatives of the Insurance Subsidiaries have complied and are currently in compliance, in each case, in all material respects, with all applicable Laws; and (iii) neither the manner in which the Insurance Subsidiaries compensate any Person involved in the sale or servicing of Insurance Contracts who is not a licensed Producer, nor the conduct of any such Person, renders such Person a Producer subject to licensure as such under any applicable Laws, and the manner in which the Insurance Subsidiaries compensate each Person involved in the sale or servicing of Insurance Contracts on behalf of the Insurance Subsidiaries is in compliance in all material respects with all applicable Laws.

(f)                                   There are no insurance policies issued, reinsured or assumed by any Insurance Subsidiary that are currently in force under which any Insurance Subsidiary may be required to allocate profit or pay dividends to the holders thereof or that give a holder any participation or voting rights with respect to any Insurance Subsidiary.

(g)                                  The underwriting standards and manuals in effect from January 1, 2013, through the date hereof for the Insurance Subsidiaries (exclusive of any exceptions, waivers or other customizations implemented on an individual account or policy level) have been previously disclosed to the Acquiror.

Section 3.15.       Reinsurance Agreements.

(a)                                 Section 3.15(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all of the reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes or other arrangements of any kind to which any of the Insurance Subsidiaries is a party and under which any of the Transferred Subsidiaries cede or assume any insurance business or under which any business otherwise remains reinsured as of the date of this Agreement and any related letters of credit, reinsurance trusts or other collateral arrangements (collectively, the “Reinsurance Agreements”).  True, complete and correct copies of all of the Reinsurance Agreements have been made available to the Acquiror.

(b)                                 Neither the Company nor any of the Insurance Subsidiaries is in default in any material respect under any Reinsurance Agreement, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default in any material respect.  Each Reinsurance Agreement is legal, valid, binding, enforceable against the applicable Insurance Subsidiary which is party and the counterparty thereto and in full force and effect in accordance with its terms, will continue to be legal, valid, binding and enforceable by the applicable Insurance Subsidiary that is a party thereto and in full force and effect on substantially comparable terms following the Closing (except for the Quota Share Agreement, which will be amended in accordance with Section 5.08(c)), except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.  Since December 31, 2013, with respect to any Reinsurance Agreement, (i) no Insurance Subsidiary has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by any of the Insurance Subsidiaries will be uncollectible or otherwise defaulted upon; (ii) there is no pending or to the Knowledge of the Parent, threatened dispute between any of the Insurance Subsidiaries and any reinsurer under any Reinsurance Agreement; (iii) each Insurance Subsidiary, as applicable, is entitled under the laws of its domiciliary jurisdiction or any other applicable Law to take credit in accordance with SAP on its Statutory Statements for all reinsurance and retrocessions ceded by it pursuant to any Reinsurance Agreement for which such Insurance Subsidiary is taking credit on its Statutory Statements, and all such amounts have been properly recorded in its books and records of account and are properly reflected in its Statutory Statements; (iv) to the Knowledge of the Parent there has been no separate written or oral agreement between such Insurance Subsidiary and the assuming reinsurer that is intended to, and would, in fact, reduce, limit or mitigate any loss to the parties under any such Reinsurance Agreement; and (v) each such Reinsurance Agreement satisfies the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under SAP.

Section 3.16.       Governmental Deposits.  Section 3.16 of the Parent Disclosure Schedule lists all funds maintained by the Insurance Subsidiaries with Governmental Authorities under any applicable insurance Law (each a “Governmental Deposit”).  Section 3.16 of the Parent Disclosure Schedule accurately sets forth the assets comprising each such Governmental Deposit.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Governmental Deposits are being held in compliance with applicable Laws, and neither the Company nor the Insurance Subsidiaries are in receipt of any written notice of any claim alleging such failure to comply with applicable Laws with respect thereto.

Section 3.17.       Books and Records.  All of the books and records of the Company and the Transferred Subsidiaries have been maintained in the Ordinary Course of Business and in accordance, in all material respects, with (a) applicable Laws and (b) in accordance with the record retention policies of the Parent.

Section 3.18.       Investment Assets.

(a)                                 Section 3.18 of the Parent Disclosure Schedule sets forth a true, correct and complete list of the investment assets beneficially owned by each of the Insurance Subsidiaries as of March 31, 2016 that are of the type required to be disclosed in Schedule B through DB of the Statutory Statements, excluding the Capital Stock in any of the Transferred Subsidiaries (the “Investment Assets”).  Each of the Insurance Subsidiaries has good title to all of the Investment Assets it purports to own, free and clear of all Liens other than Permitted Liens.

(b)                                 The Investment Assets owned by each Insurance Subsidiary are of the types and within the applicable concentration limits permitted under applicable Law and otherwise comply in all material respects with the applicable Laws.

(c)                                  Neither the Company nor any Transferred Subsidiary is a party to any derivative transaction that, pursuant to its terms and without any additional investment decision on the part of the Company or any Transferred Subsidiary, could reasonably be expected to result in an additional payment by the Company or a Transferred Subsidiary.

Section 3.19.       Insurance.  Section 3.19 of the Parent Disclosure Schedule sets forth (i) a correct and complete list of each insurance policy (collectively, the “Insurance Policies”) of the Company and its Transferred Subsidiaries that covers general liability, excess liability, workers’ compensation, auto liability, property damage, directors and officers liability, fiduciary liability, employment practices liability or environmental liability, of the Company or any of its Transferred Subsidiaries or any Employee, and (ii) for each Insurance Policy, the risk insured against, name of insured, policy anniversary dates, minimum primary coverage limits and retentions and deductible amounts.  As of the date hereof, each Insurance Policy is in full force and effect, and all premiums due with respect to all Insurance Policies have been paid in full.

Section 3.20.       Real Property.

(a)                                 Section 3.20(a) of the Parent Disclosure Schedule sets forth all real property and interests in real property owned in fee by the Company or any of the Transferred

Subsidiaries as of the date hereof, excluding any real property or interests in real property that are Investment Assets or would have been Investment Assets if beneficially owned by any of the Insurance Subsidiaries as of December 31, 2015 (each, an “Owned Real Property”).  The Company or a Transferred Subsidiary (as the case may be) has good and marketable fee simple title to all Owned Real Property, free and clear of all Liens of any nature except for Permitted Liens.  Except as set forth on Section 3.20(a) of the Parent Disclosure Schedule, neither the Company nor any Transferred Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and there are no unrecorded outstanding options, rights of first offer or rights of first refusal or similar rights to purchase or lease such Owned Real Property or any portion thereof or interest therein. Each Owned Real Property is in good working order and repair, except for any defects which would not materially impair the use or occupancy of such Owned Real Property in the operation of the Business.

(b)                                 Section 3.20(b) of the Parent Disclosure Schedule sets forth all real property leased as of the date hereof by the Company or any Transferred Subsidiary, as lessee, providing for annual fixed rents of $100,000 or more (the “Real Property Leases”; the real properties specified in such leases being referred to herein as the “Leased Real Properties”).  The Company or a Transferred Subsidiary (as the case may be) has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to Permitted Liens and to applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereinafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law), and, as of the date hereof, none of the Company or the Transferred Subsidiaries has received any written notice of any default under any Real Property Lease, and, to the Knowledge of the Parent, no event has occurred and no condition exists that, with notice or lapse of time or both, would constitute a default by the Company or any of the Transferred Subsidiaries under any of the Real Property Leases. Except as set forth on Section 3.20(b) of the Parent Disclosure Schedule, neither the Company nor any Transferred Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof and there are no unrecorded outstanding options, rights of first offer or rights of first refusal or similar rights to lease such Leased Real Property or any portion thereof or interest therein granted by the Company or the Transferred Subsidiaries.

Section 3.21.       Taxes.

(a)                                 All U.S. federal Tax Returns for Income Taxes and other material Tax Returns that have been required to be filed by or on behalf of the Company or any Transferred Subsidiary have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings) and each such Tax Return is true, correct and complete in all material respects.

(b)                                 The Company and each of the Transferred Subsidiaries has paid all material Taxes that have been due and payable by it (whether or not shown on a Tax Return).

(c)                                  Neither the Company nor any Transferred Subsidiary has waived in writing any statute of limitations in respect of U.S. federal Income Taxes or other material Taxes which waiver is currently in effect other than (i) as a result of the Company and the Transferred Subsidiaries being members of any Non-Transferred Group or (ii) with respect to non-income Taxes, in the Ordinary Course of Business, as applicable.

(d)                                 The Company and each of the Transferred Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly and timely withheld from employees’ salaries, wages and other compensation and have paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(e)                                  All material deficiencies asserted in writing or material assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of the Company or any of the Transferred Subsidiaries have been fully paid, and no other material audits or material investigations by any Tax Authority relating to any Tax Returns of the Company or any of the Transferred Subsidiaries are in progress with respect to which the Company or any of the Transferred Subsidiaries has received written notice from a Tax Authority other than as a result of the Company and the Transferred Subsidiaries being members of any Non-Transferred Group.

(f)                                   Neither the Company nor any Transferred Subsidiary is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement pursuant to which it will have any obligation to make any payments after the Closing Date to any person other than the Company or any Transferred Subsidiary.  For purposes of this representation, an agreement described in the previous sentence does not include any Contract entered into by the Company or any Transferred Subsidiary in the Ordinary Course of Business that does not primarily relate to Taxes, but such an agreement shall include any Contract relating to the acquisition or disposition (including by way of spin-off or split-off) of entities or substantially all of the assets of an entity that includes an obligation to make payments in respect of Tax.

(g)                                  There are no Tax rulings, requests for rulings or closing agreements in effect with any Tax Authority relating to the Company or any Transferred Subsidiary which will materially affect the Company’s or any Transferred Subsidiary’s liability for Taxes for any period after the Closing Date.

(h)                                 Neither the Company nor any Transferred Subsidiary is required to make any adjustment pursuant to Section 481(c) of the Code for any Post-Closing Taxable Period as a result of a change in accounting method.

(i)                                     There are no Liens for Taxes upon any assets of the Company or any Transferred Subsidiary other than liens in respect of current ad valorem property Taxes not yet due and payable.

(j)                                    No claim has been made in writing by any Tax Authority in a jurisdiction in which the Company or any of the Transferred Subsidiaries does not pay Tax or file a Tax Return that the Company or any of the Transferred Subsidiaries is or may be subject to Tax by that jurisdiction.

Section 3.22.       Investment Company.  Neither the Company nor any Transferred Subsidiary is an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940 (the “Investment Company Act”).

Section 3.23.       Regulatory Filings.  To the extent permitted by applicable Law and any confidentiality obligations pursuant to any Contract with any Governmental Authority, the Parent has made available for inspection by the Acquiror (a) any material reports of examination (including financial, market conduct and similar examinations) of any Insurance Subsidiary issued by any insurance regulatory authority, in any case, since December 31, 2012 and prior to the date hereof and (b) a list of all material Holding Company System Act filings or submissions made by any Insurance Subsidiary with any insurance regulatory authority since December 31, 2012 and prior to the date hereof.  All material deficiencies or violations noted in the examination reports described in clause (a) of this Section 3.23 have been resolved to the reasonable satisfaction of the Governmental Authority that noted such deficiencies or violations. None of the Insurance Subsidiaries is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

Section 3.24.       Affiliate Transactions.  Section 3.24 of the Parent Disclosure Schedule contains a complete and correct list, as of the date hereof, of all Intercompany Agreements.

Section 3.25.       Brokers.  Except for J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or its Affiliates. The Parent (and not the Company or any Transferred Subsidiary) is solely responsible for any fees or expenses payable to J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC.

Section 3.26.       Securities Matters.  The shares of the Acquiror Convertible Preferred Stock and Acquiror Perpetual Preferred Stock are being acquired by the Parent for its own account and without a view to the public distribution or sale of any shares of Acquiror Common Stock, Acquiror Convertible Preferred Stock or Acquiror Perpetual Preferred Stock, or any interest in such shares.  The Parent has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment, and the Parent is capable of bearing the economic risks of such investment, including a complete loss of its investment.  The Parent understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any shares of Acquiror Common Stock, Acquiror Convertible Preferred Stock or Acquiror Perpetual Preferred Stock acquired under this Agreement, other than pursuant to a registered offering in compliance with, or a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.

Section 3.27.       Environmental Matters.  (i) The Company and the Transferred Subsidiaries are in compliance in all material respects with all Environmental Laws; (ii) the Company and the Transferred Subsidiaries possess, and are in compliance in all material respects with, all Environmental Permits necessary for the operation of the Business as presently conducted; (iii) in the past three (3) years, the Company or the Transferred Subsidiaries have not received any written notice concerning any material liability of the Company or the Transferred Subsidiaries pursuant to any Environmental Law and there is no material Action pending or, to the Knowledge of the Parent, threatened before any Governmental Authority against the

Company or the Transferred Subsidiaries: (A) for alleged noncompliance with, or Liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Pollutants, in each case with respect to the Company or the Transferred Subsidiaries liability for same; and (iv) to the Knowledge of the Parent, the Owned Real Property and Leased Real Properties are not contaminated with and do not otherwise contain any Pollutants in material violation of or requiring remediation under Environmental Laws and such Pollutants are: (A) used in operating, maintaining and cleaning of such property in commercially reasonable amounts, (B) used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at such property in commercially reasonable amounts, or (C) used in the course of the business conducted at such property or operation of such property in commercially reasonable amounts.   Notwithstanding any other representation or warranty in this Article III, the representations and warranties contained in this Section 3.27 constitute the sole representations and warranties of the Parent relating to any Environmental Law or Pollutant.

Section 3.28.       Investigation.  The Parent acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquiror and its Significant Subsidiaries and their respective businesses and (b) has been furnished with or given adequate access to such information about the Acquiror and its Significant Subsidiaries and their respective businesses as it has requested.  The Parent further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by the Acquiror or its Affiliates or their respective Representatives or any other Person are the representations, warranties, covenants and agreements made in this Agreement, (ii) except as set forth in Article IV, none of the Acquiror or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Acquiror or its Affiliates, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities and (iii) none of the Acquiror or its Affiliates or their respective Representatives makes any representation or warranty as to the probable success or profitability of the Acquiror and its Affiliates and their respective businesses (whether before or after the Closing).  Except for the representations and warranties contained in Article IV, the Parent has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of the Acquiror or its Affiliates or their respective Representatives, and the Parent acknowledges and agrees that none of the Acquiror or its Affiliates or their respective Representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Parent or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Parent by any Representative of the Acquiror or its Affiliates).

Section 3.29.       Disclaimer.

(a)                                 Except for the representations and warranties contained in this Article III, none of the Parent or any of its Affiliates or Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Parent, its Affiliates, the Company, the Transferred Subsidiaries, the Business, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities.  Except for the representations and warranties contained in this Article III, (i) the Parent disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by the Parent, its Affiliates or Representatives or any other Person and (ii) the Parent disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Acquiror or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Acquiror or its Affiliates or Representatives by any Representative of the Parent or its Affiliates).  For the avoidance of doubt, none of the Parent or its Affiliates or their respective Representatives makes any representations or warranties to the Acquiror or any other Person regarding the probable success or profitability of the Company, the Transferred Subsidiaries or the Business (whether before or after the Closing).

(b)                                 The representations and warranties made in Section 3.21 are the only representations and warranties made by the Parent with respect to matters relating to Taxes (including Tax Returns, Tax Sharing Agreements, Tax claims and Actions related to Taxes).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Except as set forth (i) in the any reports, filings, notices or statements publicly filed by the Parent or any of its Subsidiaries with the SEC prior to the date of this Agreement (excluding, in each case, any risk factors (other than any historical factual information set forth therein), any forward-looking disclosures set forth in any risk factor section or any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature), (ii) the financial statements of the Acquiror included in the Acquiror SEC Documents (the “Acquiror Financial Statements”) or (iii) the corresponding sections or subsections of the disclosure schedule delivered to the Parent by the Acquiror prior to entering into this Agreement (the “Acquiror Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Acquiror Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Acquiror Disclosure Schedule to the extent that the relevance of such item is reasonably apparent on its face to be applicable to such other section or subsection), the Acquiror hereby represents and warrants to the Parent as of the date hereof and (unless otherwise stated in this Article IV) as of the Closing Date as follows:

Section 4.01.       Incorporation and Authority of the Acquiror.  The Acquiror is an exempted company with limited liability duly organized, validly existing and in good standing under the Laws of Bermuda.  The Acquiror or the applicable Affiliate of the Acquiror (as applicable) has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is a party.  The execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of each of the Transaction Agreements to which it is a party and the consummation by the Acquiror or the applicable Affiliate of the

Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate or other similar organizational action on the part of the Acquiror or the applicable Affiliate of the Acquiror (as applicable).  Each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Acquiror or the applicable Affiliate of the Acquiror (as applicable).  Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Acquiror or the applicable Affiliate of the Acquiror (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.02.       Incorporation, Qualification and Authority of the Significant Subsidiaries of the Acquiror.  Each of the Significant Subsidiaries of the Acquiror is a corporation or other organization duly incorporated or organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or other applicable organizational power and authority to conduct its business as presently conducted, except where the failures to be so incorporated or organized, existing or in good standing (or the equivalent, if any, in the applicable jurisdiction) or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.  Each of the Significant Subsidiaries of the Acquiror is duly qualified as a foreign corporation or other organization to do business, and is in good standing (or the equivalent, if any, in the applicable jurisdiction), in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing (or the equivalent, if any, in the applicable jurisdiction) necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.03.       Capital Structure of the Acquiror and its Significant Subsidiaries; Ownership and Transfer of the Stock Consideration.

(a)                                 As of August 12, 2016 and, subject to Section 5.02(v), the Closing Date, the Acquiror has 122,590,170 shares of Acquiror Common Stock issued and outstanding.  All the outstanding shares (or other applicable units) of each class or series of Capital Stock in the Acquiror and each of the Significant Subsidiaries of the Acquiror have been authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights enforceable under applicable Law.  The Acquiror has sufficient authorized and unissued shares of (x) its preference shares, par value $1.00 per share (“Acquiror Preferred Stock”), to satisfy its obligations under this Agreement and (y) Acquiror Common Stock for issuance of the Underlying Shares upon transfer and conversion of all or any portion of the Convertible Preferred Stock Consideration at any time by the Parent without regard to any limitation on such transfer or conversion.  The Stock Consideration (including, for avoidance of doubt, the Underlying Shares) has been duly authorized and reserved for issuance hereunder and when issued to the Parent in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements or restrictions on transfer imposed by applicable Laws or the Transaction Agreements, will not have been issued in violation of any preemptive or subscription rights enforceable under applicable Law, and will be issued in compliance with all applicable federal and state securities Laws.  As of the Closing Date, the shares of the Acquiror Convertible Preferred Stock will have the designation and the voting and other powers, preferences, participating, option or other rights, and subject to the qualifications, limitations and restrictions as substantially set forth in the form of the Acquiror Convertible Preferred Stock Certificate of Designations, and the shares of the Acquiror Perpetual Preferred Stock, if any, will have the designation and the voting and other powers, preferences, participating, option or other rights, and subject to the qualifications, limitations and restrictions as substantially set forth in Exhibit D hereto that will be set forth in the Acquiror Perpetual Preferred Stock Certificate of Designations.  The Acquiror Convertible Preferred Stock Certificate of Designations and the Acquiror Perpetual Preferred Stock Certificate of Designations have been duly adopted and authorized by the Acquiror, and, when filed with, and accepted by, the applicable Governmental Authority, each will be binding upon the Acquiror.  Other than as set forth in the Acquiror Disclosure Schedules, there are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or Contracts, in any such case, obligating or which may obligate the Acquiror to issue, sell, purchase, return or redeem, or otherwise dispose of, transfer, or acquire, any shares (or other applicable interests or units) of its Capital Stock or securities convertible into or exchangeable for any shares (or other applicable interests or units) of its Capital Stock, in each case, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event  or the satisfaction or happening of any other condition or contingency (collectively, with respect to any Person’s shares) (or other applicable units or interests). Other than the Stock Consideration and shares reserved for issuance upon the exercise of options or other equity awards pursuant to employee or director stock plans of the Acquiror, there are no shares (or other applicable interests or units) of any Capital Stock of the Acquiror reserved for issuance.  There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations and commitments of the Acquiror.  No Person has any right to cause the Acquiror to effect the registration under the Securities Act of any securities of the Acquiror or any securities of its Subsidiaries other than those securities which are currently registered on an effective registration statement on file with the SEC.

(b)                                 As of the Closing Date, except for this Agreement, the Investor Rights Agreement and restrictions imposed by applicable Laws, there will be no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Stock Consideration.

Section 4.04.       No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 4.05 have been obtained or taken, except as may result from any facts or circumstances relating to the regulatory status of the Parent or its Affiliates, the execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of, and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by, the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party, including, for the avoidance of doubt, the issuance and delivery by the Acquiror of the Stock Consideration, do not and will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) (a) violate or conflict with the organizational documents of the Acquiror or the applicable Affiliate of the Acquiror (as applicable), (b) conflict with or violate any Law or other Governmental Order applicable to the Acquiror or the applicable Affiliate of the Acquiror (as applicable) or by which any of them or any of their respective properties, businesses or assets is bound or subject or (c) violate or conflict with, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of material rights under, or result in the creation of any Lien (other than Permitted Liens) on any of the businesses, assets or properties of the Acquiror or any of its Affiliates pursuant to, any material contract or any note, bond, loan or credit agreement, mortgage or indenture to which the Acquiror or any of its Affiliates is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clause (c) of this Section 4.04, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations, losses of rights or creations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.05.       Consents and Approvals.  The execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the Transaction Agreements to which it is a party do not, and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by the Transaction Agreements to which it is a party, including, for the avoidance of doubt, the issuance and delivery by the Acquiror of the Stock Consideration, will not, require (i) any approval by the shareholders of the Acquiror to be obtained or (ii) except as may result from the regulatory status of the Parent or its Affiliates and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and (b) the approvals, filings and notifications required by applicable Laws that are set forth in Section 4.05 of the Acquiror Disclosure Schedule, any Governmental Approval to be obtained or made by the Acquiror or the applicable Affiliate of the Acquiror (as applicable), except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.06.       Financial Information; Absence of Undisclosed Liabilities.

(a)                                 Acquiror has filed with, or furnished to, the SEC all required Acquiror SEC Documents.  As of their respective dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in or omitted from any Acquiror SEC Document has been timely corrected by a later-filed Acquiror SEC Document.  The Acquiror Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared, in all material respects, in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial condition and the consolidated results of operations and cash flows of the Acquiror and its consolidated Subsidiaries as of their respective dates and for the respective periods covered thereby (except, in the case of unaudited statements, for the absence of footnote disclosure and for normal and recurring year-end audit adjustments).

(b)                                 Except (i) as reserved against or reflected in the Acquiror Financial Statements, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since March 31, 2016 and (iii) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect, there are no liabilities or obligations of the Acquiror or any of its Subsidiaries of any nature or type that would be required under GAAP to be reflected on a consolidated balance sheet of the Acquiror and its Subsidiaries as of the date hereof.

Section 4.07.       Absence of Certain Changes.  Except as contemplated by this Agreement, from June 30, 2016 to the date hereof, the Acquiror and its Significant Subsidiaries have conducted the Acquiror Business in the Ordinary Course of Business and there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 4.08.       Absence of Litigation.  As of the date hereof, there are no Actions pending or, to the Knowledge of the Acquiror, threatened in writing against the Acquiror or any of its Significant Subsidiaries or any of their respective assets, properties or businesses that question the legality of the transactions contemplated by any of the Transaction Agreements.

Section 4.09.       Compliance with Laws.

(a)                                 None of the Acquiror or its Significant Subsidiaries is in violation of any Laws (including any Laws regulating the insurance business or access to national security classified information) or Governmental Orders applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)                                 None of the Acquiror, its Significant Subsidiaries or, to the Knowledge of the Acquiror, the Acquiror’s or any of its Significant Subsidiaries’ Affiliates, directors, officers, agents, employees or other Persons acting on behalf of the Acquiror or its Subsidiaries has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any Proscribed Recipient for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person.  The Acquiror and its Significant Subsidiaries, and to the Knowledge of the Acquiror, the Acquiror’s and its Significant Subsidiaries’ Affiliates, directors, officers, employees, agents and the Acquiror’s and any of its Significant Subsidiaries’ Affiliates or other Persons acting on behalf of the Acquiror or the Significant Subsidiaries,  have been at all times since January 1, 2014 in compliance with the FCPA, U.K. Bribery Act 2010 and other applicable anti-corruption laws, including maintaining adequate internal controls as required by the FCPA and complying with the record-keeping provisions of the FCPA.  The Acquiror and its Significant Subsidiaries maintain and will continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the foregoing.

(c)                                  Since January 1, 2014, the Acquiror and its Significant Subsidiaries are and have been in compliance with all applicable all applicable economic sanctions and regulations (including, for the avoidance of doubt, those administrated by the Office of Foreign Assets Control).  None of the Acquiror or its Subsidiaries or, to the Knowledge of the Acquiror, any of the Acquiror’s or its Subsidiaries’ Affiliates, directors, officers, agents, employees or other Persons acting on behalf of the Acquiror or its Subsidiaries is, is owned or controlled by, or is acting on behalf of, a sanctioned party.

(d)                                 Since January 1, 2014, the Acquiror and its Significant Subsidiaries are and have been in compliance with AML Measures.  The Acquiror and its Subsidiaries maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with AML Measures.

(e)                                  With respect to the Acquiror and its Significant Subsidiaries, there is no pending or, to the Knowledge of the Acquiror, threatened, and there has not been in the past any audit, review, enforcement action, Governmental Order or disclosure by the Acquiror or its Subsidiaries to a Governmental Authority regarding legal noncompliance with respect to corrupt practices, money laundering, unlawful trade or commerce, including sanctions or unlawful technology transfer.

(f)                                   Since January 1, 2014, the Acquiror and its Significant Subsidiaries have filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable Law in effect when filed, and no material deficiencies have been asserted by, nor any material penalties imposed by, any such Governmental Authorities with respect to such reports, statements, documents, registrations, filings or submissions.

Section 4.10.       Governmental Permits.

(a)                                 The Acquiror and its Subsidiaries hold all hold all governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities necessary to conduct the Business and to own or use their respective assets and properties, as such Business, assets and properties are conducted, owned and used, respectively, on the date hereof (collectively, the “Acquiror Permits”), except those the absence of which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)                                 All material Acquiror Permits are valid and in full force and effect.  Neither the Acquiror nor any of its Significant Subsidiaries as of the date hereof, is the subject of any pending or, to the Knowledge of the Acquiror, threatened in writing Action seeking the revocation, suspension, termination, modification or impairment of any Acquiror Permit, except for those Actions that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

(c)                                  Except for limitations imposed by Laws that are applicable to insurance companies generally and except for limitations imposed after the date hereof, there is no Governmental Order that would be binding on the Acquiror or any of its Subsidiaries following the Closing that prohibits or restricts the payment of shareholder dividends or other shareholder distributions by the Acquiror or any of its Subsidiaries.

Section 4.11.       Investment Company.  The Acquiror is not an “investment company,” as such term is defined in the Investment Company Act.

Section 4.12.       Securities Matters.  The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of any of the Shares or any interest in them.  The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.  The Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.

Section 4.13.                          Private Placement.  No registration under the Securities Act is required for the issuance by the Acquiror of the Convertible Preferred Stock Consideration.  The issuance and delivery of the Convertible Preferred Stock Consideration pursuant to this Agreement does not, and the issuance and delivery of the Underlying Shares upon transfer and conversion of Acquiror Convertible Preferred Stock will not, contravene the rules and regulations of the NASDAQ.  The issuance and delivery of the Perpetual Preferred Stock Consideration pursuant to this Agreement does not contravene the rules and regulations of the stock exchange upon which the shares of the Acquiror Preferred Stock issued in the Qualifying Preferred Stock Issuance and the Perpetual Preferred Stock Consideration will be listed.

Section 4.14.       Financial Ability. As of the date hereof, the Acquiror has received an executed copy of the Bridge Loan Agreement, including all exhibits and schedules thereto, pursuant to which the lender thereunder has committed, subject to the terms and conditions set forth therein, to provide to the Acquiror the amount of financing set forth therein. A true and complete copy of the Bridge Loan Agreement has been provided to the Parent.  The Acquiror has fully paid any and all commitment fees or other fees required by the Bridge Loan Agreement to be paid on or before the date hereof and will pay all additional fees as they become due. As of the date hereof, each of the Bridge Loan Agreement and the Existing Revolving Credit Agreement is a legal, valid and binding obligation of each party thereto and is in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by the Acquiror and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of the Acquiror.  No amendment or modification to, or withdrawal, termination or rescission of, either the Bridge Loan Agreement or the Existing Revolving Credit Agreement is contemplated, except (i) in the case of the Bridge Loan Agreement, any termination as a result of the receipt by the Acquiror and/or its Subsidiaries of net cash proceeds from equity offerings, debt offerings and/or asset sales in an aggregate amount at least equal to the aggregate amount of commitments under the Bridge Loan Agreement and (ii) in the case of the Existing Revolving Credit Agreement, any amendment that would not impose new or additional conditions in a manner that would adversely affect the Acquiror’s ability to borrow thereunder to fund the portion of the Cash Consideration then contemplated to be funded thereunder.  The aggregate proceeds contemplated by the Bridge Loan Agreement together with cash on hand and amounts available to be drawn under the Existing Revolving Credit Agreement will be sufficient for the Acquiror to pay the Cash Consideration, to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to satisfy all of the obligations of the Acquiror under this Agreement.  No other Contract between the Financing Sources, on the one hand, and Acquiror or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies (x) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Bridge Loan Agreement or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Bridge Loan Agreement with respect to all or any portion of the Financing. As of the date hereof, the Acquiror does not have any reason to believe that any of the conditions to the Financing would not reasonably be expected to be satisfied on a timely basis or that the Financing would not reasonably be expected to be available to the Acquiror on the date on which the Closing should occur pursuant to Section 2.02.

Section 4.15.       Investigation.  The Acquiror acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Transferred Subsidiaries and the Business and (b) has been furnished with or given adequate access to such information about the Company, the Transferred Subsidiaries and the Business as it has requested.  The Acquiror further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by the Parent or its Affiliates or their respective Representatives or any other Person are the representations, warranties, covenants and agreements made in this Agreement, (ii) except as set forth in Article III, none of the Parent or its Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Parent or its Affiliates, the Company, the Transferred Subsidiaries, the Business, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities and (iii) none of the Parent or its Affiliates or their respective Representatives makes any representation or warranty as to (A) the operation of the Company or the Transferred Subsidiaries by the Acquiror or its Affiliates after the Closing in any manner or (B) the probable success or profitability of the Company, the Transferred Subsidiaries or the Business (whether before or after the Closing).  Except for the representations and warranties contained in Article III, the Acquiror has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of the Parent or its Affiliates or their respective Representatives, and the Acquiror acknowledges and agrees that none of the Parent or its Affiliates or their respective Representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Acquiror or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Acquiror by any Representative of the Parent or its Affiliates).

Section 4.16.       Brokers. Except for Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or its Affiliates.  The Acquiror is solely responsible for any fees and expenses payable to Credit Suisse Securities (USA) LLC.

Section 4.17.       Taxes.

(a)                                 All U.S. federal Tax Returns for Income Taxes and other material Tax Returns that have been required to be filed by or on behalf of the Acquiror have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings) and each such Tax Return is true, correct and complete in all material respects.

(b)                                 The Acquiror has paid all material Taxes that have been due and payable by it (whether or not shown on a Tax Return).

Section 4.18.       Disclaimer.  Except for the representations and warranties contained in this Article IV, neither the Acquiror nor any of its Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, the Transaction Agreements or the transactions contemplated by the Transaction Agreements.  Except for the representations and warranties contained in this Article IV, (a) the Acquiror disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by the Acquiror or any of its Affiliates or their respective Representatives or any other Person and (b) the Acquiror disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Parent or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Parent or its Affiliates or Representatives by any Representative of the Acquiror or any of its Affiliates).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01.       Parent Conduct of Business Prior to the Closing.  During the period from the date hereof through the Closing, except (a) as expressly required by the

Transaction Agreements, (b) for matters identified in Section 5.01 of the Parent Disclosure Schedule, (c) to the extent required or prohibited by applicable Law or Governmental Authority, (d) to make Interim Tax Payments or (e) as the Acquiror otherwise consents in advance (which consent shall not be unreasonably withheld, delayed or conditioned), the Parent shall cause the Company and the Transferred Subsidiaries (x) to use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business and preserve intact and maintain, in all material respects, their respective business organizations and maintain the current business relationships and goodwill with the policyholders, Producers and other customers, suppliers, regulators, rating agencies, agents, resellers, creditors, lessors, Employees and other business associates and service providers of and to their respective businesses and (y) not do any of the following:

(i)                                     declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of the Company, other than aggregate dividends and distributions to the Parent of $250.0 million or less;

(ii)                                  repurchase, redeem, repay, retire or otherwise acquire any outstanding shares of Capital Stock or other securities of the Company or any of the Transferred Subsidiaries;

(iii)                               transfer, issue, sell, pledge, encumber or dispose of, or authorize the transfer, issuance, sale, pledge, encumbrance or disposition of, any shares of Capital Stock or other securities of the Company or any of the Transferred Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of Capital Stock or other securities of the Company or any of the Transferred Subsidiaries;

(iv)                              effect any recapitalization, reclassification, stock split or other similar change in the capitalization of the Company or any of the Transferred Subsidiaries;

(v)                                 amend the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of the Transferred Subsidiaries;

(vi)                              except with respect to changes intended to improve underwriting profitability (even if such changes have an effect of reducing premium volumes), make any material change in the policies, practices or principles of any of the Company or any Transferred Subsidiary in effect on the date hereof with respect to reserving, hedging or claims administration (other than as required by applicable Laws, SAP, either of the Government Sponsored Entities or other Governmental Authority or made in the Ordinary Course of Business);

(vii)                           purchase, sell, lease, exchange or otherwise dispose of or acquire any property or assets or Person (other than transactions occurring in the Ordinary Course of Business, including, for the avoidance of doubt, transactions with respect to Investment Assets, claims payments under Insurance Contracts, compensation payments, sales commissions, commutations and technology purchases in the Ordinary Course of Business, and other than pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by an Insurance Subsidiary, for purposes of statutory accounting credit) or enter into any lease of real property or make any capital expenditure (other than technology purchases in the Ordinary Course of Business), for which the aggregate consideration paid or payable in any individual transaction is in excess of $250,000 or in the aggregate in excess of $2,000,000, or, other than in the Ordinary Course of Business, sell, license, abandon, allow to lapse or otherwise dispose of any material Intellectual Property used or held for use in connection with the Business;

(viii)                        incur any indebtedness for borrowed money (other than current trade accounts payables incurred in respect of property or services purchased in the Ordinary Course of Business and letters of credit issued in the Ordinary Course of Business) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans or advances (other than loans or borrowing by the Company from its Affiliates under currently available lines of credit disclosed on Section 5.01(y)(viii) of the Parent Disclosure Schedule, and intercompany loans, guarantees or advances, in each case, among the Company and a Transferred Subsidiary);

(ix)                              enter into, terminate, renew or extend any Reinsurance Agreements (including for the avoidance of doubt the Quota Share Agreement, which will be amended in accordance with Section 5.08(c));

(x)                                 (A) grant, increase or accelerate the vesting or payment of any wages, salaries, bonuses, severance pay, other compensation, pension or other benefits payable or potentially available to any Employee other than increases in salary, wages and bonus opportunities in the Ordinary Course of Business, (B) establish, adopt, increase or amend any Company Benefit Plan, (C) increase the benefits of any Employee under any Parent Benefit Plan, other than increases that affect similarly situated employees of the Parent under such Parent Benefit Plan or (D) hire or terminate the employment of any employee of the Company or a Transferred Subsidiary other than in the Ordinary Course of Business;

(xi)                              make any changes in any of the Company’s methods of accounting for financial or Tax purposes, except as required by GAAP, SAP or applicable Law and  except for an election to change the accounting method of the Company and the Transferred Subsidiaries that use the “accelerated method” (as described in Treasury Regulations Section 1.832-4(a)(5)(i)) for reporting gross premium written to the “annual method” (as described in Treasury Regulations Section 1.832-4(a)(5)(i);

(xii)                           settle or compromise any material Tax claim, make, modify or revoke any material Tax election or amend any material Tax Return, in each case only to the extent that such claim, election and return relates solely to the Company and/or the Transferred Subsidiaries and does not relate to the Parent or any of the Parent’s Affiliates (other than the Company and the Transferred Subsidiaries);

(xiii)                        settle or compromise any material action (except for claims under Insurance Contracts within applicable policy limits), other than any settlement or compromise that involves solely cash payments not in excess of $250,000;

(xiv)                       take any action that would reasonably be expected to prevent  or impede the transactions contemplated by the Transaction Agreements;

(xv)                          fail to maintain such liability, casualty, property, loss, and other insurance coverage, on such substantially similar terms, in substantially similar amounts, and with such insurance carriers and to such extent and covering such risks as are maintained on the date hereof;

(xvi)                       amend in any material respect, waive any material right under or terminate any Material Contract, other than to renew or extend any such Contract, in the Ordinary Course of Business; provided, however, that no such extended Contract shall result in annual costs to the Company or the Transferred Subsidiaries  in excess of 120% of the cost for the final year of the Contract prior to such Contract’s termination of expiration; provided, further, that the expiration of any such Contract by its terms prior to Closing shall be deemed not to be a termination of such Contract under this clause;

(xvii)                    enter into any new material line of business; provided that, for the avoidance of doubt, any business relating to assuming risk on mortgages originated in the United States shall not be considered a new line of business;

(xviii)                 other than in the Ordinary Course of Business, enter into or amend any Intercompany Agreement other than any such agreement that would terminate prior to the Closing with no obligation or liabilities to the Company or any Transferred Subsidiary (and that does not result in payments to the Parent other than in the Ordinary Course of Business); provided, however, that amendments to the Quota Share Agreement and the Net Worth Maintenance Agreement shall be permitted as provided in Section 5.08(c) and Section 5.08(d), respectively;

(xix)                       create, suffer the imposition of, or permit to exist, any Lien on any Shares or the UG Asia Shares or any of the assets of the Company or any Transferred Subsidiary other than Permitted Liens;

(xx)                          make any  material changes to the guidelines or policies with respect to Investment Assets of the Company or any Transferred Subsidiaries; or

(xxi)                       enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02.       Acquiror Conduct of Business Prior to the Closing. Subject to any applicable Laws or as required or prohibited by any regulatory requirement, directive or order of any Governmental Authority, during the period from the date hereof through the Closing, except (a) as otherwise contemplated by or necessary to effectuate the Transaction Agreements, (b) for matters identified in Section 5.02 of the Acquiror Disclosure Schedule, (c) as may otherwise be required by applicable fiduciary or contractual obligations or (d) as the Parent otherwise consents in advance (which consent shall not be unreasonably withheld, delayed or conditioned), the Acquiror shall and shall cause its Subsidiaries to not do any of the following:

(i)                                     declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of the Acquiror, except for regular cash dividends consistent with past practice and dividends and distributions by any of its Subsidiaries on a pro rata basis to the equity owners thereof which shall be permitted;

(ii)                                  repurchase, redeem, repay or otherwise acquire any outstanding shares or ownership interest of the Acquiror (other than in the case of fractional shares or cashless option exercises);

(iii)                               effect any recapitalization, reclassification, stock split or dividend or similar change in the capitalization of the Acquiror;

(iv)                              amend the certificate of incorporation, memorandum of association or bye-laws (or other comparable organizational documents) of the Acquiror in a manner that would (1) affect the Parent (as a holder of the Stock Consideration) adversely relative to other holders of Capital Stock of the Acquiror, (2) otherwise adversely affect the economic benefits, if any, of the Stock Consideration, or (3) materially impair the Acquiror’s ability to perform its obligations under the Transaction Agreements or consummate the transactions contemplated by the Transaction Agreements;

(v)                                 other than (i) the issuance of the Acquiror Perpetual Preferred Stock, the proceeds of which are used to pay the Cash Consideration, (ii) the issuance of the Acquiror Convertible Preferred Stock as contemplated by this Agreement, (iii) upon the exercise of options or other equity awards pursuant to employee or director stock plans of the Acquiror, (iv) the issuance of new option or equity awards pursuant to employee or director stock plans of the Acquiror in the Ordinary Course of Business, or (v) up to $500,000,000 of Acquiror Common Stock, issue (a) Acquiror Common Stock, (b) Acquiror Preferred Stock or (c) any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for Capital Stock of the Acquiror;

(vi)                              authorize any action to wind up the Acquiror’s affairs or dissolve the Acquiror or any Significant Subsidiary;

(vii)                           other than with respect to Capital Stock of the Acquiror set forth in clause (v)(iii) above, grant to any Person the right to require the Acquiror to register any equity securities of the Acquiror or any securities convertible or exchangeable into or exercisable for such securities;

(viii)                        engage in any action or activity that would require the Acquiror to obtain the approval of its shareholders in connection with the consummation of the transactions contemplated by the Transaction Agreements prior to Closing;

(ix)                              take any action that would reasonably be expected to prevent or impede the transactions contemplated by the Transaction Agreements; or

(x)                                 enter into any legally binding commitment with respect to any of the foregoing.

Section 5.03.       Access to Information.

(a)                                 From the date hereof until the Closing Date, upon reasonable prior notice, the Parent shall, and shall cause each of the Company and the Transferred Subsidiaries and use commercially reasonable efforts to cause each such Person’s respective Representatives to, (x) afford the Acquiror and the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Company and the Transferred Subsidiaries and the Business, (y) furnish to the Representatives of the Acquiror such additional financial data and other information regarding the Company and the Transferred Subsidiaries and the Business as the Acquiror may from time to time reasonably request in connection with the consummation of the transactions contemplated hereby and (z) make reasonably available to the Representatives of the Acquiror the employees of the Parent and its Affiliates in respect of the Company and the Transferred Subsidiaries, the Business and the businesses conducted by them whose assistance and expertise is necessary to assist the Acquiror in connection with the Acquiror’s preparation to integrate the Company, the Transferred Subsidiaries and their businesses and personnel into the Acquiror’s organization following the Closing; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated by this Agreement; provided, further, that nothing herein shall require either the Parent, the Company or any of the Transferred Subsidiaries, or any such Person’s respective Representatives, to disclose any information to the Acquiror or the Representatives of the Acquiror or take any action that would (1) cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, would constitute a violation of applicable Law or obligations to customers, so long as the  Parent, the Company and/or the Transferred Subsidiary, and/or such Person’s Representative, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law or (2) would involve any environmental sampling or invasive testing; provided, further, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Parent, the Company, the Transferred Subsidiaries or any of their respective Affiliates; provided, further, that the auditors and independent accountants of the Parent, the Company, the Transferred Subsidiaries or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants; and provided, further, that notwithstanding anything to the contrary contained herein, neither the Parent nor any of its Affiliates shall be required to disclose to the Acquiror or any Representative of the Acquiror any consolidated, combined, affiliated or unitary Tax Return which includes the Parent or any of its Affiliates or any tax-related work papers, except, in each case, for materials or portions thereof that relate solely to the Company or any of the Transferred Subsidiaries.  If so

reasonably requested by the Acquiror or the Parent, the Acquiror and the Parent shall, and shall cause their respective Affiliates (as applicable) to, enter into a customary joint defense agreement with any one or more of the Acquiror, the Parent, the Company and the Transferred Subsidiaries, as applicable, with respect to any information to be provided to the Acquiror pursuant to this Section 5.03(a).  The Acquiror shall reimburse the Parent promptly for any reasonable third party out-of-pocket expenses incurred by the Parent and its Affiliates in complying with any request by or on behalf of the Acquiror or any of its Affiliates in connection with this Section 5.03(a).  The Acquiror shall indemnify and hold harmless the Parent and its Affiliates from and against any Losses that may be incurred by any of them arising out of or related to the Acquiror’s or its Representatives’ use, storage or handling of (A) any personally identifiable information relating to employees, Producers, policyholders or customers of the Company or any of the Transferred Subsidiaries and (B) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Acquiror or any of its Affiliates or Representatives is afforded access pursuant to the terms of this Agreement, solely to the extent any such Losses are the result of the Acquiror’s actions or omissions.

(b)                                 In addition to the provisions of Section 5.04, from and after the Closing Date, in connection with (i) the preparation of financial statements required to be prepared under applicable Law or stock exchange rules or for other bona fide reporting purposes, (ii) the preparation of filings and submissions to any Governmental Authority, (iii) the preparation of Tax Returns or other documents related to Tax matters, (iv) the conduct of any litigation, (v) any applicable Governmental Orders, (vi) the enforcement of any right or remedy relating to any of the Transaction Agreements or (vii) compliance with applicable Law, upon reasonable prior notice, the Acquiror shall, and shall cause the Company and the Transferred Subsidiaries and their respective Affiliates and Representatives to, (A) afford the Parent and its Affiliates and their respective Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Acquiror and its Affiliates in respect of the Company and the Transferred Subsidiaries and the Businesses (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (B) furnish to the Parent and its Affiliates and their respective Representatives such additional financial data and other information regarding the Company and the Transferred Subsidiaries and the Businesses as the Parent and its Affiliates or their respective Representatives may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (C) other than for proceedings between the Acquiror and its Affiliates, on the one hand, and the Parent and its Affiliates, on the other hand, use reasonable efforts to make available to the Parent and its Affiliates and their respective Representatives the employees of the Acquiror and its Affiliates in respect of the Company and the Transferred Subsidiaries and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Parent or its Affiliates or their respective Representatives in connection with the Parent’s, such Affiliates’ or such Representatives’ inquiries for any of the purposes referred to in this Section 5.03(b), including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that absent a demonstrable need for data and information related to periods subsequent to the Closing, the rights of access of the Representatives of the Parent pursuant to clauses (A) through (C) above shall be limited to books, data, files, information and records related to periods ended at or prior to the Closing; provided, further, that all information provided pursuant to this Section 5.03(b) shall be subject to the obligation of confidentiality set forth in

Section 5.05(b); provided, further, that nothing herein shall require either the Acquiror, the Company or any of the Transferred Subsidiaries or any such Person’s respective Representatives to disclose any information to the Parent or the Representatives of the Parent or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law or obligations to customers, so long as the Acquiror, the Company and/or the Transferred Subsidiary, and/or such Person’s  Representatives, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law; provided, further, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by the Acquiror or the Parent, the Parent and the Acquiror shall, and shall cause their respective Affiliates (as applicable) to, enter into a customary joint defense agreement with any one or more of the Acquiror and its Affiliates or the Parent and its Affiliates, as applicable, with respect to any information to be provided to the Parent, its Affiliates or Representatives pursuant to this Section 5.03(b).  The Parent shall reimburse the Acquiror promptly for any reasonable third party out-of-pocket expenses incurred by the Acquiror and its Affiliates in complying with any request by or on behalf of the Parent, its Affiliates or Representatives in connection with this Section 5.03(b).  The Parent shall indemnify and hold harmless the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries) from and against any Losses that may be incurred by any of them arising out of or related to the Parent’s or its Representatives’ use, storage or handling of (A) any personally identifiable information relating to employees, Producers, policyholders or customers of the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries) and (B) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Parent and the Representatives of the Parent is afforded access pursuant to the terms of this Agreement, solely to the extent any such Losses are the result of the Parent’s actions or omissions.

(c)                                  From and after the Closing Date, in connection with (i) the preparation of financial statements required to be prepared under applicable Law or stock exchange rules or for other bona fide reporting purposes, (ii) the preparation of filings and submissions to any Governmental Authority, (iii) the preparation of Tax Returns, (iv) the conduct of any litigation, (v) any applicable Governmental Orders or (vi) the enforcement of any right or remedy relating to any of the Transaction Agreements, (vii) compliance with applicable Law or (viii) the actions contemplated by Section 6.01, upon reasonable prior notice, the Parent shall, and shall cause its Affiliates and Representatives to, (A) afford the Acquiror and its Affiliates and their respective Representatives reasonable access, during normal business hours, to the data, files, information and records of the Parent and its Affiliates in respect of the Company and the Transferred Subsidiaries and the businesses conducted by them (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters, but only to the extent that such information and documents can reasonably be segregated from any other information and documents that are not exclusively related to the Company or the Transferred Subsidiaries),

(B) furnish to the Acquiror and its Affiliates and their respective Representatives such additional financial data and other information regarding the Company and the Transferred Subsidiaries, the Business and the businesses conducted by them as the Acquiror and its Affiliates may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters, but only to the extent that such information and documents can reasonably be segregated from any other information and documents that are not exclusively related to the Company or the Transferred Subsidiaries) and (C) make available to the Acquiror and its Affiliates and their respective Representatives the employees of the Parent and its Affiliates in respect of the Company and the Transferred Subsidiaries and the Business and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Acquiror or its Affiliates or Representatives in connection with the Acquiror’s or such Affiliates’ inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that all information provided pursuant to this Section 5.03(c) shall be subject to the obligation of confidentiality set forth in Section 5.05(b); provided, further, that nothing herein shall require either the Parent, its Affiliates or any such Person’s respective Representatives, to disclose any information to the Acquiror or the Representatives of the Acquiror or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law or obligations to customers, so long as the  Parent and its Affiliates, and/or such Person’s Representative, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law; provided, further, that such investigation shall not unreasonably interfere with the business or operations of the Parent or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Parent or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by the Parent, the Acquiror or its Affiliates (as applicable) shall enter into a customary joint defense agreement with any one or more of the Parent and its Affiliates with respect to any information to be provided to the Acquiror and its Affiliates pursuant to this Section 5.03(c).  The Acquiror shall reimburse the Parent promptly for any reasonable third party out-of-pocket expenses incurred by the Parent and its Affiliates in complying with any request by or on behalf of the Acquiror or any of its Affiliates in connection with this Section 5.03(c). The Acquiror shall indemnify and hold harmless the Parent and its Affiliates from and against any Losses that may be incurred by the Parent and its Affiliates arising out of or related to the Acquiror’s or its Representatives’ use, storage or handling of (A) any personally identifiable information relating to employees, Producers, policyholders or customers of the Company and the Transferred Subsidiaries and (B) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Acquiror and the Representatives of the Acquiror is afforded access pursuant to the terms of this Agreement, solely to the extent any such Losses are the result of the Acquiror’s actions or omissions.

Section 5.04.       Books and Records.

(a)                                 Subject to Section 5.05(a), the Parent and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of each of the Company and the Transferred Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Employees, (ii) as required by any Governmental Authority, including any applicable Law or regulatory request or (iii) as may be necessary for the Parent and its Affiliates to perform their respective obligations pursuant to the Transaction Agreements or any other agreement between the Parent and its Affiliates, on the one hand, and the Company or any of the Transferred Subsidiaries, on the other hand, that will remain in effect after the Closing, in each case subject to compliance with all applicable privacy Laws, policies and obligations of the Company and the Transferred Subsidiaries; provided that the applicable books, data, files, information and records retained pursuant to clause (iii) shall, if requested, be delivered to the Company and the Transferred Subsidiaries at the Parent’s and its Affiliates’ expense once they are no longer needed for the Parent and its Affiliates to perform their respective obligations under the Transaction Agreements; provided that nothing herein shall require the Parent or its Representatives, to disclose any information to the Acquiror and its Affiliates or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law, so long as the Parent or its Representative, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law.  With respect to all original books, data, files, information and records of each of the Company and the Transferred Subsidiaries existing as of the Closing Date, the Acquiror shall, and shall cause each of the Company and the Transferred Subsidiaries to, (A) comply in all material respects with all applicable Laws, including the Code, relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror and (C) for at least six (6) years after the Closing Date or until the expiration of the applicable statute of limitations for Tax purposes, whichever is later, preserve and retain all such original books, data, files, information and records and thereafter dispose of such original books, data, files, information and records only after it shall have given the Parent ninety (90) days’ prior written notice of such disposition and the opportunity (at the Parent’s expense) to remove and retain such information (which shall be treated as confidential information subject to Section 5.05); provided that nothing herein shall require the Acquiror or its Representatives, to disclose any information to the Parent and its Affiliates or take any action that would cause a violation of any Contract to which the disclosing party or any of its Affiliates is a party, would cause a risk of loss of legal privilege to the party disclosing such data or information or any of its Affiliates, or would constitute a violation of applicable Law, so long as the Acquiror or its Representative, as the case may be, shall have used its commercially reasonable efforts to provide such information and protect such privacy and any personal data without violation of applicable Law.

(b)                                 Notwithstanding anything to the contrary contained herein or any other Transaction Agreement, to the extent that the Parent or any of its Affiliates has retained books, records, files, tapes, software, data, documents, or other information, or materials containing both data relating to the Company or the Transferred Subsidiaries and data relating to the Parent and its Affiliates (other than the Company or the Transferred Subsidiaries), (i) that are not used in the operation of, or necessary to, the conduct of the Business as currently conducted, (ii) that have been or will be retained pursuant to applicable Law or for regulatory purposes, including pursuant to a Litigation Hold or otherwise, (iii) the possession of which by the Parent or its Affiliates would not violate any applicable privacy Laws or contractual obligations of the Company and the Transferred Subsidiaries with respect to privacy or (iv) with respect to which it would not be commercially reasonable for the Parent to separate such data, books, records, files, tapes, software, documents, or other materials relating to the Company or the Transferred Subsidiaries from such data and materials relating to the Parent, or any of its Affiliates (other than the Company or the Transferred Subsidiaries) (“Archived Files”) pursuant to a Litigation Hold or otherwise, the Acquiror acknowledges and agrees that the Archived Files are solely the property of the Parent.  The Parent agrees that it shall, and shall cause their Affiliates to, maintain and treat any data in such Archived Files in accordance with Section 5.05 as if such Archived Files are the Acquiror’s confidential information and shall, and shall cause their Affiliates to, maintain and dispose of such Archived Files in accordance with applicable Law. The Parent shall provide the Acquiror, at the Acquiror’s expense, reasonable access to the Archived Files relating to the Company or the Transferred Subsidiaries during normal business hours, to the extent that such Archived Files have not been disposed according to this Section 5.04.

Section 5.05.       Confidentiality.

(a)                                 The terms of the confidentiality agreement, dated July 6, 2016 (the “Confidentiality Agreement”), between the Parent and the Acquiror are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time all obligations under the Confidentiality Agreement shall terminate except for liabilities for a breach, if any, that arose prior to the Closing.  If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                                 From and after the Closing, the Parent, on the one hand, and the Acquiror, on the other hand, shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to or obtained from the other party or its Affiliates (for this purpose, the Company and the Transferred Subsidiaries shall be considered Affiliates of the Acquiror), except that the foregoing requirements of this Section 5.05(a) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Acquiror, as a result of disclosure by the Parent or its Affiliates or any of their respective Representatives in violation of this Section 5.05(b) and (B) in the case of the Parent, as a result of disclosure by the Acquiror, the Company or any Transferred Subsidiary (after the Closing Date) or any of their respective Affiliates or any of their respective Representatives in violation of this Section 5.05(b), (ii) any such information (including any report, statement, testimony or other submission to a Governmental Authority) is required by applicable Law, Governmental Order or such Governmental Authority to be disclosed, after prior written notice has been given to the other party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information or (v) after the Closing, any such information becomes known or available pursuant to or as a result of the carrying out of the provisions of an Ancillary Agreement (which information shall be governed by the confidentiality provisions set forth in such Ancillary Agreement).  Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality; provided, however, that the parties hereto may disclose information about the Tax treatment and Tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).  In the event that the Parent or any of its Affiliates, on the one hand, or the Acquiror or any of its Affiliates, on the other hand, becomes legally compelled to disclose any such confidential information referred to above, the Acquiror and the Parent, as the case may be, as the disclosing party, shall cooperate with the party whose information is being disclosed (at such disclosing party’s expense) to obtain a protective order or similar remedy to cause such confidential information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such confidential information that has been legally compelled, and shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information. For the avoidance of doubt, neither the Acquiror nor any of its Affiliates shall have any obligation to maintain the confidentiality of any information about the Company or any of the Transferred Subsidiaries after the Closing.

(c)                                  Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the Parent and its Affiliates or the Acquiror and its Affiliates, as the case may be, may, without notifying the Acquiror or any other Person, or Parent or any other Person, as the case may be, share any information relating to or obtained from the Acquiror or its Affiliates, or Parent and its Affiliates, as the case may be, with (i) any insurance regulatory authority, (ii) the Government Sponsored Entities or the FHFA, (iii) the Board of Governors of the Federal Reserve System or (iv) the IRS or any other Tax Authority, in each case as the Parent deems reasonably necessary in its good faith judgment; provided that the Parent or the Acquiror, as applicable, shall, to the extent permitted under applicable Law, request confidential treatment of any of the information included therein. The Parent or the Acquiror shall promptly notify such other party in the event it learns that any recipient set forth in clauses (i) and (ii) above has been requested or required to disclose any such information or has taken any action that, if taken by the Parent or the Acquiror, as applicable, would be deemed a breach of this Section 5.05.

Section 5.06.       Regulatory and Other Authorizations; Efforts.

(a)                                 Subject to the limitations set forth in this Section 5.06, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under the Transaction Agreements and applicable

Laws, to consummate and make effective the transactions contemplated by the Transaction Agreements as promptly as practicable, and not take any action that would reasonably be expected to prevent or impede the transactions contemplated by the Transaction Agreements, and (ii) obtain as promptly as practicable all authorizations, consents, orders, approvals, non-disapprovals or no objections of all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, and the parties hereto shall take all reasonable actions as may be requested by any such Governmental Authorities to obtain such authorizations, consents, orders, approvals, non-disapprovals or no objections.  The parties hereto shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders, approvals, non-disapprovals or no objections.  Neither the Parent nor the Acquiror shall take or cause to be taken any action that it is aware or should reasonably be aware would have the effect of preventing, materially delaying, impairing or impeding the receipt of any such required authorizations, consents, orders, approvals, non-disapprovals or no objections.  Notwithstanding the foregoing, in connection with obtaining any required authorizations, consents, orders, approvals, non-disapprovals or no objections of a Governmental Authority, neither party shall be required to agree to any modification of the terms of the Quota Share Agreement requested by any Governmental Authority.

(b)                                 The parties hereto shall promptly make (which shall, for purposes of clauses (i) through (iv) below, in no event be later than twenty (20) Business Days after the date hereof or such other date that the parties mutually agree in writing) all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including (i) the Acquiror causing “Form A” or similar change of control application to be filed with the North Carolina Department of Insurance and each jurisdiction where required by applicable insurance Laws with respect to the transactions contemplated by the Transaction Agreements, (ii) the Acquiror causing “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable insurance Laws, (iii) the Acquiror making an appropriate application to each of the Government Sponsored Entities with respect to the transactions contemplated by the Transaction Agreements, (iv) the Parent and the Acquiror each making an appropriate filing of a notification and report form pursuant to the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party) with respect to the transactions contemplated by the Transaction Agreements and (v) the Parent and the Acquiror each making any other filing that may be required under any other antitrust or competition Law or by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws.  The Parent and the Acquiror each shall supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Laws.  The Acquiror shall have responsibility for the filing fees associated with its HSR Act filing, its “Form A” or similar change of control applications and its “Form E” or similar market share notifications, and each of the Parent and the Acquiror shall have responsibility for its other respective filing fees associated with any other required filings.

(c)                                  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.06(c), but subject to the limitations set forth herein, each of the Parent (in the case of clauses (i) and (iii) of this Section 5.06(c) set forth below) and the Acquiror (in all cases of clauses (i), (ii) and (iii) of this Section 5.06(c) set forth below) shall take or cause to be taken the following actions:  (i) the prompt provision to a Governmental Authority of non-privileged information, documents or testimony requested by such Governmental Authority that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Agreements; (ii) the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, including (A) the defense through litigation on the merits of any claim asserted in any court, agency, or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin, or otherwise prohibit consummation of such transactions, (B) the proffer and agreement by the Acquiror of its willingness to sell, lease, license or otherwise dispose of or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of the Company or the Acquiror or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) unless such proffer or agreement constitutes a Burdensome Condition, and (C) the proffer and agreement by the Acquiror of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), unless such proffer or agreement constitutes a Burdensome Condition, in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements by any Governmental Authority; and (iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, reasonable steps (including the appeal thereof, the posting of a bond, or, in the case of the Acquiror, the taking of the steps contemplated by clause (ii) of this Section 5.06(c)), necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by the Transaction Agreements.  Nothing in this Section 5.06(c) shall obligate the Acquiror, the Parent, the Company or any of the Transferred Subsidiaries to agree to any divestitures or other remedy not conditioned on the consummation of the Closing.

(d)                                 Subject to applicable Laws relating to the sharing of information, each of the Parent and the Acquiror shall promptly notify each other of any material communication it receives from any Governmental Authority, permit the other party to review in advance any proposed communication (including, for the avoidance of doubt, any filing to be made pursuant to Section 5.06(b), except as set forth therein) by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement and to the extent permitted by applicable Laws, and, for the avoidance of doubt, for purposes other than seeking confirmation from the Federal Reserve Board.  The Acquiror, the Parent and the Company shall not agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless it consults with the other party in advance.  Subject to the Confidentiality Agreement and to Section 5.03,  the Parent and the Acquiror shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act); provided, however, that the foregoing shall not require the Acquiror, the Acquiror’s Subsidiaries, Parent, the Company, any of the Transferred Subsidiaries or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of the Acquiror, Acquiror’s Subsidiaries, Parent, the Company, any of the Transferred Subsidiaries or any of their respective Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information or confidential competitive information of the Acquiror, the Acquiror’s Subsidiaries, the Parent, the Company, any of the Transferred Subsidiaries or any of their respective Affiliates; provided, further, that the Acquiror shall subject to reasonable consultation with the Parent, control and lead all communications and strategy relating to all filings and notifications with all Governmental Authorities; and provided, further, that each party’s obligations to notify the other party with respect to communications received from a Tax Authority, as well as the rights and obligations of the parties hereto with respect to any Tax audit or administrative or court proceeding related to Taxes, shall be governed solely by Section 7.06.  Neither party hereto shall be required to comply with any provision of this Section 5.06(d) to the extent that such compliance would be prohibited by applicable Law.

(e)                                  The Company and the Acquiror will furnish each other and each other’s counsel with all reasonable information concerning themselves, their respective Affiliates, directors, officers, stockholders or equity holders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of the Company or the Acquiror to each of the Government Sponsored Entities in connection with the transactions contemplated by the Transaction Agreements. The Acquiror acknowledges that any of Fannie Mae, Freddie Mac or other Governmental Authority may require that the Acquiror commit to contribute capital, or make capital available, to Arch Mortgage Insurance Company, the Company or its Subsidiaries at or following Closing, or impose other conditions relating to maintaining capital ratios or that are otherwise financial in nature, as a condition on, to or as part of their approval or non-disapproval of the transactions contemplated by the Transaction Agreements (any such requirement or condition, a “Financial Condition”).   The Acquiror shall acting reasonably and in good faith, consider and discuss with the applicable Government Sponsored Entities or other Governmental Authority any such proposed Financial Conditions. The Acquiror agrees to accept and comply with any such Financial Condition unless following any such discussions between the Acquiror and the applicable Government Sponsored Entities or other Governmental Authority such Financial Condition constitutes a Burdensome Condition.

(f)                                   The Acquiror further agrees to use its reasonable best efforts to accept and comply, and cause its Subsidiaries to use their reasonable best efforts to accept and comply, with any other condition or requirement of any Governmental Authority that is not a Burdensome Condition imposed or sought to be imposed upon the Acquiror, any Affiliate or Subsidiary of the Acquiror, the Parent, the Company, or any Transferred Subsidiaries of the Company as part of such Governmental Authority’s authorization, consent, order, approval, non-disapproval or no objection with respect to the transactions contemplated by the Transaction Agreements.

(g)                                  The Parent and the Acquiror shall use their reasonable best efforts to obtain any other authorizations, consents, orders, approvals, non-disapprovals or no objections and make any other notifications that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that Parent shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval; and provided, further, that Parent shall not be required to take any action with respect to any third party unless such action is conditioned upon the Closing.

(h)                                 In the event that the Acquiror determines not to accept or comply with a Burdensome Condition, the Acquiror shall (A) inform the Parent of such Burdensome Condition in reasonable detail within five (5) Business Days after such determination by the Acquiror (including providing a copy of any such Burdensome Condition if provided to the Acquiror in writing), (B) provide the Parent with ten (10) Business Days’ prior written notice of its intention to advise the Governmental Authority that the Acquiror will not accept or comply with such Burdensome Condition, and (C) reasonably cooperate with the Parent during such period to determine if there are any mutually acceptable measures that may be taken to mitigate or eliminate the impact of such Burdensome Condition and otherwise satisfy the conditions to the Closing hereunder.

Section 5.07.       Insurance.

(a)                                 Except as provided below, from and after the Closing Date, the Company and the Transferred Subsidiaries shall cease to be insured by the Parent’s or its Affiliates’ (other than the Company’s and the Transferred Subsidiaries’) (as the case may be) blanket insurance policies or by any of their self-insured programs in place, including those listed in Section 3.19 of the Parent Disclosure Schedule, to the extent such insurance policies or programs cover the Company or any of the Transferred Subsidiaries.  On or prior to the Closing, the Parent may cause the Company and the Transferred Subsidiaries to pay the premiums owed to the Parent for its participation in the Parent’s self-insured property, casualty, management and professional liability insurance programs, including those listed in Section 3.19 of the Parent Disclosure Schedule, in each case consistent with such amounts paid by the Company and the Transferred Subsidiaries for such premiums prior to the date hereof.  With respect to events or circumstances relating to the Company or the Transferred Subsidiaries that occurred or existed prior to the Closing Date that are covered by the occurrence-based insurance policies listed in Section 3.19 of the Parent Disclosure Schedule, the Acquiror shall be permitted to make a workers compensation insurance loss claim until the applicable statute of limitations has run and shall be permitted to make any other occurrence based insurance loss claim until the one year anniversary of the Closing Date; provided, however, that neither the Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are also covered by insurance policies sponsored by the Acquiror or its Affiliates. With respect to claims made in respect of wrongful acts, events or other circumstances relating to the Company or the Transferred Subsidiaries that occurred or existed prior to the Closing Date that are covered by the claims made-based insurance policies listed in Section 3.19 of the Parent Disclosure Schedule, the Acquiror shall be permitted to make claims under such policies in respect of claims first made prior to the next renewal date thereof following the Closing Date; provided, however, that neither the Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are also covered by insurance policies sponsored by the Acquiror or its Affiliates.

(b)                                 Nothing contained in this Section 5.07 shall apply to any debt, liabilities, commitments or obligations of any kind relating to or arising out of any Company E&O Claims, which shall be governed by Section 5.12.

Section 5.08.       Intercompany Obligations and Arrangements.

(a)                                 Subject to Section 7.08(d), the Parent shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that concurrently with the Closing, the Company and the Transferred Subsidiaries, on the one hand, and the Parent and its Affiliates (other than the Company and the Transferred Subsidiaries), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all intercompany loans, notes and advances regardless of their maturity and all intercompany receivables and payables, including any accrued and unpaid interest to but excluding the date of payment, for the amount due; provided, however, that this Section 5.08(a) shall not apply to any intercompany loans, notes, advances, receivables or payables (i) set forth in Section 5.08(a) of the Parent Disclosure Schedule, (ii) arising under the Quota Share Agreement, (iii) the Net Worth Maintenance Agreement or (iv) any Intercompany Agreement set forth in Section 5.08(b). To the extent that the amount of any such outstanding intercompany advance, receivable or payable cannot be determined by the Parent or the Company or any of the Transferred Subsidiaries or any of their respective Affiliates concurrently with the Closing, such intercompany advance receivable or payable shall be paid in full by the Parent or the Company or any of the Transferred Subsidiaries or any of their respective Affiliates (as applicable) following the Closing within ten (10) days of receipt of an invoice detailing the amount due with respect to such intercompany advance, receivable or payable; provided, however, that such amounts due and payable, if any, shall have been calculated in a manner consistent with past practice.

(b)                                 Subject to Section 7.08(d), the Parent shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate or commute, concurrently with the Closing, all Intercompany Agreements, whether written or oral; provided, however, that this Section 5.08(b) shall not apply to the Quota Share Agreement, the Net Worth Maintenance Agreement or any Intercompany Agreement set forth in Section 5.08(b) of the Parent Disclosure Schedule. For the avoidance of doubt, this Section 5.08(b) shall not apply to (A) any Contract between a third party, on the one hand, and the Parent or any of its Affiliates, on the other hand, to which the Company or any of the Transferred Subsidiaries is not a party, but under which the

Company or any of the Transferred Subsidiaries may otherwise derive benefits, such as enterprise-wide licenses or “master” agreements or (B) any Contract among (x) a third party, (y) the Parent or any of its Affiliates and (z) the Company or any of the Transferred Subsidiaries.  Such third party Contracts are governed exclusively by Section 5.10.

(c)                                  The Parent shall, and shall cause its Affiliates to, take such actions (including obtaining all authorizations, consents, orders approvals or non-disapprovals of all Governmental Authorities) as may be necessary to amend the Quota Share Agreement as set forth in the form in Section 5.08(c) of the Parent Disclosure Schedule, concurrently with the Closing.

(d)                                 Each of the Parent and the Acquiror shall use its reasonable best efforts to seek termination of all obligations under the Net Worth Maintenance Agreement to any beneficiaries thereof.  To the extent any obligations under the Net Worth Maintenance Agreement with respect to any beneficiary thereof on or prior to Closing, the Acquiror shall promptly reimburse the Parent for any amounts the Parent is obligated to provide, contribute, pay, loan or otherwise make available pursuant to the Net Worth Maintenance Agreement after the Closing Date; provided, however, that the Acquiror’s obligations for reimbursement pursuant to clause or otherwise pursuant to the Net Worth Maintenance Agreement shall not exceed the equity of United Residential Insurance Company as of the Closing Date.

For the avoidance of doubt, this Section 5.08 shall not apply to IT Contracts, which are covered pursuant to Section 5.22.

Section 5.09.       Intellectual Property; Trade Names and Trademarks.

(a)                                 The Acquiror, for itself and its Affiliates, acknowledges and agrees that the Acquiror is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned by or licensed to the Parent or any of its Affiliates (other than the Company and the Transferred Subsidiaries or any Owned Intellectual Property), including the Intellectual Property identified in Section 5.09(a) of the Parent Disclosure Schedule and the names “AIG,” “AIG, Inc.” or “AI,” or any trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names or any other name or source identifiers related thereto or employing the wording “AIG” or any “AI” formative marks, “American International” formative marks or any derivation or variation of any of the foregoing (for example, among others, AI, AI RISK, AIA, AIU, as well as American International, American International Group, American International Underwriters, American International Assurance) or any confusingly similar trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier (including any registrations and applications relating thereto) (collectively, the “Parent Names and Marks”), and, except as otherwise expressly provided in this Section 5.09 or in any Ancillary Agreement, neither the Acquiror nor any of its Affiliates shall have any rights in or to any of the Parent Names and Marks.

(b)                                 Except as otherwise provided in this Section 5.09, following the Closing Date, the Acquiror shall, and shall cause its Affiliates to, immediately cease and discontinue any and all uses of the Intellectual Property owned by or licensed to the Parent or any of its Affiliates, including the Parent Names and Marks.  The Acquiror, for itself and its Affiliates, agrees that any and all rights of the Company and the Transferred Subsidiaries to the Intellectual Property licensed to the Company or the Transferred Subsidiaries pursuant to any written agreements or other arrangements, whether written or oral, with the Parent or its Affiliates (except as otherwise set forth in this Section 5.09), shall terminate on the Closing Date without recourse by the Company and the Transferred Subsidiaries.

(c)                                  Following the Closing Date, the Parent shall, and shall cause its Affiliates to, immediately cease and discontinue any and all uses of the Intellectual Property owned by or licensed to the Company and the Transferred Subsidiaries.

(d)                                 As promptly as practicable after the Closing Date, and in no event later than ninety (90) days (or such longer period as required by a Governmental Authority) (the “Transitional Use Period”) after the Closing Date or as otherwise specified in this Section 5.09(d), the Acquiror shall, and shall cause its Affiliates to, destroy or exhaust all materials bearing the Parent Names and Marks, including signage, advertising, promotional materials, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, invoices, receipts, forms, product, training and service literature and materials, and other materials (“Materials”), and as promptly as practicable after the Closing Date, and in no event later than ninety (90) days, the Acquiror shall make all filings with any Governmental Authority to effect the elimination of any use of the Parent Names and Marks from corporate names and identities of the Company and the Transferred Subsidiaries and shall deliver a certificate to the Parent confirming such filings.  Except as otherwise provided in this Section 5.09, the Company and the Transferred Subsidiaries shall during the Transitional Use Period have the right to use such existing Materials solely as such Materials were used in connection with their existing businesses as of the Closing. The Acquiror, for itself and its Affiliates, agrees that the use of the Parent Names and Marks during the Transitional Use Period shall only be with respect to good and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Company and the Transferred Subsidiaries used the Parent Names and Marks immediately prior to the Closing.  The Acquiror, for itself and its Affiliates, agrees that after the Closing the Acquiror and its Affiliates shall not expressly, or by implication, do business as or represent themselves as the Parent or its Affiliates and shall use all reasonable efforts to ensure that there is no confusion that the Company and the Transferred Subsidiaries are no longer affiliated with the Parent or its Affiliates.

(e)                                  The Acquiror, on behalf of itself and its Affiliates, agrees that irreparable damage would occur if this Section 5.09 were breached.

(f)                                   With respect to the registered or applied for trademark registrations and domain name registrations incorporating both “AIG” and “United Guaranty” or “AIG” and “UG” set forth in Section 5.09(a) of the Parent Disclosure Schedule, the Parent shall expressly abandon such items as soon as practicable after the Closing.  The Parent acknowledges and agrees that the Parent and its Affiliates shall have no right to use the “United Guaranty” name or any Owned Intellectual Property after the Closing Date.  The Parent further agrees and acknowledges that, after the Closing Date, as between the Parent and its Affiliates, on the one hand, and the Company and the Transferred Subsidiaries, on the other hand, the Company and the Transferred

Subsidiaries shall have the sole and exclusive right to use the “United Guaranty” name and mark in all jurisdictions throughout the world, and the Parent agrees, on behalf of itself and its Affiliates, not to oppose, challenge or otherwise hinder, directly or indirectly, the Acquiror, the Company or any of the Transferred Subsidiaries, or any of their successors or assigns, rights to register the Owned Intellectual Property in any jurisdiction, and shall cooperate with the Acquiror, the Company or any of the Transferred Subsidiaries to overcome any objections from relevant trademark registries to the extent based on the existence of the items disclosed in Section 5.09(a) of the Parent Disclosure Schedule.

Section 5.10.       Certain Third Party Contracts of the Parent and the Company.

(a)                                 With respect to any material Contract between a third party, on the one hand, and the Company or any of the Transferred Subsidiaries, on the other hand, to which the Parent or any of its Affiliates (excluding the Company and the Transferred Subsidiaries) is not a party, but under which the Parent or any of its Affiliates (excluding the Company and the Transferred Subsidiaries) may otherwise derive benefits, the Parent and its Affiliates shall use their commercially reasonable efforts to cause to occur, on or prior to the Closing, the termination, amendment, separation or other action such that the Company and any Transferred Subsidiary have no future liability or obligation under such Contract; provided that none of the Parent or any of its Affiliates shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with this Section 5.10(a).

(b)                                 With respect to any material Contract between a third-party, on the one hand, and the Parent or any of its Affiliates, on the other hand, but under which the Company or any of the Transferred Subsidiaries may otherwise derive benefits, such as enterprise-wide licenses or “master agreements,” the parties shall cooperate in good faith and use their respective commercially reasonable efforts to cause to occur, on or prior to the Closing, amendment, separation, execution of a comparable Contract or other action such that the Company and the Transferred Subsidiaries continue to derive substantially comparable use and benefit of such Contract as was in place before such amendment, separation, new contract or other action; provided that none of the Parent or any of its Affiliates nor the Acquiror or any of its Affiliates shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with this Section 5.10(b).

(c)                                  If the parties are unable to complete the actions contemplated in Section 5.10(a) or (b), the parties hereto agree that, from and after the Closing, (i) the Company and the Transferred Subsidiaries shall not have any rights, obligations or liabilities or be entitled to any benefits, under such Contracts and (ii) the Company and the Transferred Subsidiaries shall promptly reimburse and indemnify, defend and hold harmless the Parent or any of its Affiliates for any Losses relating to or arising out of the failure to obtain such consent or approval.

(d)                                 For the avoidance of doubt, this Section 5.10, shall not apply to IT Contracts, which are covered pursuant to Section 5.22.

Section 5.11.       Parent Corporate Credit Card Program.  Concurrently with the Closing, the Parent and the Acquiror shall, and shall cause their respective Affiliates to, take such actions as may be necessary to terminate the participation of the Company and the Transferred Subsidiaries and their respective employees in the Credit Card Program.  From time to time following the Closing, the Acquiror shall cause the Company and the Transferred Subsidiaries to promptly reimburse and indemnify, defend and hold harmless the Parent or any of its Affiliates for any amounts incurred by the Parent or any of its Affiliates under the Credit Card Program on behalf of the Company or any of the Transferred Subsidiaries or their respective employees to the extent that the Parent and its Affiliates have not previously been reimbursed for such amounts.

Section 5.12.       Company E&O Claims. Effective as of the Closing, (a) the Acquiror shall assume and discharge or perform when due, and shall be liable for and pay, and shall indemnify, defend and hold harmless the Parent and its Affiliates from and against, all debts, liabilities, commitments and obligations of any kind relating to or arising out of any Company E&O Claims and (b) the Parent and its Affiliates shall no longer have any responsibility of any nature with respect to any Company E&O Claims.

Section 5.13.       Parent Money Market Fund.  On or prior to the Closing, the Parent shall cause each of the Company and the Transferred Subsidiaries to transfer all of the funds of each of the Company and the Transferred Subsidiaries out of any money market fund maintained, owned, controlled, beneficially owned by the Parent or its Affiliates (or to which Parent or its Affiliates is the beneficiary) and transfer all such funds to the Company and the Transferred Subsidiaries; provided that all such funds shall be in cash in U.S. dollars or U.S. Treasuries.  The Parent shall, and shall cause its Affiliates to, use reasonable efforts to pay to the Company and/or the Transferred Subsidiaries within forty-five (45) days of the Closing Date any accrued and unpaid interest with respect to any such transferred funds.

Section 5.14.       Acquiror Financing.

(a)                                 The Acquiror will use commercially reasonable best efforts to take all actions reasonably necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Bridge Loan Agreement, including using commercially reasonable best efforts (i) to maintain in effect the Bridge Loan Agreement in accordance with its terms and subject to the conditions there in and enforce its rights thereunder and (ii) to satisfy (or cause its Subsidiaries to satisfy) on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to obtaining the Financing that are applicable to it as set forth in the Bridge Loan Agreement. In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Bridge Loan Agreement, the Acquiror shall promptly notify the Parent of such unavailability and, to its knowledge, the reason therefor, and the Acquiror shall use its commercially reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) in an amount sufficient, together with its other then available resources, to finance the Cash Consideration and to consummate the transactions contemplated hereby and on conditions to funding that are not materially less favorable, taken as a whole, to the Parent or the Acquiror (in the reasonable judgment of the Acquiror) than the conditions to funding set forth in the Bridge Loan Agreement.  The Acquiror shall deliver to the Parent true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide the Acquiror with the Alternative Financing (except for customary non-disclosure agreements and except that fee letters may be redacted in a customary manner to remove the fee amounts and other terms that could not reasonably be expected to adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Alternative Financing).  The Acquiror shall not agree to or permit, without the Parent’s prior written consent, any amendment, supplement or other modification of, or any waiver of any of its rights under, or the designation of a subsidiary borrower pursuant to, the Bridge Loan Agreement if such amendment, supplement, modification, waiver or designation of borrower (A) reduces the aggregate amount of the Financing, or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing, (II) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur, (III) reduce the aggregate amount of the commitments available under the Bridge Loan Agreement (except pursuant to the terms thereof in connection with any equity or debt offering or asset sale; it being understood that the Acquiror shall not optionally reduce the commitments under the Bridge Loan Agreement to an amount below the amount that is required, together with cash on hand and amounts available to be drawn under the Existing Revolving Credit Agreement, to pay the Cash Consideration, consummate the transactions contemplated by this Agreement and the other Transaction Agreements and satisfy all of the obligations of the Acquiror under this Agreement), (IV) adversely impact the ability of the Acquiror to consummate the transactions contemplated by this Agreement or the likelihood of the Acquiror doing so or (V) adversely impact the ability of the Acquiror to enforce its rights against other parties to the Bridge Loan Agreement or the other definitive agreements relating to the Financing. The Acquiror shall promptly deliver to the Parent copies of any amendment, supplement or other modification of the Bridge Loan Agreement.  The Acquiror shall give the Parent prompt written notice of (x) any material breach by any party to the Bridge Loan Agreement of which the Acquiror becomes aware or any termination of the Bridge Loan Agreement, or (y) any material dispute or disagreement between or among the Acquiror, on the one hand, and the Financing Sources on the other hand.  If at any time for any reason the Acquiror believes in good faith that it will not be able to obtain all or any portion of the Financing contemplated by the Bridge Loan Agreement, the Acquiror shall deliver prompt written notice to the Parent.  The Acquiror shall keep the Parent informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide to the Parent copies of all related documents promptly upon the request of the Parent (which may be redacted, if applicable, in a customary manner to remove the fee amounts and other terms that could not reasonably be expected to adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing).  In no event shall the unavailability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to the Acquiror excuse the Acquiror from performance of any of its obligations hereunder. Notwithstanding anything to the contrary, the obligations of the Acquiror in this Section 5.14(a) relating to the Bridge Credit Agreement (or any Alternative Financing) shall not apply from and after the date on which the Acquiror shall have generated gross proceeds from Financing other than under the Bridge Loan Agreement of at least the aggregate amount of commitments under the Bridge Loan Agreement on the date hereof.

(b)                                 The Parent agrees to use its commercially reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use their commercially reasonable best efforts, to provide such customary cooperation as may be reasonably requested by the Acquiror to assist the Acquiror in the arrangement of the Financing, including using commercially reasonable best efforts in (i) assisting with the preparation of Offering Documents (and any supplements thereto), (ii) preparing and furnishing to the Acquiror and the Financing Sources as promptly as practicable all Required Information and all other available pertinent information and disclosures relating to the Company and the Transferred Subsidiaries (including UG Asia and its Subsidiaries) (including their businesses, operations, financial projections and prospects) as may be reasonably requested by the Acquiror to assist in preparation of the Offering Documents and any supplements thereto, including any financial statements, data or other information (A) of the type required by Regulation S-X or Regulation S-K, or (B) for the Acquiror to prepare pro forma financial information and for the Company’s independent auditors to provide comfort letters (including customary “negative assurances”), (iii) having appropriate members of senior management of the Company and its Representatives to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions, customary meetings and sessions with ratings agencies in connection with the Financing and reasonably cooperating with marketing efforts related to the Financing, including direct contact between such senior management and Representatives of the Company and the Transferred Subsidiaries and the Financing Sources and potential lenders and investors in the Financing, (iv) engaging the Company’s independent auditors using commercially reasonable best efforts to cause such auditors to deliver comfort letters and consents in connection with any Financing involving an offering of securities, (v) cooperating with the Financing Sources’ requests for due diligence to the extent customary and reasonable, (vi) providing, at least five Business Days prior to the Closing Date, all documentation and other information about the Company and each of the Transferred Subsidiaries to the extent requested at least ten Business Days prior to the Closing Date, that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, and (vii) providing customary authorization letters to the Financing Sources to the extent requested.  The Parent will, upon request of the Acquiror, use its commercially reasonable best efforts to periodically update any information to be included in any Offering Document so that the Acquiror may ensure that such information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.  Nothing in this Section 5.14(b) shall require such cooperation to the extent it would (A) require the Parent or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or otherwise incur any liability, in each case, to the extent the Acquiror does not have a reimbursement or indemnity obligation to the Parent or its Subsidiaries pursuant to this Section 5.14(b) (B) require the Parent or any of its Subsidiaries or their respective Representatives to (x) enter into any instrument or Contract that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur or (y) adopt any resolution or otherwise take any corporate or similar action, (C) unreasonably interfere with the ongoing operations of the Parent or its Subsidiaries or (D) conflict with or violate laws or result in a contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material contract to which the Parent or any of its Subsidiaries is a party. The Acquiror shall promptly, upon the written request by the Parent, (i) reimburse the Parent for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ and accountants’ fees) incurred by the Parent or any of its Subsidiaries in connection with providing assistance requested by the

Acquiror pursuant to this Section 5.14(b), and (ii) indemnify the Parent and its Subsidiaries for any damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with providing assistance requested by the Acquiror pursuant to this Section 5.14(b).  The Parent hereby consents to the use of the logos of the Company and the Transferred Subsidiaries in connection with the Financing; provided, however, that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Parent or any its Affiliates or the reputation or goodwill of the Parent or any of its Affiliates or any of their respective products, services, offerings or intellectual property rights.  Notwithstanding any other provision set forth herein or in any other agreement between the Parent and the Acquiror, the Parent agrees that the Acquiror may share non-public or confidential information regarding the Company and the Transferred Subsidiaries with the Financing Sources, and that the Acquiror and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts (including any syndication) in connection with the Financing; provided, that the sharing of such information is in accordance with the Confidentiality Agreement or, prior to the receipt of such information, the recipient enters a non-disclosure agreement with the Acquiror regarding the receipt of such information on terms substantially similar to the Confidentiality Agreement or otherwise reasonably satisfactory to the Parent.

Section 5.15.       Additional Separation Covenants.  Between the date hereof and the Closing Date, the parties agree to negotiate and good faith and finalize the terms of the Transition Services Agreement, with the goal of finalizing the Transition Services Agreement within sixty (60) days of the date of this Agreement.  The Transition Services Agreement will be substantially on the terms set forth in a term sheet to be negotiated within ten (10) Business Days of the date hereof in good faith by the parties based on the draft term sheet shared between the parties prior to the date of this Agreement. At or prior to the Closing, the parties or their applicable Affiliates providing or receiving services thereunder will enter into the Transition Services Agreement.

Section 5.16.       Notification.

(a)                                 Between the date hereof and the Closing Date, each of the Parent, on the one hand, and the Acquiror, on the other hand, shall promptly notify the other of: (i) the occurrence or non-occurrence of any event that is reasonably likely to result in the failure of any condition to the Closing or result in a Company Material Adverse Effect or Acquiror Material Adverse Effect, as applicable and (ii) the receipt of any material notice or other communication from any third Person alleging that the approval, consent, authorization, permission or act of, or the making by the Parent, the Acquiror or any of their respective Affiliates, as the case may be, of any notices to or declaration, filing or registration with, such third Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third Person; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition to the Closing, or to otherwise limit or affect in any way the remedies available hereunder to the party receiving such notice; and provided, further, that failure to deliver any notice pursuant to this Section 5.16(a) shall not result in a failure of any condition set forth in Article VIII or liability to any party hereto under Article VIII unless the underlying event or breach would independently result in the failure of such condition or such liability.

(b)                                 Each of the Parent, on the one hand, and the Acquiror, on the other hand, shall promptly notify the other of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by the Transaction Agreements; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to deliver any notice pursuant to this Section 5.16(b) shall not result in a failure of any condition set forth in Article VIII.

Section 5.17.       No Solicitation of Other Bids.  The Parent shall not, and shall cause the Company and the Transferred Subsidiaries not to, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Immediately following the execution of this Agreement, Parent shall and shall cause the Company and the Transferred Subsidiaries to, and shall direct each of their respective Affiliates and representatives to,  terminate any existing discussions or negotiations with any Persons, other than Acquiror (and its Affiliates and representatives), concerning any Acquisition Proposal and to terminate all physical and electronic data room access previously granted to any Persons other than Acquiror and its Affiliates and Representatives in any Acquisition Proposal.

In addition to the other obligations under this Section 5.17, Parent shall promptly (and in any event within three Business Days after receipt thereof by the Company, Parent or their respective Representatives) advise Acquiror orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 5.18.       Non-Competition; Non-Solicitation; No-Hire.

(a)                                 For a period of twenty-four (24) months following the Closing Date (the “Non-Compete Period”), each Parent Entity shall not, without the prior written consent of the Acquiror engage in the business of writing new primary private mortgage insurance in the United States and Hong Kong (the “Restricted Activity”).

(b)                                 Notwithstanding the restrictions set forth in Section 5.18(a), and without implication that the following activities (or activities not listed below) otherwise would be subject to the provisions of Section 5.18(a), nothing in Section 5.18(a) shall preclude, prohibit or restrict or otherwise limit any Parent Entity from engaging, or require the Parent to cause the Parent or any Parent Entity not to engage, in any manner in any of the following (except to the extent in violation of any applicable terms and conditions of the Investor Rights Agreement):

(i)                                     acquiring and holding securities issued by the Acquiror or its Affiliates;

(ii)                                  brokerage and securities trading activities;

(iii)                               proprietary and third party fund and asset management activities;

(iv)                              financial services and insurance activities other than the Restricted Activity;

(v)                                 consummating the transactions or providing or receiving the services contemplated by this Agreement or the Transaction Agreements;

(vi)                              (A) the insurance subsidiaries of the Parent engaging in ordinary course investing activities and (B) the Parent Entities otherwise acquiring, holding investments or owning, directly or indirectly, any voting stock, Capital Stock or other equity interest (including convertible securities) which are actively traded on a national securities exchange of any Person engaged in the Restricted Activity which ownership interest represents at all times not more than ten (10) percent of the aggregate voting power or outstanding Capital Stock or other equity interests of such Person; provided, that such acquisition or ownership is and remains during the Non-Compete Period solely for investment purposes;

(vii)                           merging, consolidating or otherwise engaging in a business combination with, or selling all or substantially all of its assets or businesses to, any Person (excluding any Affiliate of such Parent Entity) engaged in the Restricted Activity and continuing to engage in such existing Restricted Activity (provided, that members of such Parent Entity’s board of directors do not constitute a majority of the board of directors of the surviving corporation of such transaction (or of the board of directors of its publicly traded or ultimate parent company) and that the shareholders of such Parent Entity immediately prior to consummation of such transaction do not immediately after consummation of such transaction own sixty (60) percent or more of the outstanding capital stock or other equity interests of the surviving entity of such transaction (or of its publicly traded or ultimate parent company), and, upon the consummation of such a permitted transaction, the prohibitions of this Section 5.18 shall immediately terminate and be of no further effect); and

(viii)                        purchasing or acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any Person engaged in the Restricted Activity and continuing to engage in such Restricted Activity (provided, that (A) such existing Restricted Activity shall not represent more than twenty (20) percent of the consolidated annual revenues of the business or entity acquired or (B) if such existing Restricted Activity represent more than twenty (20) percent of the consolidated annual revenues of the business or entity acquired but less than thirty-five (35) percent, such Parent Entity or its respective Affiliates, as applicable, divest, sell dispose of or otherwise transfer, within one (1) year of the purchase or acquisition thereof, sufficient assets or business to reduce the consolidated annual revenues that the Restricted Activity represents of the business or entity acquired to twenty (20) percent or less).

(c)                                  For a period of twenty-four (24) months following the Closing Date, the Parent shall not, and shall cause the other Parent Entities not to, without the prior written consent of the Acquiror, directly or indirectly, solicit for employment, employ or retain the services of (i) any employee of the Company or any Transferred Subsidiary, (ii) any former employee of the Company or any Transferred Subsidiary who, from the Closing Date, voluntarily terminated his or her employment with the Company or the Transferred Subsidiary or (iii) any employee of the Parent or any of its Affiliates who is required to be transferred to the Company or a Transferred Subsidiary pursuant to Section 6.01(b); provided, however,  that the foregoing shall not prohibit (i) general solicitations (including by third party recruiter contacts) or advertisements of employment (or hiring as a result thereof) not specifically directed at such persons, or (ii) solicitation of such Employees who initiate discussions with any Parent Entity regarding such employment with any Parent Entity without any direct or indirect solicitation by any Parent Entity; provided further, however, that nothing in this Section 5.18(c) shall prevent any Parent Entity from directly or indirectly soliciting for employment, employing or retaining the services of any Person whose employment with the Company or any Transferred Subsidiary was terminated after six (6) months from the date of such termination.

(d)                                 The parties hereto acknowledge that the covenants set forth in this Section 5.18(d) are an essential element of this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto acknowledge that this Section 5.18(d) constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(e)                                  The Parent expressly acknowledges that the restrictive covenants set forth in this Section 5.18(e), including the geographic scope and duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Acquiror and its Affiliates, and that any violation thereof could result in irreparable injury to the Acquiror and its Affiliates that could not be readily ascertainable or compensable in terms of money, and therefore the Acquiror and its Affiliates shall be entitled to seek from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled.

Section 5.19.       Certain Swap Arrangements. Effective as of the Closing, Acquiror will use its reasonable best efforts to assume or to cause an Affiliate of Acquiror to assume the contracts set forth on Section 3.18(c) of the Parent Disclosure Schedule.

Section 5.20.       Mutual Release.

(a)                                 Effective as of the Closing, the Parent, for itself and on behalf of its Subsidiaries and its and their successors, heirs and executors (each, a “Parent Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Parent Releasor has, may have or might have or may assert now or in the future, against the Company and the Transferred Subsidiaries and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing Date; provided, however, that nothing contained in this Section 5.20(a) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent related to or arising out of (i) any intercompany receivable or payable set forth in Section 5.08(a) of the Parent Disclosure Schedule, (ii) any Intercompany Agreement set forth in Section 5.08(b) of the Parent Disclosure Schedule, (iii) the Quota Share Agreement or (iv) the Net Worth Maintenance Agreement (subject to the limitations set forth in Section 5.08(d)).  The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging fraud or intentional misconduct.  The Parent shall, and shall cause each Parent Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 5.20(a).  The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Parent Releasor or Company Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b)                                 Effective as of the Closing, the Acquiror, for itself and on behalf of its Affiliates and its and their successors, heirs and executors (each, an “Acquiror Releasor”), to irrevocably, knowingly and voluntarily release, discharge and forever waive and relinquish all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Acquiror Releasor has, may have or might have or may assert now or in the future, against any of the Parent and its Affiliates and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Parent Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing Date; provided, however, that, with respect to the Acquiror Releasors that are not the Company or the Transferred Subsidiaries or their respective successors, heirs or executors, nothing in this Section 5.20(b) shall release, waive, discharge or otherwise affect the rights or obligations of any such party to the extent such rights or obligations do not arise out of any claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions or causes of action the Company or the Transferred Subsidiaries may have had against any Parent Releasee prior to the Closing Date; and provided, further, that nothing contained in this Section 5.20(b) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent related to or arising out of (i) any intercompany receivable or payable set forth in Section 5.08(a) of the Parent Disclosure Schedule, (ii) any Intercompany Agreement set forth in Section 5.08(b) of the Parent Disclosure Schedule, (iii) the Quota Share Agreement or (iv) the Net Worth Maintenance Agreement (subject to the limitations set forth in Section 5.08(d)).  The foregoing release shall not apply to any claim arising under the terms of any Transaction

Agreement or any claim alleging fraud or intentional misconduct.  The Acquiror shall, and shall cause each Acquiror Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Parent Releasee based upon any matter released pursuant to this Section 5.20(b).  The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Acquiror Releasor or Parent Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

For the avoidance of doubt, notwithstanding anything to the contrary in this Section 5.20, the releases set forth in this Section 5.20 shall not release any claims of either Party pursuant to the provisions of Article VII or Article X herein.

Section 5.21.       Pre-Closing Intellectual Property Transfers. On or prior to the Closing Date, (a) the Parent shall, and shall cause, the assignment and transfer to the Company or the Transferred Subsidiaries of any and all right, title and interest held by the Parent or any retained Affiliate in and to the Owned Intellectual Property and all other Intellectual Property and (b) the Parent shall promptly file for recordal with the applicable Intellectual Property registries, including the United States Patent and Trademark Office and domain name registrars, all instruments and other documents to record the transfer of such ownership with respect to the Owned Registered Intellectual Property at the Parent’s sole cost and expense.

Section 5.22.       Information Technology Contracts.

(a)                                 As used herein, “IT Contracts” means all Contracts relating to Company IT Systems, whether the Company or any Transferred Subsidiary is a party to such Contract, or otherwise takes the benefits or rights under such Contract as an Affiliate of the Parent or any other Affiliates of the Parent, such as enterprise-wide licenses or “master” agreements.

(b)                                 The Parties shall cooperate and use commercially reasonable efforts to obtain consents, solely with respect to IT Contracts to which the Company or any Transferred Subsidiary is a party, or new licenses from applicable third parties to enable the Company and the Transferred Subsidiaries to have, on and after the Closing Date, substantially the same rights, use or benefit they have under such IT Contracts as of the Closing Date.  With respect to any IT Contract that expires or is terminated between the date of this Agreement and the Closing Date, or otherwise the Company or any of the Transferred Subsidiaries will no longer, as of the Closing Date, derive any benefits, use or rights under such IT Contract on substantially the same scope as prior to the Closing Date (each a “Non-Transferred IT Contract”), the Acquiror (acting on behalf of itself or the Company or any Transferred Subsidiary) shall have sole right and responsibility to obtain replacement or substitute Contracts for the Non-Transferred IT Contracts.  The Acquiror acknowledges and agrees that such replacement or substitute Contracts for the Non-Transferred IT Contracts may include the incurrence of increased costs.  The Parent shall use its reasonable best efforts to cooperate in connection with such efforts by the Acquiror, including by causing the Company and the Transferred Subsidiaries to promptly provide information reasonably requested in writing by the Acquiror to enable the Acquiror to determine the amount of licenses, users or workstations or similar metrics, as applicable, required by the Company and the Transferred Subsidiaries pursuant to each Non-Transferred IT Contract.

(c)                                  All IT Acquisition Costs (as defined below) incurred by the Acquiror (or as the case may be, the Company or any of the Transferred Subsidiaries) on and after the Closing Date in connection with such replacement or substitute IT Contracts shall be borne solely by the Acquiror up to an amount consistent with maintenance and licensing costs for IT Contracts of the Company and the Transferred Subsidiaries for the twelve (12) month period ending on June 30, 2016 to be mutually agreed in good faith by the parties within ten (10) Business Days of this Agreement. The Parties agree that all IT Acquisition Costs incurred by the Acquiror in excess of such amount shall be equally (50/50 percent) shared by the Acquiror and the Parent. Parent shall pay its share of the IT Acquisition Costs promptly upon request by the Acquiror (but in any event within five (5) Business Days of such request), in immediately available funds, to the account(s) designated by the Acquiror.   For the purposes hereof, “IT Acquisition Costs” shall mean any fees and costs payable to third parties in connection with replacement or substitute IT Contracts.

Section 5.23.       Certain Run-Off Entities.  The Parent shall use its reasonable best efforts to cause the Company or a Transferred Subsidiary, as applicable, to dividend or contribute to the Parent (or its Affiliate, which for purpose of this Section 5.23 shall not include the Company or a Transferred Subsidiary) prior to the Closing the Run-Off UGC Entities. If Parent is unable to dividend or contribute the Run-Off UGC Entities, the Acquiror shall be permitted to assign to any Subsidiary of the Acquiror the Acquiror’s right to acquire the Run-Off UGC Entities.

Section 5.24.       Investment Assets.  The Parent shall use its commercially reasonable efforts to cause, subject to fiduciary duties and obligations and applicable Law, the Company and the Transferred Subsidiaries to hold as of the Closing no more than $50.0 million in the aggregate of Investment Assets that are Private Securities.

Section 5.25.       Further Action.  The Parent and the Acquiror and their respective Affiliates shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01.       Employee Matters.

(a)                                 Except as otherwise expressly provided in this Section 6.01, as of the Closing Date, the Parent shall cause the Company and the Transferred Subsidiaries to terminate their participation in each Parent Benefit Plan that is not a Company Benefit Plan, and in no event shall any Employee be entitled to accrue any benefits under such Parent Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date.  The parties hereto agree that the Company and the Transferred Subsidiaries shall retain all rights and obligations under each Company Benefit Plan on and after the Closing Date.  The Parent shall, or shall cause its Affiliates to, take all actions necessary so that (i) as of the Closing Date, only

Employees or former employees of the Company or a Transferred Subsidiary (including their dependents, spouses, or beneficiaries) are participants in (or otherwise have any rights with respect to) the Company Benefit Plans and (ii)  except as expressly provided in this Agreement, neither the Acquiror nor any of its Affiliates shall have or assume any assets related to, obligations under or liabilities with respect to (and the Acquiror and its Affiliates shall be indemnified and held harmless with respect to) any Parent Benefit Plan other than a Company Benefit Plan.

(b)                                 Prior to the Closing Date, subject to the written consent of the Acquiror (which shall not be unreasonably withheld or delayed) other than as set forth in Section 6.01(b) of the Parent Disclosure Schedule (i) the employment of each employee of the Parent or any of its Affiliates whose duties relate primarily to the Business and who at such time is not already employed by the Company or a Transferred Subsidiary shall be transferred to the Company or such Transferred Subsidiary (other than an employee who is on (A) long-term disability or other unpaid medical leave or (B) leave due to a workplace injury covered by a workers’ compensation policy or program incurred more than six months prior to the Closing Date; provided, however, to the extent the failure to transfer any such employee violates applicable Law, as determined by the Parent in good faith and in consultation with the Acquiror, such employee shall be transferred to the Company or a Transferred Subsidiary in accordance with this Section 6.01(b)) and (ii) the employment of each employee of the Company or a Transferred Subsidiary whose duties do not relate primarily to the Business shall be transferred to the Parent or an Affiliate of the Parent (other than the Company and the Transferred Subsidiaries).  Parent shall assume any and all obligations for and shall pay, or cause its Affiliates to assume any and all obligation for and pay, any severance or other obligations that arise as a result of the transfer (or termination) of any employee of the Company or a Transferred Subsidiary to be transferred as described in this Section 6.01(b) and shall assume and indemnify and hold Acquiror, the Company and the Transferred Subsidiaries harmless from any and all such liabilities.  For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Acquiror shall take all action necessary to provide that during each Employee’s employment with the Acquiror or any of its Affiliates during such period, (A) such Employee shall receive base compensation at a rate not less than such Employee’s base compensation as in effect immediately prior to the Closing Date, (B) such Employee shall be eligible for total incentive compensation opportunities that are substantially comparable in the aggregate to the total incentive compensation opportunities provided to similarly situated employees of the Acquiror and its Affiliates and (C) such Employee shall be eligible for employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of the Acquiror and its Affiliates. The parties agree to discuss in good faith between the date hereof and the Closing the potential transfer on mutually agreeable terms to the Acquiror of certain employees of the Parent’s Philippine Affiliates who support the Business.

(c)                                  For purposes of determining eligibility, vesting, benefit accruals and benefit levels under all benefit plans, programs and arrangements maintained by the Acquiror or its Affiliates, the Acquiror shall give each Employee full credit for such Employee’s service with the Parent, the Company or any Transferred Subsidiary and their respective Affiliates to the same extent recognized by the Parent, the Company or any Transferred Subsidiary and their respective Affiliates immediately prior to the Closing Date, except with respect to defined benefit plan accruals or to the extent such credit would result in a duplication of benefits for the same period of service.  In addition, the Acquiror shall use commercially reasonable efforts to cause (i) each Employee to be immediately eligible to participate, without any waiting time, in any and all benefit plans established or maintained by the Acquiror to the extent coverage under any such plan is replacing comparable coverage under a Parent Benefit Plan in which such Employee participated immediately before the Closing, (ii) for purposes of each benefit plan maintained by the Acquiror providing medical, dental, pharmaceutical and/or vision benefits to any Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Employee and his or her covered dependents, and (iii) any eligible expenses incurred by any Employee and his or her covered dependents during the portion of the plan year of the corresponding Parent Benefit Plan ending on the Closing Date to be taken into account under the benefit plan of the Acquiror for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year.

(d)                                 The Acquiror shall cause the Company and the Transferred Subsidiaries to recognize and provide all accrued but unused vacation and sick pay of the Employees as of the Closing Date.  Notwithstanding the foregoing, in the event that the Parent or one of its Affiliates is required under applicable Law to make a payment in settlement of accrued vacation or paid time off of an Employee, the Acquiror shall reimburse and hold harmless the Parent and its Affiliates for such payment.

(e)                                  From and after the Closing Date, the Acquiror shall assume any and all obligation for and shall pay, or cause the Company and the Transferred Subsidiaries to assume any and all obligation for and pay, any retention bonuses in an aggregate amount not to exceed the amount set forth on Section 6.01(e) of the Parent Disclosure Schedule and any annual incentive bonuses under the annual incentive bonus plans set forth on Section 6.01(e) of the Parent Disclosure Schedule, whether the obligation therefor arises before, after or as a result of the Closing, payable to any Employee pursuant to the terms of the bonus plans in effect immediately prior to the Closing Date and applicable to such Employees (in each case to the extent not paid by the Parent or any of its Affiliates, the Company or the Transferred Subsidiaries prior to the Closing).   In furtherance of the foregoing, the Acquiror shall pay, or shall cause the Company or the Transferred Subsidiaries to pay, an aggregate amount in bonuses in respect of the foregoing plans and arrangements that is no less than the amount accrued on the Reference Balance Sheet (as adjusted through the Closing Date in accordance with GAAP applied on a consistent basis).  From and after the Closing Date, neither the Parent nor any of its Affiliates shall retain any responsibility for such payment obligations, regardless of when such amounts were earned or accrued.  Notwithstanding the foregoing, the Acquiror’s obligation under this Section 6.01(e) shall include an obligation by the Acquiror to pay any Employee who experiences a termination of employment with the Acquiror or its Affiliates (including the Company and the Transferred Subsidiaries) on or after the Closing Date any annual incentive bonus amount to which he or she would have been entitled on such a termination of employment under the terms of the applicable bonus plan set forth on Section 6.01(e) of the Parent Disclosure Schedule as in effect immediately prior to the Closing Date.

(f)                                   The Parent shall retain the responsibility for payment of all covered medical, dental, life insurance and long-term disability claims or expenses pursuant to the Parent Benefit Plans (other than any Company Benefit Plan) incurred by any Employee prior to the

Closing Date, and the Acquiror shall not assume nor shall the Company nor any of the Transferred Subsidiaries be responsible for any liability with respect to such claims.  The Acquiror shall remit to the Parent all Employee premiums due for medical, dental, life insurance and long-term disability coverage attributable to the period prior to the Closing Date, but which, as of the Closing Date, had not been collected and remitted to the Parent or an Affiliate of the Parent (other than the Company and the Transferred Subsidiaries).  With respect to the Employees, on and after the Closing Date, the Acquiror, the Company and the Transferred Subsidiaries shall have the liability and obligation for, and neither the Parent nor any of its Affiliates shall have any liability or obligation for (i) any medical, dental, life insurance, long-term disability or other welfare benefit claims incurred on or after the Closing Date or (ii) any short-term disability, sick pay or salary continuation benefits (and, for purposes of this provision, payments to an Employee in excess of insured workers’ compensation benefits shall be considered salary continuation benefits), provided that such liability and obligation of the Acquiror, the Company and the Transferred Subsidiaries shall not include any long-term disability benefits that are provided under the Parent’s long-term disability plan with respect to any Employee (1) whose disability commenced prior to the Closing Date and (2) who has continued to pay the applicable long-term disability premiums under the Parent’s long-term disability policy for the period beginning on the Closing Date and ending on the date that such Employee is eligible for long-term disability benefits under such long-term disability plan (and the Parent shall accept such premium payment from, and cause such long-term disability benefits to be provided to, any Employee who satisfies clauses (1) and (2) of this proviso).  For purposes of this Section 6.01(f), a claim or expense shall be deemed to have been incurred as follows: (i) for health, dental and prescription drug claims, upon provision of each such service, (ii) for life, accidental death and dismemberment and business travel accident insurance claims, upon the death or accident giving rise to such claims, (iii) for hospital-provided health, dental, prescription drug claims or the claims which become payable with respect to any hospital confinement, upon commencement of such confinement, except that the Parent’s liability for such claims shall not extend to costs unrelated to the original condition requiring the hospital confinement, and (iv) for short-term and long-term disability claims, upon the injury or condition giving rise to such claims, regardless of whether such claims are made and/or identified prior to or after the Closing Date.

(g)                                  The Acquiror shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code to any Employee (and in each case their qualified beneficiaries) whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs after the Closing Date.  The Parent shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code to any Employee or former employee of the Company or any of the Transferred Subsidiaries (and in each case their qualified beneficiaries) whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or before the Closing Date.

(h)                                 The Acquiror shall, and shall cause the Company and the Transferred Subsidiaries to, and each of them hereby does, assume all liability and obligation for, and neither the Parent nor any of its Affiliates shall retain any liability or obligation for, (i) severance pay and obligations payable to any former employee of the Company or any of the Transferred Subsidiaries who, as of the Closing Date, is receiving or due to receive severance payments and benefits from the Parent or any of its Affiliates or the Company or any of the Transferred

Subsidiaries from and after the Closing Date under the applicable severance plan listed in Section 6.01(h) of the Parent Disclosure Schedule and (ii) severance pay and obligations payable to any Employee who is terminated by the Acquiror, the Company or any Transferred Subsidiary on or after the Closing Date.  With respect to any Employee whose employment is terminated by the Acquiror or any of its Affiliates during the 12-month period immediately following the Closing Date, the Acquiror shall provide, or shall cause its Affiliates to provide, severance benefits to such Employee, which shall be determined and payable in accordance with either (A) the severance benefit plan listed in Section 6.01(h) of the Parent Disclosure Schedule maintained by the Parent or any of its Affiliates for the benefit of such Employee immediately prior to the Closing Date or (B) the severance benefit plan maintained for similarly situated employees of the Acquiror and its Affiliates at the time of such Employee’s termination of employment, whichever is more favorable to the Employee, in each case taking into account all service with the Parent, the Acquiror and their respective Affiliates in determining the amount of severance benefits payable.

(i)                                     The Parent shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Employee or former employee of the Company or any of the Transferred Subsidiaries incurred prior to the Closing Date.  The Acquiror shall, and shall cause the Company and the Transferred Subsidiaries to, assume the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Employee incurred on or after the Closing Date.

(j)                                    The Acquiror shall make available to the Employees a flexible spending account plan for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (“Acquiror’s FSA”), effective as of the Closing Date.  As of the Closing Date, (i) the Acquiror shall credit the applicable account under the Acquiror’s FSA of each Employee participating in the Parent Benefit Plan maintained pursuant to Section 125 and Section 129 of the Code (“Parent’s FSA”) with an amount equal to the balance of such Employee’s account under the Parent’s FSA immediately prior to the Closing Date, (ii), as applicable, (A) the Parent shall transfer (or cause to be transferred) to the Acquiror within thirty (30) days after the Closing Date a cash payment equal to the excess, if any, of the aggregate amount withheld from Employees’ compensation under the Parent’s FSA for the plan year in which the Closing Date occurs over the aggregate amount of reimbursements paid to Employees under the Parent’s FSA for such plan year or (B) the Acquiror shall transfer to the Parent a cash payment equal to the excess, if any, of the aggregate amount of reimbursements paid to Employees under the Parent’s FSA for the plan year in which Closing Date occurs over the aggregate amount withheld from Employees’ compensation under the Parent’s FSA for such plan year, and (iii) the Parent shall be relieved of any further rights or obligations to the Employees under the Parent’s FSA.  The Acquiror and the Parent intend that the actions to be taken pursuant to this Section 6.01(j) be treated as an assumption by the Acquiror of the portion of the Parent’s FSA and the elections made thereunder attributable to such Employees. For the avoidance of doubt, in no event shall the Parent have any liability or obligation under the Acquiror’s FSA.

(k)                                 Prior to the Closing Date and thereafter (as applicable), the Acquiror shall take any and all actions as may be required, including amendments to, or the establishment of, a Tax-qualified defined contribution retirement plan designated by the Acquiror in which

Employees will participate (the “Acquiror’s 401(k) Plan”) to permit each Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in an amount in cash and participant notes evidencing plan loans equal to the full account balance distributed or distributable to such Employee from the American International Group, Inc. Incentive Savings Plan (the “Parent’s 401(k) Plan”) to the Acquiror’s 401(k) Plan.  As soon as practicable following the Closing Date, the Parent shall take all necessary actions to ensure that contributions (including salary deferrals and matching contributions) are made to the Employees’ accounts in the Parent’s 401(k) Plan with respect to the period of service ending on the Closing Date and without regard to any last day or minimum hours of service requirements.

(l)                                     Effective as of the Closing Date, the Parent shall vest the unvested accrued benefits, if any, of the Employees who participated in the Parent’s tax-qualified defined benefit pension plan, and the Acquiror shall reimburse the Parent for the incremental liability associated with such accelerated vesting (as determined in good faith by the Parent’s actuary in accordance with the terms of such pension plan) by cash payment not to exceed $200,000 on the Closing Date. Effective as of the Closing Date, the Parent agrees to vest the unvested accrued benefits of any Employees under the American International Group, Inc. Non-Qualified Retirement Income Plan (as amended) (“Parent’s Nonqualified Plan”), and Acquiror shall make a cash payment to the Parent on the Closing Date in an amount equal to the lesser of (i) $2,000,000 or (ii) the present value of all vested benefits (including those accelerated in accordance with the preceding clause) held by such employees under Parent’s Nonqualified Plan determined as of the date and in accordance with the methodology set forth in Section 6.01(l) of the Parent Disclosure Schedule.

(m)                             Prior to the Closing, prior to making any written or oral communications to the directors, officers or employees of the Company or any of the Transferred Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Acquiror, the Company or the Transferred Subsidiaries shall provide the Parent, or, except for any communication made by the Parent to all U.S. employees of the Parent, the Parent, the Company or the Transferred Subsidiaries shall provide the Acquiror, as the case may be, with a copy of the intended communication.  Except for any communication made by the Parent to all U.S. employees of the Parent, the Parent or the Acquiror, as applicable, shall have a reasonable period of time to review and comment on the communication and the Parent and the Company or the Transferred Subsidiaries shall cooperate in providing any such mutually agreeable communication.  Notwithstanding the foregoing, the Company or the Transferred Subsidiaries need not provide the Acquiror with any communication consistent with the terms set forth in this Agreement. The parties agree to cooperate in good faith with and to give each other party reasonable information about each other’s benefit programs applicable to Employees to facilitate compliance with this Section 6.01.

(n)                                 The Acquiror and the Parent acknowledge and agree that all provisions contained in this Section 6.01 are included for the sole benefit of the Acquiror and the Parent and nothing contained herein shall (i) be construed as an amendment to any employee benefit plan or program, (ii) create any third party beneficiary or other rights in any other Person, including any employee or former employee of any of the Acquiror, the Parent, the Company, the Transferred Subsidiaries or any of their respective Affiliates, or any dependent or beneficiary thereof, or (iii)

otherwise obligate the Acquiror or the Parent or any of their respective Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee following the Closing Date.

(o)                                 Except to the extent prohibited by applicable Law, the Parent will deliver to the Acquiror not later than thirty (30) business days prior to Closing a true, correct and complete list, as of such date, setting forth for each Employee based in the United States: (A) the Employee’s specific employing entity; (B) the Employee’s date of hire; (C) the Employee’s titles or positions; (D) the Employee’s base salary or base wage rate; (E) the Employee’s target annual bonus or commission opportunities and target long-term incentive opportunities, if applicable; (F) the Employee’s status as “exempt” or “nonexempt” for overtime eligibility purposes; (G) the Employee’s main work location; and (H) the Employee’s pay grade.

ARTICLE VII

TAX MATTERS

Section 7.01.       Tax Returns.

(a)                                 In accordance with past practice (except as otherwise required by applicable Law, the Section 338(h)(10) Election or the final Section 338(h)(10) Allocation Schedule), the Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and the Transferred Subsidiaries (i) for Pre-Closing Taxable Periods (but only with respect to Tax Returns required to be filed by or with respect to the Company or any Transferred Subsidiary on a combined, consolidated, unitary or similar basis with the Parent or any Affiliate of the Parent (other than the Company or any Transferred Subsidiary) and not Tax Returns required to be filed separately by the Company or any Transferred Subsidiary) or (ii) that are due on or before the Closing Date (with respect to other Tax Returns), and in each case the Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(b)                                 The Acquiror shall file or cause to be filed when due all Tax Returns for Pre-Closing Taxable Periods that are required to be filed by or with respect to the Company or any Transferred Subsidiary that are not Tax Returns which Parent is required to file or cause to be filed pursuant to Section 7.01(a).  The Acquiror shall prepare such Tax Returns in accordance with the past practice of the Company and the Transferred Subsidiaries (except as otherwise required by applicable Law, the Section 338(h)(10) Election or the final Section 338 Allocation Schedule) and shall deliver any such Tax Returns that relate to Income Taxes (“Income Tax Returns”) to the Parent for its review at least thirty (30) days prior to the due date (taking into account all extensions properly obtained) for filing.  The Acquiror shall deliver a final copy (as filed) of such Tax Returns that are not Income Tax Returns to the Parent for its review, accompanied by any reasonably requested explanation and supporting computations, no later than fifteen (15) days after filing such Tax Returns.   In each case, the Acquiror and the Parent shall cooperate to resolve any disagreements regarding the items on any such Tax Return no later than twenty (20) days after Acquiror shall have delivered such Tax Return.  If the parties resolve all disagreements or have no disagreements, Parent shall pay to the Acquiror the amount for which Parent is liable under Section 7.03(a) of this Agreement with respect to such Tax Return, in the case of an Income Tax Return, no later than five (5) Business Days after the due date for filing such Income Tax Return, and in other cases, no later than twenty-five (25) Business Days after receipt by the Parent of the relevant Tax Return.  If, however, the parties are unable to resolve all such disagreements, any unresolved dispute shall be submitted to an Expert, selected pursuant to the Expert Selection Process, and the Parent shall pay to Acquiror (pursuant to the same schedule as set forth in the previous sentence) the amount for which Parent is liable under Section 7.03(a) of this Agreement with respect to the relevant Tax Return if Parent’s position with respect to the disputed item were adopted on such Tax Return.  If the Expert subsequently determines that the Acquiror’s position “is more likely than not to be” the correct position under applicable Law, the Parent shall promptly pay to the Acquiror an amount of cash equal to the disputed amount resolved in the Acquiror’s favor.  The Acquiror shall timely file, or cause to be timely filed, each Tax Return described in this Section 7.01(b) and shall timely pay, or cause to be timely paid, all Taxes payable with respect to each such Tax Return.

Section 7.02.                          Tax Period Allocations.

(a)                                 For all purposes of this Agreement, whenever it is necessary to determine the portion of any Taxes of the Company and the Transferred Subsidiaries that, in the case of any Taxable period beginning on or before and ending after the Closing Date, are allocated to the portion of such period ending on the Closing Date or the portion of such period beginning on the day after the Closing Date, the determination shall be made, (i) in the case of any property or other ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis, and (ii) in the case of any other Taxes, based on an interim closing of the books of the Company and the Transferred Subsidiaries as of the end of the Closing Date (in the case of premium Tax credits, such credits are to be apportioned on the same basis as the premium is allocated pursuant to this sentence).  All partnership items of Irving Partners Limited Partnership allocable to the Company or a Transferred Subsidiary shall be apportioned between the Taxable period (or portion thereof) ending on the Closing Date and the Taxable period (or portion thereof) beginning after the Closing Date as if the Company or the Transferred Subsidiary (as applicable) that holds an interest in Irving Partners Limited Partnership had sold or exchanged its entire interest in such entity on the Closing Date.

Section 7.03.                          Tax Indemnity.

(a)                                 After the Closing and subject to this Article VII, the Parent shall indemnify, defend and hold harmless the Acquiror Indemnified Parties (as defined below) from and against, and reimburse any Acquiror Indemnified Parties for, all Losses that any Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of any Taxes (i) imposed on or with respect to the Company or any of the Transferred Subsidiaries with respect to any Pre-Closing Taxable Period (including as a result of the Section 338(h)(10) Election), (ii) of any Person (other than the Company or any of the Transferred Subsidiaries) for which the Company or any of the Transferred Subsidiaries become liable (A) as a result of Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or foreign Law) as a result of a relationship or arrangement in existence at any time prior to the Closing or (B) as a result of any event or transaction occurring on or prior to the Closing Date, as a transferee or successor, by operation of Law, or by reason of a Contract that was entered into by the Company or a Transferred Subsidiary on or prior to the Closing Date (other than a

Contract that was entered into in the Ordinary Course of Business which does not primarily relate to Taxes; provided that Losses suffered as a result of a Contract relating to the acquisition or disposition (including by way of spin-off or split-off) of entities or substantially all of the assets of an entity that includes an obligation to make payments in respect of Tax shall be indemnifiable, or (iii) resulting from any breach by the Parent or any of its Affiliates of any covenant in this Article VII.

(b)                                 After the Closing and subject to this Article VII, the Acquiror shall indemnify, defend and hold harmless the Parent Indemnified Parties (as defined below) from and against, and reimburse any Parent Indemnified Parties for, all Losses that any Parent Indemnified Party may at any time suffer or incur, or become subject to, as a result of any (i) Taxes imposed on or with respect to the Company or any of the Transferred Subsidiaries with respect to any Post-Closing Taxable Period, (ii) Taxes of any Person (other than the Company or any of the Transferred Subsidiaries) for which any Parent Indemnified Party becomes liable (A) as a result of Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or foreign law) as a result of a relationship or arrangement arising upon or after the Closing between the Acquiror (or its Affiliates), the Company and/or any of the Transferred Subsidiaries or (B) as a result of any event or transaction occurring after the Closing Date, as a transferee or successor because of a relationship or arrangement between the Acquiror (or its Affiliates), the Company and/or any of the Transferred Subsidiaries, by operation of Law, or by reason of a Contract that is entered into by the Company and/or any of the Transferred Subsidiaries after the Closing Date (other than a Contract that is entered into in the Ordinary Course of Business which does not primarily relate to Taxes; provided that Losses suffered as a result of a Contract relating to the acquisition or disposition (including by way of spin-off or split-off) of entities or substantially all of the assets of an entity that includes an obligation to make payments in respect of Tax shall be indemnifiable), (iii) Taxes resulting from any breach by the Acquiror or any of its Affiliates of any covenant in this Article VII or (iv) Subpart F Hike Taxes; provided, however, that, notwithstanding anything to the contrary in this Section 7.03(b), the Acquiror shall not indemnify, defend or hold harmless the Parent Indemnified Parties from and against, or reimburse any Parent Indemnified Parties for, any Losses for which the Parent is responsible under Section 7.03(a) (but, for the avoidance of doubt, Subpart F Hike Taxes are not Taxes for which the Parent is responsible pursuant to Section 7.03(a) of this Agreement).

(c)                                  If the Closing Date occurs after January 30, 2017, on March 1, 2018, the Acquiror shall deliver to the Parent (i) a schedule setting forth the amounts includible in income pursuant to Section 951(a)(1) of the Code for the taxable year ended December 31, 2017 with respect to UG Asia (the “2017 Subpart F Schedule”) and (ii) a schedule setting forth the amounts includible in income pursuant to Section 951(a)(1) of the Code for the portion of the 2017 taxable year ending on the Closing Date (assuming the taxable year of UG Asia terminates on the Closing Date) (the “2017 Stub Subpart F Schedule” and together with the 2017 Subpart F Schedule, the “Subpart F Schedules”, and each, a “Subpart F Schedule”).  No later than March 30, 2018, the Parent shall notify the Acquiror in writing of any objection the Parent may have to the amounts shown therein, setting forth in reasonable detail the basis for such objection.  The Parent and the Acquiror shall seek in good faith to resolve any differences that they may have with respect to the Subpart F Schedules.  In the event that the Parent and the Acquiror are unable to reach a mutual agreement on either or both Subpart F Schedules by April 15, 2018, the Parent and the Acquiror shall appoint an Expert, selected pursuant to the Expert Selection Process, to determine the amounts and shall share its fees equally.  The determination of the Expert shall be binding on the Parent and the Acquiror.  The “Subpart F Hike Taxes” shall be the greater of (i) zero and (ii) 35% of the excess of (X) the amount shown as includible in income pursuant to Section 951(a)(1) of the Code on the 2017 Subpart F Schedule multiplied by the ratio of (I) the number of days in 2017 ending with and including the Closing Date to (II) 365 over (Y) the amount shown as includible in income pursuant to Section 951(a)(1) of the Code on the 2017 Stub Subpart F Schedule.  If, as a result of an IRS audit or administrative proceeding or a court proceeding occurring after the Subpart F Schedules have been finalized, the amounts includible in income shown on such schedules would, if such schedules reflected the outcome of such audit or proceeding, differ from the amounts actually shown on such schedules because of facts that were not taken into account in preparing such schedules, such schedules shall be amended (using the same methodology and analogous schedules as those outlined in the prior sentences of this Section 7.03(c)) and the amount of Subpart F Hike Taxes shall be recalculated, with the Parent refunding to the Acquiror any decrease therein and the Acquiror paying to the Parent any increase therein.

(d)                                 Notwithstanding anything to the contrary contained herein, the Acquiror shall file or cause to be filed all Tax Returns and other documentation with respect to any transfer, documentary, stamp or other similar Taxes that are required to be filed and any recording or filing fees, including interest or penalties thereon, in each case arising from the purchase and sale contemplated pursuant to this Agreement (any such Taxes, fees, interest and penalties, “Transfer Taxes”).  Any such Transfer Taxes, and the costs for preparing and filing all such Tax Returns, shall be borne equally by the Parent and the Acquiror.  If required by applicable Law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parent and the Acquiror shall reasonably cooperate in obtaining any available exemptions from and minimizing any applicable Transfer Taxes.

Section 7.04.                          Tax Refunds. The Parent or the Acquiror shall be entitled to any refund of Taxes (whether in the form of cash received or a credit against Taxes otherwise payable) for which it is responsible under this Agreement; provided, however, that the Acquiror shall be entitled to any refund of any Tax of UG Asia that is attributable to any carryback from any Post-Closing Taxable Period of UG Asia.  The Person receiving such refund shall promptly remit such refund to the Parent or the Acquiror, as applicable (or, if the refund is in the form of a credit, the amount of such credit shall be paid to the Parent or the Acquiror, as applicable, ten (10) days after the due date of the Tax Return claiming such credit).

Section 7.05.                          Post-Closing Acquiror Conduct.

(a)                                 Without the prior written consent of the Parent, which consent may be withheld in the sole discretion of the Parent, none of the Acquiror or any Affiliate of the Acquiror shall, or shall cause or permit the Company or any Transferred Subsidiary to, to the extent relating to the Company or any Transferred Subsidiary with respect to any Pre-Closing Taxable Periods, (i) amend, re-file or otherwise modify (or waive, or grant an extension of, any statute of limitation with respect to) any Tax Return, (ii) self-assess a Tax, (iii) engage in any voluntary disclosures or discussions with any Tax Authority regarding any Tax or Tax Returns, (iv) file any private letter ruling or similar request with respect to Taxes or Tax Returns, or (v) change any election or other practice or procedure that could have an impact on Taxes or Tax

Returns. Changes of “practice or procedure” for purposes of clause (v) of the immediately preceding sentence shall not include any practice or procedure (1) required by applicable Law or this Agreement, (2) to the extent consistent with the past practice of the Company and the Transferred Subsidiaries, (3) to the extent reflected on a Tax Return that is the subject of Section 7.01(b) or (4) relating to a Tax Return that is filed after the Closing Date and that reflects solely events, matters, and activities occurring or relevant after the Closing Date and does not reflect any events, matters, or activities occurring or relevant before the Closing Date. With respect to UG Asia, none of the Acquiror or any Affiliate of the Acquiror shall, or shall cause or permit the Company or any Transferred Subsidiary to, on or prior to December 31, 2016, (i) make any distribution (or take any other action that is treated as a distribution for U.S. federal income tax purposes) to shareholders in excess of the amount of earnings and profits (as computed for United States federal income tax purposes) derived during that portion of the taxable year of UG Asia that includes the Closing that begins after the Closing, (ii) make any investment in U.S. property within the meaning of Section 956 of the Code at any time during the taxable year that includes the Closing Date, or (iii) take any other action outside of the Ordinary Course of Business which would reasonably be expected to impact the amount of Parent’s subpart F income within the meaning of Section 952 of the Code.

(b)                                 The Acquiror shall promptly cause the Company and each Transferred Subsidiary to prepare and provide to the Parent a package of Tax information materials (including schedules and work papers) (the “Tax Package”) required by the Parent to enable the Parent to prepare and file all Tax Returns required to be prepared and filed by it hereunder.  The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate Taxable income or other relevant measure of income of the Company and each Transferred Subsidiary.  The Acquiror shall cause the Tax Package to be delivered to the Parent within sixty (60) days after the Closing Date.

Section 7.06.                          Contest Provisions.  The Acquiror shall promptly notify the Parent in writing upon receipt by the Acquiror, any of its Affiliates, the Company or any Transferred Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Parent or any Affiliates of the Parent on the Closing Date (other than the Company or any Transferred Subsidiary) may be liable; provided, however, that a failure to do so shall not reduce the Parent’s liability under Section 7.03, except to the extent such failure adversely impacts the Parent’s ability to defend the audit or assessment. The Parent or its designee shall have the sole right to represent the Company’s and each Transferred Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which the Parent (or any Affiliates of the Parent on the Closing Date other than the Company or any Transferred Subsidiary) may be liable, to settle such matters, and to employ counsel of its choice at its expense, except that Parent shall not settle any such proceeding that would reasonably be expected to materially adversely affect the Acquiror, any of its Affiliates, the Company or any Transferred Subsidiary without the prior written consent of Acquiror (such consent not to be unreasonably withheld or delayed). In the case of any Tax audit or administrative or court proceeding relating to Taxable periods ending after the Closing Date, subject to the subsequent clauses of this sentence, the Acquiror shall have the right to represent the Company’s and each Transferred Subsidiary’s interests in any such audit or administrative or court proceeding relating to such Taxable periods, but the Parent or its designee shall be entitled to participate at its expense in any such audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of any such Taxable period ending on and including the Closing Date and, with the written consent of the Acquiror (such consent not to be unreasonably withheld or delayed) and at the Parent’s or its designee’s sole expense, the Parent or its designee may assume the control of such entire audit or proceeding, but, in such case, Parent shall not settle any such audit or proceeding that would reasonably be expected to materially adversely affect the Acquiror, any of its Affiliates, the Company or any Transferred Subsidiary without the prior written consent of the Acquiror (such consent not to be unreasonably withheld or delayed). None of the Acquiror, any of its Affiliates, the Company or any Transferred Subsidiary may settle any Tax claim for any Taxes for which the Parent (or any Affiliates of the Parent on the Closing Date other than the Company or any Transferred Subsidiary) may be liable, without the prior written consent of the Parent (such consent not to be unreasonably withheld or delayed).

Section 7.07.                          Assistance and Cooperation.  After the Closing Date, each of the Parent and the Acquiror shall, and shall cause their respective Affiliates to:

(a)                                 assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.01 (including, for the avoidance of doubt, by furnishing information to permit the Parent to determine and report U.S. federal income tax items with respect to UG Asia);

(b)                                 cooperate fully in preparing for any audits of, or disputes with any Tax Authority regarding, any Tax Returns of the Company or any Transferred Subsidiary;

(c)                                  make available to the other and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of the Company or any Transferred Subsidiary;

(d)                                 provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company or any Transferred Subsidiary for Taxable periods for which the other may have a liability under Section 7.03; provided, however, that a failure to do so shall not reduce the liability under Section 7.03, except to the extent such failure adversely impacts the liable party’s ability to defend the audit or assessment;

(e)                                  furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any Taxable period for which the other may have a liability under Section 7.03;

(f)                                   timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.03(d) (relating to sales, transfer and similar Taxes); and

(g)                                  timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article VII;

provided that neither the Parent nor any of its Affiliates (nor their respective Representatives) shall be required to disclose to the Acquiror or any of its agents or Representatives any consolidated, combined, affiliated or unitary Tax Return which includes the Parent or any of its Affiliates or any Tax-related work papers, except, in each case, for materials or portions thereof that relate solely to the Company or any of the Transferred Subsidiaries.  If reasonably requested by the Parent, the Acquiror shall enter into a customary joint defense agreement with any one or more of the Parent, any Affiliate of the Parent, the Company and each of the Transferred Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 7.07 for the purpose of, inter alia, preserving privilege.

Section 7.08.                          Other Tax Matters.

(a)                                 Notwithstanding anything to the contrary contained herein, the indemnification provided for in this Article VII shall be the sole remedy for any claim in respect of Taxes for which an indemnity is provided under Section 7.03(a) or Section 7.03(b) (including those Taxes that would otherwise (that is, but for the exception set forth in the parenthetical in Section 10.02(a)) also be the subject of indemnification pursuant to Article X by being Taxes arising as a result of, or in connection with, the inaccuracy or breach of any representation or warranty made by the Parent in Section 3.21), and the provisions of Article X shall not apply to such claims, except for Section 10.01 (subject to Section 7.08(c)), Section 10.05, Section 10.06 and Section 10.07 (other than clause (iv) thereof).

(b)                                 Notwithstanding anything to the contrary contained herein, where, as a result of any Taxes, the payment of an amount in respect of an indemnity under this Article VII or Article X directly to an Acquiror Indemnified Party imposes a greater burden on the Parent than the payment of such amount directly to the Company, the Parent shall have the option to pay that amount directly to the Company, provided, that the Acquiror Indemnified Parties are fully indemnified in the aggregate.

(c)                                  Any claim for indemnity under this Article VII may be made at any time through the sixtieth (60th) day after the expiration of the applicable Tax statute of limitations with respect to the relevant Taxable period (including all periods of extension, whether automatic or permissive) and may be made only if the Indemnifying Party has been timely notified of the Tax audit or assessment in a way that would allow it to contest the relevant Tax liability.

(d)                                 (i)  The Parent and the Acquiror shall make, or shall cause to be made, an election under Section 338(h)(10) of the Code and any similar state or local laws with respect to the Company and each Transferred Subsidiary that is taxable as a domestic corporation under the Code (collectively, the “Section 338(h)(10) Election”).  The Parent and the Acquiror shall report and treat, and shall cause their respective Affiliates to report and treat, the sale and purchase (or deemed sale and purchase) of the Shares as a sale of the assets and liabilities of each such corporation, and the parties hereto shall report, and shall cause their respective Affiliates to report, such transactions and deemed transactions in accordance with the Section 338(h)(10) Election.  The Acquiror agrees and covenants that (other than as set forth above) none of the Acquiror or any Affiliate of the Acquiror will make any election under Section 338 of the Code (or other similar state, local or foreign tax Law) with respect to the acquisition of the Company or any of the Transferred Subsidiaries.  The Parent and the Acquiror agree and covenant that they will duly execute, or cause to be executed, any form (including IRS Form 8023) required for purposes of making the Section 338(h)(10) Election and such forms shall be delivered to each party at or prior to the Closing Date.  The Parent and the Acquiror agree and covenant that they will not, and they will cause their respective Affiliates not to, make any election under Section 338 of the Code or other similar state, local or foreign tax Law that is inconsistent with the Section 338(h)(10) Election or file any Tax Return (or take any other Tax position) with respect to the Company or any of the Transferred Subsidiaries that is inconsistent with the Section 338(h)(10) Election (unless otherwise required by Law).

(ii)                                  Within eighty (80) days following the Closing Date, the Acquiror shall prepare and deliver to the Parent a schedule allocating the aggregate deemed sale price, as defined in Treasury Regulations Section 1.338-4 (or, if different, the sales price that is required to be used for purposes of any state, local or foreign Law), for the Company and each Transferred Subsidiary for which a Section 338 election (or a similar election under state, local or foreign tax Law) will be made, among the assets of the Company and each Transferred Subsidiary (the “Section 338 Allocation Schedule”).  The Section 338 Allocation Schedule shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder (and, if applicable, in accordance with any other similar provision of state, local and foreign Law).  Within thirty (30) days of receiving the Section 338 Allocation Schedule from the Acquiror, the Parent shall notify the Acquiror in writing of any objection it may have to the allocations contained therein, setting forth in reasonable detail the basis for such objection.  The Parent and the Acquiror shall seek in good faith to resolve any differences that they may have with respect to the Section 338 Allocation Schedule delivered by the Acquiror.  In the event that the Parent and the Acquiror are unable to reach a mutual agreement on the Section 338 Allocation Schedule within fifteen (15) days of the Parent having given notice of its objection to the allocations contained therein, the Parent and the Acquiror shall appoint an Expert, selected pursuant to the Expert Selection Process, to determine the allocation and shall share its fees equally.  The determination of the Expert shall be binding on the Parent and the Acquiror.  Each of the Parent and the Acquiror agrees that promptly upon agreeing on the Section 338 Allocation Schedule (or the determination of the Expert) it shall return an executed copy thereof to the other party hereto.  The Parent and the Acquiror shall, and shall cause their respective Affiliates to, file all federal, state, local and foreign Tax Returns in accordance with the Section 338 Allocation Schedule, unless otherwise required by applicable Law.

(e)                                  Tax Sharing Agreements.  Notwithstanding anything to the contrary contained herein, except with respect to any of the following agreements to which the Company or the Transferred Subsidiaries are the only parties thereto, the Parent shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate, concurrently with the end of the Closing Date, all contracts and agreements between the Company or any Transferred Subsidiary, on the one hand, and the Parent or any Affiliate of the Parent (other than the Company and the Transferred Subsidiaries), on the other hand, relating to Tax allocation, sharing or paying agreements (the “Tax Sharing Agreements”), so as to cause there to be no continuing liability thereunder on this part of the Company or any Transferred Subsidiary. Subject to Section 2.09 and Section 5.01(i) of the Parent Disclosure Schedule, after the date hereof, no payment shall be made by the Company or any Transferred Subsidiary pursuant to any Tax Sharing Agreement and neither the Company nor any Transferred Subsidiary shall be entitled to any payment under any Tax Sharing Agreement.

(f)                                   Notwithstanding anything to the contrary herein, if an indemnifying party has indemnified the other party for any amount of Taxes pursuant to this Article VII and such latter party fails to discharge the Tax liability giving rise to such indemnity, then, if any Governmental Authority attempts to collect such Taxes or any portion thereof from the former indemnifying party, such latter party shall reimburse such former indemnifying party for any Losses resulting therefrom.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01.       Conditions to Obligations of Each Party.  The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 No Governmental Order.  There shall be no Law or Governmental Order enacted, issued, promulgated, enforced or entered that, in each case, enjoins or prohibits the consummation of the transactions contemplated by this Agreement or makes illegal the consummation of the transactions contemplated by this Agreement.

(b)                                 Approvals of Governmental Authorities.  The approvals of the Governmental Authorities for the consummation of the transactions contemplated by this Agreement listed in Section 8.01(b) of the Parent Disclosure Schedule shall have been received or deemed received and shall be in full force and effect without the imposition of any Burdensome Condition.  The waiting period (and any extension of such period) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c)                                  Federal Reserve. The Parent shall have (a) received confirmation, satisfactory to it in its good faith judgment, from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) that neither the Parent nor any of its Affiliates would be deemed to “control” the Acquiror for purposes of the Bank Holding Company Act of 1956 after the Closing by reasons of the transactions contemplated by this Agreement, and (b) either (x) received confirmation, satisfactory to it in its good faith judgment, from the Federal Reserve Board that the prior written notice requirement under Section 163(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Section 163(b)”) does not apply to the transactions contemplated by this Agreement or (y) if the prior written notice requirement under Section 163(b) does apply to the transactions contemplated by this Agreement, the Parent has received approval under Section 163(b) from the Federal Reserve Board.

Section 8.02.       Conditions to Obligations of the Parent.  The obligation of the Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations and Warranties; Covenants.  (i) The representations and warranties of the Acquiror contained in this Agreement (other than Section 4.01, Section 4.02, and Section 4.03) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein), individually or in the aggregate has not had, or would not reasonably be expected to have, an Acquiror Material Adverse Effect; (ii) Section 4.01, Section 4.02 and Section 4.03 shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) in all respects; (iii) all of the obligations of the Acquiror to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully performed and complied with in all material respects; and (iv) the Parent shall have received a certificate dated the Closing Date of the Acquiror signed by a duly authorized executive officer of the Acquiror stating that the conditions specified in clauses (i), (ii) and (iii) of this Section 8.02(a) have been waived or satisfied.

(b)                                 Ancillary Agreements.  The Acquiror shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each applicable Affiliate of the Acquiror to execute and deliver each of the Ancillary Agreements to which such Affiliate of the Acquiror is a party.

(c)                                  Listing.  The shares of Acquiror Common Stock underlying the Convertible Preferred Stock Consideration shall have been listed on the NASDAQ, subject to official notice of issuance, and the Perpetual Preferred Stock Consideration, if any, shall have been listed on the stock exchange upon which the shares of Acquiror Preferred Stock issued in the Qualifying Preferred Stock Issuance are listed.

(d)                                 Legal Opinion. The Parent shall have received the opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Acquiror, substantially in the form set forth in Exhibit E.

(e)                                  No Acquiror Material Adverse Effect. Since the date hereof, there shall have been no Acquiror Material Adverse Effect.

Section 8.03.       Conditions to Obligations of the Acquiror.  The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations and Warranties; Covenants.  (i) The representations and warranties of the Parent and the Company contained in this Agreement (other than Section 3.01, Section 3.02 and Section 3.03(a) , Section 3.03(b) and the second sentence of Section 3.07(a) (in each case, only to the extent applicable to the Parent and the Company) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or

“Company Material Adverse Effect” set forth therein), individually or in the aggregate has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) Section 3.01, Section 3.02, Section 3.03(a) , Section 3.03(b) and the second sentence of Section 3.07(a) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) in all respects (except as would not be significant in the case of Section 3.03(a)); (iii) the second and third sentences of Section 3.10(d) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date), (iv) all of the obligations of the Parent to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully performed and complied with in all material respects; and (v) the Acquiror shall have received a certificate dated the Closing Date of the Parent signed by a duly authorized executive officer of the Parent stating that the conditions specified in clauses (i), (ii) and (iii) of this Section 8.03(a) have been waived or satisfied.

(b)                                 Ancillary Agreements.  The Parent shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each applicable Affiliate of the Parent to execute and deliver each of the Ancillary Agreements to which such Affiliate of the Parent is a party.

(c)                                  No Material Adverse Effect.  Since the date hereof, there shall not have occurred any Company Material Adverse Effect.

(d)                                 XOL Reinsurance Treaty. The XOL reinsurance treaty described in and on the terms set forth in Section 8.03(d) of the Parent Disclosure Schedule (the “XOL Reinsurance Treaty”) shall as of the Closing be legal, valid, binding and enforceable by the applicable Transferred Subsidiary, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies, on and after the Closing. All authorizations, consents, orders, approvals or non-disapprovals of all Governmental Authorities necessary for the XOL Reinsurance Treaty shall have been obtained or deemed received.

ARTICLE IX

TERMINATION

Section 9.01.       Termination.  This Agreement may be terminated prior to the Closing:

(a)                                 by the mutual written consent of the Parent and the Acquiror;

(b)                                 by either the Parent or the Acquiror if the Closing has not occurred on or before the Initial Outside Date; provided, however, that if the sole reason that the Closing has not occurred is that either (x) one or more of the approvals or non-disapprovals of the Governmental

Authorities required pursuant to Section 8.01(b) have not been obtained or (y) the closing condition set forth in Section 8.01(c) has not been satisfied, in each case, on or prior to such date, such date may be extended by either party hereto to a date not beyond three (3) months following the Initial Outside Date (the Initial Outside Date, as extended pursuant to this Section 9.01(b), herein referred to as the “Outside Date”); and provided, further, that the right to terminate this Agreement under this Section 9.01(b) and the right to extend the Initial Outside Date shall not be available to any party hereto whose failure to take any action required to fulfill any of such party’s obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date;

(c)                                  by either the Parent or the Acquiror in the event of (i) the issuance of a final, non-appealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement or (ii) that any Law has been enacted, promulgated or issued, or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Authority that restrains, enjoins or prohibits the transactions contemplated by this Agreement or that would make the consummation of the transactions contemplated hereby illegal;

(d)                                 by the Acquiror (but only so long as the Acquiror is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Parent such that one or more of the conditions to Closing set forth in Section 8.01 and Section 8.03 are not capable of being fulfilled prior to the Outside Date or if such breach is capable of being cured prior to the Outside Date but is not so cured within 60 days following the Acquiror providing written notice of such breach to the Parent; or

(e)                                  by the Parent (but only so long as the Parent is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Acquiror such that one or more of the conditions to Closing set forth in Section 8.01 and Section 8.02 are not capable of being fulfilled prior to the Outside Date or if such breach is capable of being cured prior to the Outside Date but is not so cured within 60 days following the Parent providing written notice of such breach to the Acquiror;

Section 9.02.       Notice of Termination.  Any party hereto desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party hereto.

Section 9.03.       Effect of Termination.

(a)                                 In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any Financing Source Related Party, except, in the case of any party hereto, as set forth in Section 5.05, this Article IX and Article XI; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for (i) failure to perform in any material respect the obligations set forth in Section 5.06 or (ii) any fraud or knowing and intentional material breach of this Agreement.

(b)                                 In the event of the termination of this Agreement (i) by either party pursuant to Section 9.01(b) at a time when one or more of the approvals of the Governmental Authorities required pursuant to Section 8.01(b) have not been obtained and at the time of such termination all of the conditions set forth in Section 8.01(a), Section 8.01(c), Section 8.03(a), Section 8.03(c) and the second sentence of Section 8.03(d) have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, would be satisfied if the Closing were to occur on the date of such termination) other than any condition with respect to the approvals of the Governmental Authorities required pursuant to Section 8.01(b) or (ii) by either party pursuant to Section 9.01(c) and at the time of such termination all of the conditions set forth in Section 8.01(a), Section 8.01(c), Section 8.03(a), Section 8.03(c) and the second sentence of Section 8.03(d) have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, would be satisfied if the Closing were to occur on the date of such termination), then the Acquiror shall pay, or cause to be paid, the Termination Fee to the Parent as promptly as reasonably possible (and in any event, within ten (10) Business Days following such termination). It being understood that in no event shall Acquiror be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.  Notwithstanding anything to the contrary in this Agreement, the Parent’s right to receive payment of the Termination Fee from the Acquiror pursuant to this Section 9.03(b) shall be the sole and exclusive remedy of the Parent or any of its Affiliates against (x) Acquiror or any of its Affiliates or any of their respective stockholders, partners, members or Representatives for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination (except for any fraud or knowing and intentional material breach of this Agreement) and (y) the Financing Source Related Parties for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination.

(c)                                  Each of the Parent and the Acquiror acknowledge that the agreement contained in Section 9.03(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, the other party would not enter into this Agreement; accordingly, if the Acquiror fails promptly to pay the amount due pursuant to Section 9.03(b), and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Acquiror for the Termination Fee or any portion thereof, the Acquiror shall pay the costs and expenses of the Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Acquiror fails to pay the amounts payable pursuant to this Section 9.03(c), then the Acquiror shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate equal to the prime rate as reported in The Wall Street Journal.

(d)                                 Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. While Parent may pursue both a grant of specific performance under Section 11.13 and the payment of the Termination Fee under this Article IX, under no circumstances shall Parent, prior to the Closing, be entitled to receive both (x) a grant of specific performance which results in consummation of the Closing and (y) all or any portion of the Termination Fee.

(e)                                  Notwithstanding anything to the contrary herein, the Termination Fee shall not be due and payable to Parent if this Agreement is terminated at a time when the condition set forth in Section 8.01(c) has not been satisfied.

ARTICLE X

INDEMNIFICATION

Section 10.01.                   Survival.  The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or any certificate contemplated to be delivered pursuant hereto shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 10.02 or Section 10.03 thereafter), except: (i) the Parent Fundamental Representations and the Acquiror Fundamental Representations shall survive the Closing indefinitely; (ii) the representations and warranties set forth in Section 3.09(g) shall survive the Closing for a period of four (4) years; (iii) the covenants and agreements of the parties hereto contained in or made pursuant to this Agreement or any certificate contemplated to be delivered pursuant hereto shall survive the Closing for six (6) months after the last applicable performance period.

Section 10.02.                   Indemnification by the Parent.

(a)                                 After the Closing and subject to this Article X, the Parent shall indemnify, defend and hold harmless the Acquiror, its Affiliates and their respective Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses (other than Losses that are Taxes that are (i) the subject of indemnification under Section 7.03(a) or (ii) Taxes arising as a result of, or in connection with, the inaccuracy or breach of any representation or warranty made by the Parent in Section 3.21 with respect to any Post-Closing Taxable Periods) that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to as a result of or in connection with:

(i)                                     any inaccuracy or breach of any representation or warranty made by the Parent in this Agreement; and

(ii)                                  any breach or failure by the Parent or any of its Affiliates to perform any of its covenants, obligations or agreements contained in this Agreement.

(b)                                 Notwithstanding anything to the contrary contained herein, the Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) (other than Losses arising out of the inaccuracy or breach of any Parent Fundamental Representations) (i) with respect to any claim (or series of claims arising from substantially similar underlying facts, events or circumstances) unless such claim (or series of claims arising from substantially similar underlying facts, events or circumstances) involves Losses in excess of $200,000 (nor shall any such claim or series of claims that do not meet the

$200,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Parent has responsibility under clause (ii) of this Section 10.02(b) below); (ii) until the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Acquiror Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.02(a)(i) exceeds $17,000,000, after which the Parent shall be obligated for all Acquiror Indemnified Parties’ Losses for which the Acquiror Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.02(a)(i) that are in excess of $17,000,000, but only if such excess Losses arise with respect to any claim (or series of related claims arising from substantially similar underlying facts, events or circumstances) that involves Losses in excess of $200,000; and (iii) in a cumulative aggregate amount exceeding $510,000,000.  For purposes of determining whether the threshold set forth in clause (iii) of this Section 10.02(b) has been met or exceeded, any amount paid by the Parent for Losses pursuant to Section 10.02(a)(i), other than any Losses in respect of the inaccuracy or breach of any Parent Fundamental Representations, shall be taken into account.  Notwithstanding anything to the contrary contained herein, the Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) in a cumulative aggregate amount exceeding the Purchase Price.

Section 10.03.                   Indemnification by the Acquiror.

(a)                                 After the Closing and subject to this Article X, the Acquiror shall indemnify, defend and hold harmless the Parent and its Affiliates and their respective Representatives (collectively, the “Parent Indemnified Parties”) against, and reimburse any Parent Indemnified Party for, all Losses that such Parent Indemnified Party may at any time suffer or incur, or become subject to:

(i)                                     as a result of or in connection with the inaccuracy or breach of any representation or warranty made by the Acquiror in this Agreement; or

(ii)                                  as a result of or in connection with any breach or failure by the Acquiror to perform any of its covenants, obligations or agreements contained in this Agreement.

(b)                                 Notwithstanding anything to the contrary contained herein, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to Section 10.03(a)(i) (other than Losses arising out of the inaccuracy or breach of any Acquiror Fundamental Representations) (i) with respect to any claim (or series of claims arising from substantially similar underlying facts, events or circumstances) unless such claim (or series of claims arising from substantially similar underlying facts, events or circumstances) involves Losses in excess of $200,000 (nor shall any such claim or series of claims that do not meet the $200,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Parent Indemnified Parties’ Losses for which the Acquiror has responsibility under clause (ii) of this Section 10.03(b) below); (ii) until the aggregate amount of the Parent Indemnified Parties’ Losses for which the Parent Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.03(a)(i) exceeds $17,000,000, after which the Acquiror shall be obligated for all Parent Indemnified Parties’ Losses for which the Parent Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.03(a)(i) that are in excess of $17,000,000, but only if such excess Losses arise with respect to any claim (or series of related claims arising from substantially similar underlying facts, events or circumstances) that involves Losses in excess of $200,000; and (iii) in a cumulative aggregate amount exceeding $510,000,000.  For purposes of determining whether the threshold set forth in clause (iii) of this Section 10.03(b) has been met or exceeded, any amount paid by the Acquiror for Losses pursuant to Section 10.03(a)(i), other than any Losses in respect of the inaccuracy or breach of any Acquiror Fundamental Representations, shall be taken into account.  Notwithstanding anything to the contrary contained herein, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to Section 10.03(a)(i) in a cumulative aggregate amount exceeding the Purchase Price.

Section 10.04.                   Notification of Claims.

(a)                                 A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article X, including any pending or threatened claim, demand, notice or other communication by a third party (including any Governmental Authority) that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim, demand, notice or other communication asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that such failure actually prejudices the defense of such claim by the Indemnifying Party.  Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the Indemnifying Party.  The parties agree that (i) in this Article X they intend to shorten (in the case of the limited survival periods specified in Section 10.01) and lengthen (in the case of the indefinite survival periods specified in Section 10.01) (as the case may be) the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation or warranty; and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 10.04(a) shall be expressly barred and are hereby waived; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 10.04(a) of a claim for indemnification under this Article X (whether or not formal legal Action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article X notwithstanding the passing of such applicable date until such time as such claim is fully and finally resolved.

(b)                                 Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, elect to compromise, settle, defend or appeal such Third Party Claim, with its own counsel, contractors and consultants and at its own expense and the Indemnified Party shall, and the Parent, on the one hand, or the Acquiror, on the other hand (as the case may be), shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the compromise, settlement or appeal of, or defense against, such Third Party Claim; provided that if the Indemnifying Party assumes the compromise, defense, appeal or settlement of such Third Party Claim, (i) the Indemnifying Party shall promptly reimburse the Indemnified Party for reasonable third party out-of-pocket expenses incurred by the Indemnified Party (such as reasonable travel costs, but not internal time charges) in providing its cooperation and (ii) the Indemnified Party shall be entitled to employ one counsel to represent itself if an actual conflict of interest exists in the reasonable opinion of counsel to the Indemnified Party between the Indemnifying Party and the Indemnified Party in respect of such Third Party Claim and in that event the reasonable fees and expenses of such counsel shall promptly be paid by the Indemnifying Party (it being understood that all Indemnified Parties may employ not more than one counsel to represent them at the expense of the Indemnifying Party).  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  In the event that the Indemnifying Party fails to assume the compromise, settlement or appeal of, or defense against, such Third Party Claim within 20 Business Days after receipt of notice thereof from the Indemnified Party, such Indemnified Party shall have the right to undertake the compromise, settlement or appeal of, or defense against, such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall keep the Indemnifying Party reasonably apprised of any significant developments relating to such Third Party Claim.  The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).  If the Indemnifying Party elects to assume the compromise, settlement or appeal of, or defense against, a Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, and such settlement, compromise, discharge or judgment involves only the payment of money damages, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement, compromise, discharge or judgment concurrently with the effectiveness of such settlement, compromise, discharge or judgment (unless otherwise provided in such settlement, compromise, discharge or judgment) and (ii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional general release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim.

(c)                                  Notwithstanding anything to the contrary contained in this Article X (including Section 10.02 and Section 10.03), no Indemnifying Party shall have any liability under this Article X for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(d)                                 In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

(e)                                  Notwithstanding anything to the contrary, in the case of any Action by a Governmental Authority against the Indemnified Party, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim and any fees of counsel or other expenses or any Losses shall be the responsibility of the Indemnifying Party, but the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

Section 10.05.                   Payment.  In the event a claim or any Action for indemnification under Article VII and this Article X has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is an Acquiror Indemnified Party, by the Parent to the Indemnified Party and (b) if the Indemnified Party is a Parent Indemnified Party, by the Acquiror to the Indemnified Party, in each case on demand in immediately available funds.  A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X or Article VII (as the case may be) when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.

Section 10.06.                   Exclusive Remedies.  Each party hereto acknowledges and agrees that, following the Closing, except in cases of fraud or intentional breach and except as otherwise provided in this Agreement, the indemnification provisions of this Article X and, with respect to Tax matters, Article VII shall be the sole and exclusive monetary remedies of the parties in connection with any breach of a representation and warranty, or non-performance, partial or total, of any covenant or agreement contained in this Agreement. For the avoidance of doubt, in no event shall any claims based upon fraud be subject to the limitations on indemnification set forth in Article VII or this Article X.

Section 10.07.                   Additional Indemnification Provisions.

(a)                                 The Parent and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in Article VII and this Article X, any Transaction Agreement or any other document executed or delivered in connection with the Closing: (i) solely in the case of any indemnification with respect to UG Asia, each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds, (iii) in no event shall an Indemnifying Party have any liability to an Indemnified Party for: (A) any punitive or special damages other than punitive or special damages recovered by third parties in connection with a Third Party Claim, (B) any damages solely attributable to lost profits to the extent constituting damages in excess of the difference between the value of what the Indemnified Party received in the transaction contemplated by this Agreement and the value of what the Indemnified Party should have received in the transaction contemplated by the Agreement if there had been no breach of the representation and warranty or covenant by the Indemnifying Party for which breach the Indemnified Party is seeking indemnification and (C) any Losses to the extent incurred in connection with a party’s assertion, enforcement, dispute or resolution of its indemnification or other rights under this Agreement or the collection of any amounts payable to a party hereto under this Agreement, unless such Losses are finally determined to be indemnifiable, (iv) in no event shall the Parent have any liability or obligation to any Acquiror Indemnified Party to the extent that any Loss, or any portion thereof, for which indemnification is sought hereunder is reserved for in the Reference Balance Sheet (but such limitation shall only apply up to the amount so reserved) and (v) notwithstanding anything contained in this Agreement to the contrary, for purposes of this Article X, (A) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any qualification as to materiality, or Acquiror Material Adverse Effect or Company Material Adverse Effect (which, in each case, instead will be read as any adverse effect or change) or similar language, except for the reference to material in Section 3.08(a)(i), Section 3.10(a), the second and third sentences of Section 3.10(b), Section 3.14(a) and Section 3.23(a), which shall not be read out for such purpose, and (B) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (A), shall be determined without regard to any limitation or qualification as to materiality, or Acquiror Material Adverse Effect or Company Material Adverse Effect (which, in each case, instead will be read as any adverse effect or change) or similar language set forth in such representation or warranty, except for the reference to material in Section 3.08(a)(i), Section 3.10(a), the second and third sentences of Section 3.10(b), Section 3.14(a) and Section 3.23(a), which shall not be read out for such purpose.

(b)                                 Any amount payable by an Indemnifying Party pursuant to Article VII or this Article X shall be paid promptly and without reduction and payment shall not be delayed pending any determination of Eligible Insurance Proceeds.  In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to Article VII or this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.

(c)                                  The parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price (including for all applicable Income Tax purposes).

(d)                                 If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”).  If the

Indemnifying Party so requests within one hundred and eighty (180) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to attempt to collect insurance proceeds thereunder; provided, however, that the Indemnified Party has no obligation to commence, or threaten or otherwise seek to commence, any Action against any Person, including any Governmental Authority, to collect insurance proceeds under such third party insurance coverage.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01.                   Expenses.  Except as may be otherwise specified in this Agreement and the other Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02.                   Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.02):

(i)                                     if to the Parent:

American International Group, Inc.
175 Water Street
New York, NY 10038
Attention:  General Counsel
Facsimile:  212-770-3500

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004
Attention:  Robert G. DeLaMater & Jared M. Fishman
Facsimile:  212-291-9037

(ii)                                  if to the Acquiror:

Arch Capital Group Ltd.

Waterloo House, Ground Floor

100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention:                                         Mark D. Lyons, Chief Financial Officer

& Treasurer
Facsimile:                                         (414) 278-9255

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention:                                         John Schuster
Facsimile:                                         (212) 269-5420

Section 11.03.                   Public Announcements.  No party hereto or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party hereto required to publish such press release or public announcement shall, if permissible, allow the other party hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication.  Prior to the Closing, neither of the parties hereto, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents, Producers or employees of, or other Persons with significant business relationships with, the Company or any of the Transferred Subsidiaries without first obtaining the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 11.04.                   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.05.                   Entire Agreement.  Except as otherwise expressly provided in the Transaction Agreements, this Agreement (including the Exhibits and Schedules hereto) and the other Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.06.                   Assignment.  This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the other party hereto, except that the Acquiror shall have the right at any time, without such consent, to assign, in whole or in part, its rights hereunder and under any Transaction Agreement to any of its Affiliates and to any Financing Source or any of its Affiliates for collateral security purposes, and such assignment shall not relieve the Acquiror of any of its obligations hereunder and thereunder. Subject to the foregoing, any attempted assignment in violation of this Section 11.06 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Acquiror shall be permitted to assign to any Subsidiary of the Acquiror the Acquiror’s right to acquire in accordance with the terms of this Agreement the UG Asia Shares.

Section 11.07.                   No Third Party Beneficiaries.  Except as provided in Section 5.20 with respect to Company Releasees and Parent Releasees, Section 7.01(a) with respect to Retained Affiliates and in Article X with respect to Parent Indemnified Parties and Acquiror Indemnified Parties, and subject to the last sentence of this Section 11.07, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of the Company or any of the Insurance Subsidiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  The Financing Source Related Parties shall be express third party beneficiaries of Sections 9.03, 11.08, 11.10, 11.16, and this Section 11.07, and each of such Sections shall expressly inure to the benefit of the Financing Source Related Parties and the Financing Source Related Parties shall be entitled to rely on and enforce the provisions of such Sections.

Section 11.08.                   Amendment; Waiver.  No provision of this Agreement or any other Transaction Agreements may be amended, supplemented or modified except by a written instrument signed by all of the parties thereto.  No provision of this Agreement or any other Transaction Agreements may be waived except by a written instrument signed by the party against whom the waiver is to be effective.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.  Sections 9.03, 11.07, 11.10, 11.16 and this Section 11.08 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing Sections insofar as they relate to the Financing Source Related Parties) shall not be amended, supplemented, modified, waived or terminated in a way adverse to any Financing Source Related Party without the prior written consent of the applicable Financing Sources.

Section 11.09.                   Disclosure Schedules.  Matters reflected in any Section of this Agreement, including any section or subsection of the Parent Disclosure Schedule or the Acquiror Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement, including any section or subsection of the Parent Disclosure Schedule or the Acquiror Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement, the Parent Disclosure Schedule or the Acquiror Disclosure Schedule.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 11.10.                   Governing Law; Arbitration; Waiver of Jury Trial.

(a)                                 This Agreement, all Ancillary Agreements, all transactions contemplated by this Agreement or any Ancillary Agreement, and all claims and defenses arising out of or relating to any such transaction or agreement or the formation, breach, termination or validity of any such agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of Law principles of such state that would apply the Laws of another jurisdiction.

(b)                                 Each of the Parent and the Acquiror irrevocably and unconditionally agrees that, subject to Section 11.16(b):

(i)                                     any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement and all claims in respect of any such Action shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties;

(ii)                                  the arbitration shall be conducted by three arbitrators (the “Arbitral Tribunal”) one arbitrator shall be nominated by each of the Parent and the Acquiror, and the third arbitrator, who shall be the presiding arbitrator, shall be nominated and appointed by the International Court of Arbitration of the International Chamber of Commerce;

(iii)                               the seat of the arbitration shall be New York, New York, and the arbitration shall be conducted in the English language; and

(iv)                              unless otherwise required by applicable Law or regulatory obligations or as necessary to enforce the rights arising out of the award, the arbitration shall be confidential, and the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the Arbitral Tribunal, the International Court of Arbitration of the International Chamber of Commerce or its Secretariat, the Parties, their counsel, accountants and auditors, insurers and re-insurers, or any person necessary to the conduct of the proceeding.

(c)                                  The Arbitral Tribunal shall only be authorized to, and shall only have the consent of the parties to, interpret and apply the terms and provisions of this Agreement in accordance with the applicable Law. The Arbitral Tribunal shall not be authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or provision of this Agreement, deprive any party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. The provisions of this Section 11.10(c) are subject in their entirety to Section 11.16(b).

(d)                                 Judgment upon any award may be entered by any court having jurisdiction thereof. The provisions of this Section 11.10(d) are subject in their entirety to Section 11.16(b).

(e)                                  Subject to Section 11.16(b), each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts located in New York, New York, as well as all appellate courts having jurisdiction over appeals from any of the foregoing, for enforcing the parties’ agreement to arbitrate, enforcing any arbitration award or obtaining or enforcing interim measures (including injunctive relief).

(f)                                   IN THE EVENT (X) THE AGREEMENT TO ARBITRATE IN SECTION 11.10(b) IS HELD TO BE INEFFECTIVE FOR ANY REASON OR (Y) ANY ACTION IS BROUGHT AGAINST ANY FINANCING SOURCE RELATED PARTY, EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER ANY OF THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.  EACH OF THE PARENT AND THE ACQUIROR CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARENT AND THE ACQUIROR UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARENT AND THE ACQUIROR MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARENT AND THE ACQUIROR HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.10.  THE PARENT, THE ACQUIROR OR ANY FINANCING SOURCE RELATED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.11.                   Agent for Service of Process.  Without prejudice to any other permitted mode of service, the Acquiror irrevocably agrees that service of any claim form, notice or other document for the purpose of Section 11.10 shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005 Attention: John Schuster, Esq., or such other Person and address in New York, New York as the Acquiror shall notify the Parent of in writing from time to time and the parties agree that failure by such appointed Person to notify their appointor of any such service shall not invalidate the proceedings concerned.

Section 11.12.                   Rules of Construction.  Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such other Transaction Agreements, in which case such specified rules of construction shall govern with respect to such other Transaction Agreements) shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section.

Section 11.13.                   Specific Performance. Subject to Section 5.09(a) and Section 10.06, 0 the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) it is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity and (c) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim that there is an adequate remedy at law.

Section 11.14.                   Further Assurances.  On and after the Closing Date, the Parent (as reasonably requested from time to time by the Acquiror) and the Acquiror (as reasonably requested by the Parent) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements.

Section 11.15.                   Counterparts.  This Agreement and each of the other Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.16.                   Financing Source Related Parties.

(a)                                 Notwithstanding anything to the contrary contained herein, the Parent, on behalf of itself and the Parent Related Parties, hereby (i) acknowledges that none of the Financing Source Related Parties shall have any liability to any Parent Related Party under this Agreement, the Financing or any Financing Document or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby, including, but not limited to, any dispute related to, or arising from, the Financing, any Financing Document or any performance thereunder, (ii) waives any rights or claims against each of the Financing Source Related Parties in connection with this Agreement, the Financing and any Financing Document or the transactions contemplated hereby or thereby, whether at law or equity, in contract, tort, fraud, strict liability or otherwise, and (iii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Action, arbitration, audit, hearing investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source Related Party in connection with this Agreement, the Financing, any Financing Document or the transactions contemplated hereby or thereby, whether at law or equity, in contract, tort, fraud, strict liability or otherwise.  For the avoidance of doubt, the foregoing will not limit the rights of the parties to the Bridge Loan Agreement or any Financing Document to enforce the Bridge Loan Agreement or such Financing Document in accordance with its terms. Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, the Parent, on behalf of itself and the Parent Related Parties, agrees that Sections 11.10(a) and (f) and Section 11.16(b) below shall apply with respect to any dispute or proceeding relating to this Section 11.16(a) or any Financing.

(b)                                 Notwithstanding anything to the contrary contained herein, each of the parties hereto agrees that it will not bring or support any Action of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing Document or the performance thereof, in any forum other than any federal or state courts located in the Borough of Manhattan in the City of New York (or any appellate court having jurisdiction over appeals from any of the foregoing).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.

By	/s/ Alon Neches
	Name:	Alon Neches
	Title:	Vice President – Strategy and Mergers and Acquisitions

ARCH CAPITAL GROUP LTD.

By	/s/ Mark D. Lyons
	Name:	Mark D. Lyons
	Title:	Executive Vice President and Chief Financial Officer

Signature Page
Stock Purchase Agreement

SCHEDULE I

LIST OF TRANSFERRED SUBSIDIARIES

•                  United Guaranty Mortgage Insurance Company

•                  United Guaranty Mortgage Insurance Company of North Carolina

•                  United Guaranty Insurance Company

•                  United Guaranty Partners Insurance Company

•                  UG Shared Services, Inc.

•                  United Guaranty Services, Inc.

•                  United Guaranty Residential Insurance Company of North Carolina

•                  United Guaranty Residential Insurance Company

•                  United Guaranty Credit Insurance Company

•                  United Guaranty Mortgage Indemnity Company

•                  United Guaranty Commercial Insurance Company of North Carolina

•                  AIG Structured Mortgage Insurance Company

•                  AIG United Guaranty Insurance (Asia) Limited

SI-1

EXHIBIT A

DEFINITIONS

“2016 Interim Tax Payment Amount” shall mean $39,790,000.

“2017 Interim Tax Payment Amount” shall mean $37,697,750.

“2017 Subpart F Schedule” shall have the meaning set forth in Section 7.03(c).

“2017 Stub Subpart F Schedule” shall have the meaning set forth in Section 7.03(c).

“Acquiror” shall have the meaning set forth in the Preamble hereto.

“Acquiror Business” shall mean the business conducted by the Acquiror and the Material Subsidiaries as of the date hereof.

“Acquiror Common Stock” shall have the meaning set forth in Section 2.04(a).

“Acquiror Convertible Preferred Stock” shall have the meaning set forth in Section 2.03(b).

“Acquiror Convertible Preferred Stock Certificate of Designations” shall mean the Certificate of Designation with respect to the Acquiror Convertible Preferred Stock, substantially in the form of Exhibit C.

“Acquiror Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article IV.

“Acquiror Financial Statements” shall have the meaning set forth in Article IV.

“Acquiror Fundamental Representations” shall mean the representations and warranties made in Section 4.01, Section 4.02, Section 4.03(a) and Section 4.16.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“Acquiror Material Adverse Effect” shall mean any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other facts, circumstances, events, changes, violations, developments, effects, conditions or occurrences, that 0 is, or would reasonably be expected to have a material adverse effect on the business, operations (including results of operations), assets, liabilities, properties or financial condition of the Acquiror and its Subsidiaries, taken as a whole, excluding any such fact, circumstance, event, change, violation, development, effect, condition or occurrence arising out of or resulting from, after the date hereof, (i) (A) changes in conditions in the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates (including any resulting change in the value of the investment assets of the Acquiror and its subsidiaries that is greater than any change in value due to acts or omissions taken by the Company or any Transferred Subsidiary), (B) changes in political conditions generally of the United States or any other country or jurisdiction in which the Acquiror Business operates and (C) changes that are the result of business, economic or market factors generally affecting any of the industries in which the of the Acquiror and its Subsidiaries operates (including changes in unemployment rates, housing prices, the housing market or the market for mortgages or mortgage insurance), (ii) the public disclosure or announcement of the transactions contemplated by this Agreement or the other Transaction Agreements, (iii) the identity of the Parent or its Affiliates, (iv) any changes in applicable Law, GAAP, SAP, PMIERs, policies or procedures of the FHFA or the Government Sponsored Entities, or the enforcement or interpretation thereof, (v) (A) actions required or contemplated to be taken or omitted pursuant to this Agreement or (B) actions or omissions taken by the Acquiror with the Parent’s written consent, (vi) any action taken by the Parent or its Affiliates with respect to the transactions contemplated by this Agreement, (vii) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (viii) any failure by the Acquiror or its Subsidiaries to achieve any earnings, premiums written or other financial projections or forecasts, in and of itself; provided that the underlying causes of such failure will not be excluded from the determination of an Acquiror Material Adverse Effect by virtue of this clause, and (ix) any effect that is cured by the Acquiror prior to the Closing, except to the extent any such fact, circumstance, event, change, violation, development, effect, condition or occurrence described in the foregoing clauses (a)(i), (a)(iv) or (a)(vii) is materially disproportionately adverse with respect to the Acquiror and its Subsidiaries as compared to other Persons engaged in the industries in which the Acquiror and its Subsidiaries conduct business or (b) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Acquiror or any Affiliate of the Acquiror to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements.

“Acquiror Permits” shall have the meaning set forth in Section 4.10(a).

“Acquiror Perpetual Preferred Stock” shall have the meaning set forth in Section 2.03(c).

“Acquiror Perpetual Preferred Stock Certificate of Designations” shall mean the Certificate of Designation with respect to the Acquiror Perpetual Preferred Stock that shall include terms  substantially as set forth in Exhibit D hereto.

“Acquiror Preferred Stock” shall have the meaning set forth in Section 4.03(a).

“Acquiror Releasor” shall have the meaning set forth in Section 5.20(b).

“Acquiror SEC Documents” means any forms, reports, schedules, statements, prospectuses and other documents and exhibits publicly filed with, or furnished to, the SEC by the Acquiror or any of its Subsidiaries since December 31, 2014, as the same have been amended and supplemented since the time of their respective filing or furnishing.

“Acquiror’s FSA” shall have the meaning set forth in Section 6.01(j).

“Acquiror’s 401(k) Plan” shall have the meaning set forth in Section 6.01(k).

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Acquiror or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of the Transferred Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of the Transferred Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company or any of the Transferred Subsidiaries’ properties or assets.

“Action” shall mean any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority, arbitrator or arbitral body.

“Additional Cash Consideration” shall have the meaning set forth in Section 2.03(e).

“Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person and the term “Affiliated” shall have correlative meaning; for the avoidance of doubt, unless otherwise specified herein, the Company and the Transferred Subsidiaries shall be deemed “Affiliates” of the Parent (and not the Acquiror) prior to the Closing and shall be deemed “Affiliates” of the Acquiror (not the Parent) from and after the Closing; provided, however, that for the purposes of this definition, the Parent shall not be deemed to be an Affiliate of the Acquiror.

“After-Tax Basis” shall mean that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, any Loss, the amount of such Loss shall be reduced by (i) the product of the portion of the amount of any deduction recognized with respect to such Loss that is “utilized” by the Acquiror or any of its Affiliates (i.e., deductible and giving rise to a current cash Tax savings) in or before the Taxable year in which such payment is made or reasonably expected to be so “utilized” in the taxable year that immediately succeeds the Taxable year in which such payment is made and the relevant statutory rate applicable to the Person entitled to such deduction and (ii) any amount of any credit recognized with respect to such Loss that is “utilized” by the Acquiror or any of its Affiliates (i.e., creditable and giving rise to a current cash Tax savings) in or before the Taxable year in which such payment is made or reasonably expected to be so utilized in the Taxable year that immediately succeeds the Taxable year in which such payment is made.

“Agreement” shall mean this Stock Purchase Agreement, dated as of August 15, 2016, between the Parent and the Acquiror, including the Schedules and Exhibits hereto, the Parent Disclosure Schedule, the Acquiror Disclosure Schedule, and all amendments to such agreement made in accordance with Section 11.08.

“Alternative Financing” shall have the meaning set forth in Section 5.14.

“AML Measures” shall have the meaning set forth in Section 3.09(d).

“Ancillary Agreements” shall mean the Transition Services Agreement, and the Investor Rights Agreement.

“Applicable Tax Payment Amount” shall mean the 2016 Interim Tax Payment Amount, unless the Closing Date is after December 31, 2016, in which case it shall mean the 2017 Interim Tax Payment Amount.

“Arbitral Tribunal” shall have the meaning set forth in Section 11.10(b).

“Archived Files” shall have the meaning set forth in Section 5.04(b).

“Average Stock Price” shall have the meaning set forth in Section 2.04(a).

“Bridge Loan Agreement” shall mean the bridge loan agreement between the Acquiror and the financial institutions party thereto, as amended, supplemented or replaced in compliance with this Agreement, relating to a loan to finance a portion of the Cash Consideration and fees and expenses in connection with the transactions contemplated by this Agreement and the Transaction Agreements.

“Burdensome Condition” shall mean any condition, requirement or restriction by a Governmental Authority (A) that the Acquiror or its Subsidiaries contribute or commit capital and/or provide collateral in an aggregate amount that is material to the GSE-approved insurance company Subsidiaries of (i) Acquiror and (ii) the Company, on a combined basis, provided that a condition or requirement under this clause (A) to contribute or commit an amount of capital or maintain a risk-based capital ratio that is generally consistent with the conditions and requirements imposed by a Governmental Authority on (a) newly approved insurers as defined under PMIERs or (b) other participants in the U.S. mortgage insurance industry during the past five (5) years shall not be considered a Burdensome Condition or (B) that would require the Acquiror and its Subsidiaries or the Company and its Transferred Subsidiaries to sell, divest, operate in a specified manner, hold separate or discontinue (other than any temporary measure) any portion of the assets, liabilities, businesses, operations, or interests in any assets or businesses of the Acquiror and its Subsidiaries or the Company and its Subsidiaries, the effect of which, either individually or collectively, would, or would reasonably be expected to, constitute 10% or more of the pre-tax underwriting gain or loss of the GSE-approved insurance company Subsidiaries of the Acquiror and the Company, on a combined basis, based on the most recent annual statutory financial statements of the GSE-approved insurance company Subsidiaries of the Acquiror and the Company.

“Business” shall mean the business conducted by the Company and the Transferred Subsidiaries as of the date hereof.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to remain closed.

“Capital Stock” shall mean capital stock, shares or other type of equity interest in (as applicable) a Person.

“Cash Consideration” shall have the meaning set forth in Section 2.03(a).

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Average Stock Price” shall have the meaning set forth in Section 2.04(a).

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plans” shall mean the Parent Benefit Plans sponsored by the Company or any of the Transferred Subsidiaries solely for the benefit of Employees and former employees of the Company and the Transferred Subsidiaries.

“Company Dividend Amount” shall have the meaning set forth in Section 2.03(d).

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.13(c).

“Company E&O Claims” shall mean the claims set forth in Section 5.12 of the Parent Disclosure Schedule as updated prior to the Closing.

“Company IT Systems” shall mean all information technology systems, networks, hardware, computers, software, servers, workstations, routers, hubs, switches, data communication lines, and other information technology equipment used or held for use in the operation of the Business.

“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other facts, circumstances, events, changes, violations, developments, effects, conditions or occurrences, that 0 is, or would reasonably be expected to have a material adverse effect on to the business, operations (including results of operations), assets, liabilities, properties or financial condition of the Company and the Transferred Subsidiaries, taken as a whole, excluding any such fact, circumstance, event, change, violation, development, effect, condition or occurrence arising out of or resulting from, after the date hereof, (i) (A) changes in conditions in the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates (including any resulting change in the value of the Investment Assets that is greater than any change in value due to acts or omissions taken by the Company or any Transferred Subsidiary), (B) changes in political conditions generally of the United States or any other country or jurisdiction in which any of the Company or any of the Transferred Subsidiaries operates and (C) changes that are the result of business, economic or market factors generally affecting any of the industries in which the Business operates (including changes in unemployment rates, housing prices, the housing market or the market for mortgages or mortgage insurance), (ii) the public disclosure or announcement of the transactions contemplated by this Agreement or the other Transaction Agreements, (iii) the identity of the Acquiror or its Affiliates, (iv) any changes in applicable Law, GAAP, SAP, PMIERs, policies or procedures of the FHFA or the Government Sponsored Entities, or the enforcement or interpretation thereof, (v) (A) actions required or contemplated to be taken or omitted pursuant to this Agreement or (B) actions or omissions taken by the Parent with the Acquiror’s written consent, (vi) any action taken by the Acquiror or its Affiliates with respect to the transactions contemplated by this Agreement, (vii) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (viii) any failure by the Company or the Transferred Subsidiaries to achieve any earnings, premiums written or other financial projections or forecasts, in and of itself; provided that the underlying causes of such failure will not be excluded from the determination of a Company Material Adverse Effect by virtue of this clause, and (ix) any effect that is cured by the Parent prior to the Closing, except to the extent any such fact, circumstance, event, change, violation, development, effect, condition or occurrence described in the foregoing clauses (a)(i), (a)(iv) or (a)(vii) is materially disproportionately adverse with respect to the Company and the Transferred Subsidiaries as compared to other Persons engaged in the industries in which the Company and the Transferred Subsidiaries conduct business or (b) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Parent or any Affiliate of the Parent to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements.

“Company Releasee” shall have the meaning set forth in Section 5.20(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.05(a).

“Contract” shall mean any contract, agreement, undertaking, indenture, commitment, loan, consent, note or other legally binding obligation, whether written or oral other than any Parent Benefit Plan.

“Control,” “Controlled,” and “Controlling” shall mean, as to any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.  For the purposes of this Agreement, the Parent shall be deemed not to be Controlled by any Person.

“Controlled Group Liability” shall have the meaning set forth in Section 3.13(c).

“Convertible Preferred Stock Consideration” shall have the meaning set forth in Section 2.03(b).

“Credit Card Program” shall mean the Parent’s Citibank Visa Corporate Credit Card Program.

“Eligible Insurance Proceeds” shall mean, with respect to Losses to be reimbursed by an Indemnifying Party that may be covered, in whole or in part, by third party insurance coverage, the amount of insurance proceeds actually received in cash under such third party insurance coverage with respect to such Losses, net of (i) the costs in seeking such collection and (ii) any demonstrative increases in premiums under third party insurance coverage directly related to such claims.

“Employees” shall mean (a) each person who as of the Closing Date is an active employee of the Company or any of the Transferred Subsidiaries and (b) each person who is an employee of the Company or any of the Transferred Subsidiaries as of the Closing Date who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including each employee who is “disabled” under the short-term disability program currently in place for the Company or the applicable Transferred Subsidiaries, who is on approved leave under the Family and Medical Leave Act or who is on leave due to a workplace injury covered by a workers’ compensation policy or program incurred within the six (6) months prior to the Closing Date) other than employees on long-term disability or other unpaid medical leave and employees who are on leave due to a workplace injury covered by a workers’ compensation policy or program incurred more than six (6) months prior to the Closing Date.

“Environmental Laws” shall mean any applicable federal, state or local Law relating to (i) the protection, preservation or restoration of the environment, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Pollutants.  The term “Environmental Law” includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Clean Water Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; and the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.

“Environmental Permit” shall mean any Permit issued under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Expert” means a partner or principal of a widely recognized accounting or law firm with expertise in the relevant area of disagreement to be submitted to such partner or principal, provided that such partner or principal does not, and the accounting or law firm with which such partner or principal is associated does not, have a conflict of interest with respect to the determination of the dispute which is to be submitted to such partner or principal.

“Existing Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 30, 2014, among the Acquiror, certain Subsidiaries of the Acquiror, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Expert Selection Process” means the selection by mutual agreement, as to the Expert, among the parties that are in disagreement over a matter to be submitted to the Expert or, in the absence of such mutual agreement, the appointment of the Expert by the International Chamber of Commerce Centre for Expertise to resolve such disagreement.

“Fannie Mae” shall mean Federal National Mortgage Association.

“FCPA” shall have the meaning set forth in Section 3.09(b).

“Federal Reserve Board” shall have the meaning set forth in Section 8.01(c).

“FHFA” shall mean the Federal Housing Finance Authority.

“finally determined” shall have the meaning set forth in Section 10.05.

“Financial Condition” shall have the meaning set forth in Section 5.06(e).

“Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Financing” shall mean the commitments and/or the financing under the Bridge Loan Agreement and/or any other financing the proceeds of which are intended to be used to consummate the transactions contemplated under this Agreement and the Transaction Agreements, including the offering of the Acquiror Perpetual Preferred Stock or any other securities of the Acquiror or any of its Subsidiaries.

“Financing Documents” means the agreements, certificates and other documents contemplated by the Financing (including the Bridge Loan Agreement).

“Financing Sources” shall mean the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with the Financing, including the parties to the Bridge Loan Agreement and any indentures, credit agreements or joinder or assumption agreements entered into pursuant thereto or related thereto and underwriters, initial purchasers, arrangers and agents in the Financing.

“Financing Source Related Parties” shall mean the Financing Sources and their Affiliates, and former, current or future members, managers, general or limited partners, stockholders, shareholders and Representatives of the foregoing and their respective successors and assigns; provided that in no event shall the Acquiror constitute a Financing Source Related Party.

“Freddie Mac” shall mean Federal Home Loan Mortgage Corporation.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Approval” shall have the meaning set forth in Section 3.05.

“Governmental Authority” shall mean any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority (including, for the avoidance of doubt, state insurance regulatory authorities and the FHFA), agency, commission, body, court, association (including the NAIC) or Government Sponsored Entities.

“Governmental Deposit” shall have the meaning set forth in Section 3.16.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“Government Sponsored Entities” or “GSEs” shall mean Fannie Mae and Freddie Mac.

“Holding Company System Act” shall mean provisions of a jurisdiction’s insurance laws governing control over insurer, transactions between insurers and affiliates and registration of holding companies.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” shall mean, with respect to a Person, any Tax based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) of that Person, whether on a worldwide basis or only insofar as such net income, net profits or net gains are considered to arise in or are allocated to, attributable to or relate to a particular branch or other location of such Person or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Returns” shall have the meaning set forth in Section 7.01(b).

“Indebtedness” shall mean (i) the principal of and premium, if any, and interest in respect of any indebtedness for borrowed money, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) every capitalized lease obligation of the type or nature reflected in the Financial Statements (or that would be required to be reflected in the Financial Statements in accordance with GAAP), (iv) every obligation issued or assumed as the deferred purchase price of property or services, (v) all obligations, contingent or otherwise, relative to the face amount of all surety bonds, letters of credit or other similar instruments, whether or not drawn, and banker’s acceptances issued for the account of the Company or any Transferred Subsidiary and for which Company or any Transferred Subsidiary is obligor, (vi) all obligations under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (vii) all obligations of a type described in clauses (i) through (vi) of any other Person, the payment of which is guaranteed, directly or indirectly, Company or any Transferred Subsidiary, and (viii) all indebtedness and obligations of the types described in the foregoing clauses (i) through (vii) to the extent secured by any Lien on any property or asset owned or held by Company or any Transferred Subsidiary as of the Closing, regardless of whether the indebtedness secured thereby shall have been assumed by the Parent or is nonrecourse to the credit of Company or any  such Transferred Subsidiary.

“Indemnified Party” shall have the meaning set forth in Section 10.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.04(a).

“Initial Outside Date” shall mean March 31, 2017.

“Insurance Contract” shall mean any insurance policy, binder, slip or contract or reinsurance treaty, contract, binder or slip issued by an Insurance Subsidiary in connection with the Business.

“Insurance Policies” shall have the meaning set forth in Section 3.19.

“Insurance Reserves” shall mean the reserves required to be maintained by each of the Company and any Transferred Subsidiary in accordance with SAP or GAAP, as applicable, including any reserves, contingency reserve, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses (including reserves for incurred but not reported losses and loss adjustment expenses) and other Liabilities in respect of the Insurance Contracts issued by the Company or any Transferred Subsidiary.

“Insurance Subsidiary” shall have the meaning set forth in Section 3.06(b).

“Intellectual Property” shall mean: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof and all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade dress, trade names, any and all common law rights with respect to any of the foregoing, Internet domain names, all registrations and applications for registration of any of the foregoing, all rights therein provided by international treaties or conventions, all extensions and renewals of any of the foregoing and all goodwill appurtenant to any of the foregoing; (c) copyrights (including any applicable rights in software, data and databases), whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; and (d) trade secrets, including processes, know-how, specifications, financial models and risk models.

“Intercompany Agreements” shall mean oral or written, agreements, contracts, agreements, notes, leases, licenses and other instruments between the Company or any Transferred Subsidiary, on the one hand, and the Parent or any Affiliate of the Parent (other than the Company and the Transferred Subsidiaries), on the other hand.

“Interim Tax Payments” shall mean the payments described in Section 2.09.

“Investment Assets” shall have the meaning set forth in Section 3.18(a).

“Investment Company Act” shall have the meaning set forth in Section 3.22.

“Investor Rights Agreement” shall have the meaning set forth in the Recitals.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Acquisition Costs” shall have the meaning set forth in Section 5.22(c).

“IT Contracts” shall have the meaning set forth in Section 5.22(a).

“Knowledge” of a Person shall mean: (a) in the case of the Parent, the actual knowledge of any Person listed in Section 1.01(b) of the Parent Disclosure Schedule, subject to the subject matter limitations set forth in such section of the Parent Disclosure Schedule, or (b) in the case of the Acquiror, the actual knowledge of any Person listed in Section 1.01(a) of the Acquiror Disclosure Schedule, subject to the subject matter limitations set forth in such section of the Acquiror Disclosure Schedule.

“Law” shall mean any federal, state, provincial, local, domestic or foreign law, statute, legislation, code, treaty or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling, decree, agency requirement, official administrative pronouncement or other legal requirement or rule of law of any Governmental Authority or Tax Authority.

“Leased Real Properties” shall have the meaning set forth in Section 3.20(b).

“Liability” shall mean any liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, settlement payment, award, judgment, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, fixed, absolute or contingent.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind.

“Litigation Hold” shall mean the scope of documents and records whose preservation is mandated by a document retention notice issued in connection with any litigation, arbitration, mediation (or other form of dispute resolution), third party subpoena, or regulatory inquiry.

“Losses” shall mean any and all losses, damages, reasonable costs, reasonable expenses, reasonable costs and expenses for investigation, liabilities, settlement payments, awards, judgments, fines, obligations and claims.

“Low Reference Stock Price” shall have the meaning set forth in Section 2.04(b).

“Marketing Period” shall mean the first period of ten (10) consecutive Business Days (provided that (x) neither November 23, 2016, nor November 25, 2016, shall be considered a Business Day for purposes of this definition, (y) if the Marketing Period has not ended on or prior to December 16, 2016, then the Marketing Period shall commence no earlier than January 3, 2017, and (z) the Marketing Period shall commence no earlier than September 6, 2016) after the date of this Agreement beginning on the first day on which (a) the Acquiror shall have received delivery of the Required Information; and (b) the conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or waived; provided, that (i) the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the Closing, (A) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to Parent, (B) the financial statements included in the Required Information that is available to the Acquiror on the first day of any such ten (10) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such ten (10) consecutive Business Day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such ten (10) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by the Acquiror of updated Required Information that would be required under Rule 3-12 of Regulation

S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new ten (10) consecutive Business Day period or (C) the Parent or any of its Subsidiaries (or the board of directors or general partners thereof, as applicable) shall have announced  any intention to restate any historical financial statements included in the Required Information, in which cases the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Parent or any of its Subsidiaries (or the board of directors or general partners thereof, as applicable) has announced that it has concluded no such restatement shall be required and (ii) in all circumstances, the Marketing Period shall end on any earlier date that is the date on which at least $1,375,000,000 in the aggregate of cash proceeds in respect of the Financing are actually obtained by the Acquiror; provided, further, that if the Parent shall in good faith reasonably believe that the Required Information has been delivered to the Acquiror, it may deliver to the Acquiror a written notice to that effect (stating that it believes that such delivery has been completed), in which case the Required Information shall be deemed to have been provided (and, if the other conditions set forth in this definition have been met, the Marketing Period commenced) on the first (1st) Business Day following the date that notice is deemed to have been received pursuant to Section 11.02 unless the Acquiror in good faith reasonably believes the delivery of the Required Information has not been completed and, within two (2) Business Days of the delivery of such notice by the Parent, delivers a written notice to the Parent to that effect (stating with specificity which Required Information the Acquiror reasonably believes has not been delivered), in which case the Marketing Period shall be deemed to have not commenced and will only commence beginning on the date of delivery to the Acquiror of the Required Information.

“Material Contract” shall mean, together with any amendments or supplements thereto, (a) any Contract to which the Company or any of the Transferred Subsidiaries is a party or by which their respective assets or properties are bound (other than Real Property Leases and Insurance Contracts entered into by an Insurance Subsidiary in the Ordinary Course of Business and enterprise-wide license or “master” agreements of the Parent) which (i) calls for the payment, whether contingent or otherwise, by the Company or any Transferred Subsidiary in excess of $300,000 per annum, or the delivery by the Company or any Transferred Subsidiary of goods or services with a fair market value in excess of $300,000 per annum, during the remaining term thereof, (ii) provides for the Company or any Transferred Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of, $300,000 per annum during the remaining term thereof and (iii) contains covenants restricting the ability of the Company or any Transferred Subsidiary, or, after Closing, the Acquiror or its Affiliates, to engage or compete in any line of business, Person or geographical area, (b) any material joint venture or partnership Contract to which the Company or any of the Transferred Subsidiaries is a party or any Contract to which the Company or any of the Transferred Subsidiaries is a party providing for the sharing of losses and profits with an unaffiliated third party, (c) any Contract to which the Company or any of the Transferred Subsidiaries is a party relating to the acquisition or disposition of any material business (whether by merger, acquisition or sale of stock or assets or otherwise) or any material amount of assets (other than Investment Assets) pursuant to which the Company or any Transferred Subsidiary has any continuing indemnification or other obligation to another Person, (d) all Contracts restricting the declaration or payment of any dividends or distributions on, or in respect of, any capital stock or equity interest of the Company or any

Transferred Subsidiary and (e) all Contracts relating to Indebtedness of the Company or any Transferred Subsidiary (whether incurred, assumed, guaranteed, or secured by an asset).

“Materials” shall have the meaning set forth in Section 5.09(d).

“NAIC” shall mean the National Association of Insurance Commissioners.

“NASDAQ” shall mean The NASDAQ Stock Market.

“Net Worth Maintenance Agreement” shall mean the Amended and Restated Agreement, dated October 10, 2008, between American International Group, Inc. and United Guaranty Residential Insurance Company as amended and supplemented by the Agreement to Terminate Support Agreement, dated July 1, 2013, between American International Group, Inc. and United Guaranty Residential Insurance Company.

“Non-Compete Period” shall have the meaning set forth in Section 5.18(a).

“Non-Transferred Group” shall mean any affiliated, consolidated, combined or unitary Tax group of which Parent or any Affiliate of Parent that is not the Company or a Transferred Subsidiary is a member.

“Non-Transferred IT Contract” shall have the meaning set forth in Section 5.22(b).

“Non-U.S. Parent Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Notice of Insurance” shall have the meaning set forth in Section 10.07(d).

“Offering Documents” means customary offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials in connection with any Financing.

“Ordinary Course of Business” with respect to a Person shall mean the ordinary course of business of such Person, consistent with past practice.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Owned Intellectual Property” shall have the meaning set forth in Section 3.11(a).

“Owned Real Property” shall have the meaning set forth in Section 3.20(a).

“Owned Registered Intellectual Property” shall have the meaning set forth in Section 3.11(a).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Parent Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III.

“Parent Entity” shall mean the Parent or any of its Affiliates.

“Parent Fundamental Representations” shall mean the representations and warranties made in Section 3.01, Section 3.02, but, with respect to the first sentence, only to the extent applicable to the Company, Section 3.03(a), Section 3.10(d), but with respect to the second and third sentences only, Section 3.25 and Section 3.26.

“Parent Indemnified Parties” shall have the meaning set forth in Section 10.03(a).

“Parent Names and Marks” shall have the meaning set forth in Section 5.09(a).

“Parent Related Parties” shall mean the Parent and its Affiliates (including the Company and the Transferred Subsidiaries), and former, current or future members, managers, general or limited partners, stockholders, shareholders and Representatives of the foregoing and their respective successors and assigns.

“Parent Releasee” shall have the meaning set forth in Section 5.20(b).

“Parent Releasor” shall have the meaning set forth in Section 5.20(a).

“Parent’s 401(k) Plan” shall have the meaning set forth in Section 6.01(k).

“Parent’s FSA” shall have the meaning set forth in Section 6.01(j).

“Parent’s Nonqualified Plans” shall have the meaning set forth in Section 6.01(l).

“Permits” shall have the meaning set forth in Section 3.10(a).

“Permitted Liens” shall mean the following Liens, provided in all events, such Liens and each of the items set forth in (a) through (n) below will not, individually or in the aggregate, (i) materially interfere with the conduct of the Ordinary Course of Business: (a) statutory Liens for current ad valorem property Taxes that are not yet due or payable; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or payable arising in the Ordinary Course of Business consistent with past practices or which are being contested in good faith by appropriate proceedings and with respect to which adequate accruals or reserves have been established; (c) Liens incurred or deposits made to a Governmental Authority in connection and compliance with a governmental authorization, registration, filing, license, permit or approval; (d) Liens incurred or deposits made in the Ordinary Course of Business or Acquiror Business, as applicable, in connection and compliance with workers’ compensation, unemployment insurance or other types of social security; (e) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances of record not materially interfering with the ordinary conduct of business; (f) Liens not created by the Company or any of the Transferred Subsidiaries that affect the underlying fee interest of any Leased Real Property; provided that the Company or the Transferred Subsidiary, as applicable, continues to enjoy any non-disturbance rights with respect to any such Leased Real Property, or Liens not created by the Acquiror or any of its Subsidiaries that affect the underlying fee interest of any real property leased by the Acquiror or its Subsidiaries, as applicable; (g) immaterial gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records; (h) all licenses, agreements, settlements, consents, covenants not to assert and other arrangements entered into in the Ordinary Course of Business or Acquiror Business, as applicable; (i) zoning, building and other generally applicable land use restrictions; (j) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property (or real property that the Acquiror or its Subsidiaries lease) or real property over which the Company or any of the Transferred Subsidiaries or the Acquiror or its Subsidiaries, as applicable, have easement rights, provided that the Company or the Transferred Subsidiary, as applicable, continues to enjoy any non-disturbance rights with respect to any such Leased Real Property; (k) any set of facts an accurate up-to-date survey would show; provided, however, such facts do not materially interfere with the present use of the relevant Owned Real Property or Leased Real Property by the Company or the Transferred Subsidiaries, respectively, or of the relevant real property leased by the Acquiror or its Subsidiaries, as applicable; (l) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by an Insurance Subsidiary or an Acquiror Insurance Subsidiary, as applicable, for purposes of statutory accounting credit; (m) Liens granted under securities lending and securities borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the Ordinary Course of Business or Acquiror Business, as applicable; and (n) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding of legal title or other interests in securities or other investment properties by custodians or depositories in the Ordinary Course of Business or Acquiror Business, as applicable.

“Perpetual Preferred Stock Consideration” shall have the meaning set forth in Section 2.03(c).

“Person” shall mean any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“PMIERs” shall mean Private Mortgage Insurer Eligibility Requirements issued by Fannie Mae and/or Freddie Mac.

“Pollutants” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws, including, but not limited to, radon, radioactive material, dioxins, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

“Post-Closing Taxable Period” shall mean a Taxable period (or portion thereof) that, to the extent it relates to the Company or a Transferred Subsidiary, begins after the Closing Date.

“Pre-Closing Taxable Period” shall mean a Taxable period (or portion thereof), that, to the extent it relates to the Company or a Transferred Subsidiary, ends on or before the Closing Date.

“Preferred Stock Issuance Amount” shall have the meaning set forth in Section 2.03(c).

“Private Securities” shall mean: (i) those investments described in Section 5.24 of the Parent Disclosure Schedule and (ii) any debt investment(s) which the AIG Investments Private Credit Group would purchase for its affiliated investment advisory clients in the form of (x) securities offered to institutional “accredited investors” within the meaning of Regulation D under the Securities Act, which securities are not registered under the Securities Act in reliance upon one or more exemptions provided for under the Securities Act, including the exemption from registration provided by Section 4(a)(2) thereof; or (y) a commercial term loan.

“Producer” shall have the meaning set forth in Section 3.14(d).

“Proscribed Recipient” shall have the meaning set forth in Section 3.09(b).

“Protected Information” shall mean: (i) any information, in any form, that relates to an individual or that could reasonably be used to identify an individual, including personally identifiable information and protected health information, (ii) financial information, including payment card information, and (iii) any confidential or non- public information subject to obligations of confidentiality or non-disclosure by applicable Laws or by Contract.

“Purchase Price” shall have the meaning set forth in Section 2.03(f).

“Qualifying Preferred Stock Issuance” shall have the meaning set forth in Section 2.03(c).

“Quota Share Agreement” shall mean the Quota Share Reinsurance Agreement, by and between United Guaranty Residential Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA., dated as of June 2, 2015 and effective as of January 1, 2015, as novated and amended by the Novation and Amending Agreement, by and between United Guaranty Residential Insurance Company, American Home Assurance Company, Lexington Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA., dated as of February 11, 2016 and effective as of October 1, 2015, and including any related letters of credit, the Master Security Agreements, reinsurance trusts or other collateral arrangements.

“Real Property Leases” shall have the meaning set forth in Section 3.20(b).

“Reference Balance Sheet” shall have the meaning set forth in Section 3.06(a).

“Reference Stock Price” shall have the meaning set forth in Section 2.04(b).

“Registered Intellectual Property” shall mean registered copyrights, registered trademarks, registered service marks, issued patents, any pending applications for any of the foregoing and registered Internet domain names.

“Reinsurance Agreements” shall have the meaning set forth in Section 3.15(a).

“Representative” of a Person means the directors, officers, employees, advisers, agents, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.

“Required Information” shall mean the following, in each case prepared in accordance with GAAP: (a) audited consolidated balance sheets of the Company and the Transferred Subsidiaries and related statements of income, comprehensive income, shareholders’ equity and cash flows for (i) the fiscal years ended December 31, 2013, 2014 and 2015 and (ii) if the Closing Date has not occurred prior to March 31, 2017, the fiscal year ending December 31, 2016 and (b) unaudited consolidated balance sheets of the Company and the Transferred Subsidiaries and related statements of income, comprehensive income, shareholders’ equity and cash flows reviewed (per SAS 100) by PricewaterhouseCoopers LLP with respect to (i) the three and six month periods ended June 30, 2016 and 2015, (ii) if the Closing Date has not occurred prior to November 14, 2016, the three and nine month periods ended September 30, 2016 and 2015, (iii) if the Closing Date has not occurred prior to March 31, 2017, the three month periods ended December 31, 2016 and (iv) if the Closing Date has not occurred prior to May 15, 2017, the three month periods ended March 31, 2017 and 2016.

“Restricted Activity” shall have the meaning set forth in Section 5.18(a).

“Retained Affiliate” shall mean any Affiliate of the Parent other than the Company or the Transferred Subsidiaries.

“Run-Off UGC Entities” shall mean AIG United Guaranty Limited, AIG United Guaranty Agenzia di Assicurazione S.R.L., AIG United Guaranty, Sociedad Limitada, AIG United Guaranty Mexico, S.A., AIG United Guaranty Servicios Administrativos de R.L. de C.V. and AIG Mortgage Risk Solutions Pty Ltd.

“SAP” shall mean, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by applicable insurance Laws and the insurance regulatory authorities, in each case of the jurisdiction in which such company is domiciled.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 163(b)” shall have the meaning set forth in Section 8.01(c).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 7.08(d)(i).

“Section 338 Allocation Schedule” shall have the meaning set forth in Section 7.08(d)(ii).

“Securities Act” shall mean the Securities Act of 1933.

“Shares” shall have the meaning set forth in the Recitals.

“Significant Subsidiary” shall mean each Subsidiary of the Acquiror that satisfies the definition of “significant subsidiary” in Rule 1-02(w) of Regulation S-X (17 CFR 210)

determined as of December 31, 2015 and any Affiliate of the Acquiror that is a party to a Transaction Agreement; provided that “Significant Subsidiary” shall not include Watford Holdings Ltd or its Subsidiaries.

“Statutory Statements” shall have the meaning set forth in Section 3.06(b).

“Stock Consideration” shall have the meaning set forth in Section 2.03(c).

“Subpart F Hike Taxes” shall have the meaning set forth in Section 7.03(c).

“Subpart F Schedule” shall have the meaning set forth in Section 7.03(c).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or Controlled by such Person.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, payments in lieu of taxes, levies or other assessments or charges of any kind whatsoever, and premium-based fees, licenses and assessments including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, premium, alternative or add-on minimum, single business, margin, inventory, capital stock, bulk, production, recording, registration, mortgage, stamp, real estate, excise, withholding, payroll, employment, social security, unemployment, excise, occupation, real property, personal property, estimated taxes imposed by any Tax Authority, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Package” shall have the meaning set forth in Section 7.05(b).

“Tax Returns” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax Authority relating to any Tax.

“Tax Sharing Agreements” shall have the meaning set forth in Section 7.08(e).

“Termination Fee” shall mean an amount in cash equal to $150.0 million.

“Third Party Claim” shall have the meaning set forth in Section 10.04(a).

“Trading Day” shall have the meaning set forth in Section 2.04(a).

“Transaction Agreements” shall mean, collectively, this Agreement and the Ancillary Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 7.03(d).

“Transferred Subsidiaries” shall have the meaning set forth in the Recitals.

“Transition Services Agreement” shall have the meaning set forth in the Recitals.

“Transitional Use Period” shall have the meaning set forth in Section 5.09(d).

“Underlying Shares” shall have the meaning set forth in Section 2.03(c).

“UG Asia” shall have the meaning set forth in the Recitals.

“UG Asia Closing Date” shall have the meaning set forth in Section 2.06.

“UG Asia Consideration” shall have the meaning set forth in Section 2.06.

“UG Asia Shares” shall have the meaning set forth in the Recitals.

“VWAP” shall have the meaning set forth in Section 2.04(a).

“XOL Reinsurance Treaty” shall have the meaning set forth in Section 8.03(b).

EXHIBIT B

FORM OF INVESTOR RIGHTS AGREEMENT

Dated as of          ,

B-i

4.9	Severability	27
4.10	Counterparts	27
4.11	Entire Agreement	27
4.12	Governing Law; Arbitration; Waiver of Jury Trial	27
4.13	Agent for Service of Process	27
4.14	Specific Performance	28
4.15	No Third Party Beneficiaries	28
4.16	Defined Terms	28
4.17	Interpretation	35
4.18	Further Assurances	36

B-ii

This INVESTOR RIGHTS AGREEMENT, dated as of          ,      (this “Agreement”), is made between Arch Capital Group Ltd., an exempted company with limited liability registered under the laws of Bermuda (together with its successors and permitted assigns, the “Company”), and American International Group, Inc., a Delaware corporation (the “Parent”).

A.                                    On August 15, 2016 (the “Signing Date”), the Company and the Parent entered into the Stock Purchase Agreement, dated as of the Signing Date (the “Stock Purchase Agreement”), providing for, among other things, the issuance to the Parent of certain securities of the Company.

B.                                    On the date hereof, pursuant to the Stock Purchase Agreement, the Parent acquired from the Company (i)           shares of Company Convertible Preferred Stock convertible into           shares of Company Common Stock (such Company Convertible Preferred Stock, together with such Company Common Stock issuable by way of conversion thereof, the “Convertible Preferred Shares”) and (ii)           shares of Company Perpetual Preferred Stock (the “Perpetual Preferred Shares”).

C.                                    The Company and the Parent desire to establish in this Agreement certain terms and conditions concerning the Parent’s and other Investors’ relationships with and investments in the Company, including the registration rights for Registrable Securities set forth in this Agreement.

D.                                    Capitalized terms used in this Agreement are used as defined in Section 4.16.

Now, therefore, the parties hereto agree as follows:

ARTICLE I

REGISTRATION RIGHTS

1.1                               Shelf Registrations.

(a)                                 Shelf Registration of Perpetual Preferred Shares. On the date of this Agreement, the Company shall prepare and file with the SEC a Registration Statement on Form S-3 or the then-appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (or amend an existing Automatic Shelf Registration Statement or file a prospectus supplement that shall be deemed to be part of an existing Automatic Shelf Registration Statement in accordance with Rule 430B under the Securities Act) (a “Shelf Registration Statement”) covering all Registrable Securities that are Perpetual Preferred Shares held by the Investors pursuant to a shelf registration for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”). If permitted under the Securities Act, such Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act. The Shelf Registration shall provide for the resale of such Registrable Securities from time to time by and pursuant to any method or combination of methods legally available to the Investors (including, without limitation, an underwritten offering, a direct sale to purchasers, a sale to or through brokers, dealers or agents, a sale over the internet, block trades, derivative transactions with third parties, sales in connection with short sales and other hedging transactions). The Company shall comply with the applicable provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Shelf Registration Statement in accordance with the intended methods of disposition by the Parent and the other Investors thereof.

(b)                                 Shelf Registration of Other Shares. No later than the date that is ten (10) days, in the case of a Shelf Registration Statement that is an Automatic Shelf Registration Statement, or sixty (60) days, in the case of a Shelf Registration Statement other than an Automatic Shelf Registration Statement, prior to the Six-Month Restricted Date, the Company shall prepare and file with the SEC a Shelf Registration Statement covering all Registrable Securities other than Perpetual Preferred Shares held by the Investors pursuant to a Shelf Registration. If permitted under the Securities Act, such Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act. The Shelf Registration shall provide for the resale of such Registrable Securities from time to time by and pursuant to any method or combination of methods legally available to the Investors (including, without limitation, an underwritten offering, a direct sale to purchasers, a sale to or through brokers, dealers or agents, a sale over the internet, block trades, derivative transactions with third parties, sales in connection with short sales and other hedging transactions). The Company shall comply with the applicable provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Shelf Registration Statement in accordance with the intended methods of disposition by the Parent and the other Investors thereof.

(c)                                  Effectiveness. The Company shall use its reasonable best efforts to (i) cause the Shelf Registration Statements filed pursuant to Section 1.1(a) and Section 1.1(b) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Shelf Registration Statements continuously effective and in compliance with the Securities Act and useable for the resale of Registrable Securities covered by each such Shelf Registration Statement until such time as there are no Registrable Securities remaining, including by filing successive replacement or renewal Shelf Registration Statements upon the expiration of such Shelf Registration Statements.

(d)                                 Additional Selling Stockholders. At any time and from time to time when a Shelf Registration Statement is effective, if the Parent or any other Investor requests that the Parent or any other Investor be added as a selling stockholder in such Shelf Registration Statement, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Investor.

(e)                                  Right to Effect Shelf Take-Down. The Parent and each other Investor shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Take-Down”).

(f)                                   Underwritten Shelf Take-Downs. The Parent or any other Investor intending to effect a Shelf Take-Down shall be entitled to request, by written notice to the Company (an “Underwritten Shelf Take-Down Notice”), that the Shelf Take-Down be an underwritten offering (an “Underwritten Shelf Take-Down”). The Underwritten Shelf Take-

Down Notice shall specify the number of Registrable Securities intended to be offered and sold by the Parent and/or other Investor(s) pursuant to the Underwritten Shelf Take-Down. The Company shall amend or supplement the Shelf Registration as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Underwritten Shelf Take-Down. The Company will pay all Registration Expenses incurred in connection with any registration or underwritten offering requested in accordance with this Agreement. The Company shall not be required to facilitate an Underwritten Shelf Take-Down unless the aggregate gross proceeds from such offering are reasonably expected to be at least two-hundred million dollars ($200 million) and shall not be required to effect more than two (2) Underwritten Shelf Take-Downs in any twelve (12) month period.

(g)                                  Selection of Underwriters.  In connection with any such underwritten offering, the Parent or any other Investor requesting such underwritten offering shall have the right to select the investment banking firm(s) and manager(s) to administer such underwritten offering as lead bookrunning managing underwriter(s), subject to the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed). For such underwritten offering, the Company will have the right to appoint one co-lead manager that shall not serve in the capacity as a bookrunning underwriter.

(h)                                 Non-Underwritten Shelf Take-Down. If the Parent or any other Investor desires to initiate an offering or sale of all or part of the Parent’s or any other Investor’s Registrable Securities that does not constitute an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”), the Parent or such other Investor shall so indicate in a written notice (a “Non-Underwritten Shelf Take-Down Notice”) delivered to the Company no later than three (3) Business Days (or in the event any amendment or supplement to a Shelf Registration Statement is necessary, no later than ten (10) Business Days) prior to the expected date of such Non-Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing Registrable Securities to be sold in such Non-Underwritten Shelf Take-Down), and, to the extent necessary, the Company shall file and effect an amendment or supplement to its applicable Shelf Registration Statement for such purpose as soon as practicable after receipt of such Non-Underwritten Shelf Take-Down Notice.

1.2                               Demand Registrations.

(a)                                 Right to Demand Registrations. If the Company has not made available a Shelf Registration, on or after the date of this Agreement, in the case of Demand Registrations covering Registrable Securities that are Perpetual Preferred Shares, or on or after the date that is sixty (60) days prior to the Six-Month Restricted Date, in the case of Demand Registrations covering Registrable Securities other than Perpetual Preferred Shares, the Parent or any other Investor may, by providing written notice to the Company, request to sell all or a portion of the Registrable Securities pursuant to a Registration Statement separate from a Shelf Registration Statement (a “Demand Registration”). Each request for a Demand Registration (a “Demand Registration Request”) shall specify the number of Registrable Securities intended to be offered and sold by the Parent and any other Investors pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an underwritten offering. As promptly as practicable and no later than ten (10) Business Days after receipt of a Demand Registration Request, the Company shall register all Registrable Securities that have been requested to be registered in the Demand Registration Request. The Company shall use its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 1.2(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as reasonably practicable after the filing thereof; provided, however, that the Registration Statement covering Registrable Securities other than Perpetual Preferred Shares filed pursuant to this Section 1.2(a) need not be declared effective prior to the Six-Month Restricted Date. A Demand Registration shall be effected by way of a Registration Statement on Form S-3 or any similar short-form registration statement to the extent the Company is permitted to use such form at such time, and may be effected through an existing registration statement that is already effective under the Securities Act, or through a post-effective amendment or supplement to any such Registration Statement or other registration statement.

(b)                                 Number of Demand Registrations. The Parent and the other Investors shall be collectively entitled to request up to a total of three (3) Demand Registrations covering Registrable Securities other than Perpetual Preferred Shares (which, for the avoidance of doubt, shall be in addition to any Shelf Registration pursuant to Section 1.1); provided, however, that a registration shall not count as a Demand Registration for this purpose unless and until the Parent and the other Investors are able to register and sell at least 75% of the Registrable Securities requested to be included in such registration; provided, that the Company shall not be required to comply with a Demand Registration unless the aggregate gross proceeds from such offering are reasonably expected to be at least two-hundred million dollars ($200 million).

(c)                                  Withdrawal. An Investor may, by written notice to the Company, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notices from all applicable Investors to such effect, the Company shall cease all efforts to seek effectiveness of the applicable Registration Statement, unless the Company intends to effect a primary offering of securities pursuant to such Registration Statement.

(d)                                 Selection of Underwriters. If a Demand Registration is an underwritten offering, the Parent or any other Investor requesting such underwritten offering shall have the right to select the investment banking firm(s) and manager(s) to administer such underwritten offering as lead bookrunning managing underwriter(s), subject to the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed). For such underwritten offering, the Company will have the right to appoint one co-lead manager that shall not serve in the capacity as a bookrunning underwriter.

1.3                               Inclusion of Other Securities; Priority. The Company shall not include in any Demand Registration or Shelf Take-Down any securities that are not Registrable Securities without the prior written consent of the Investors participating in such Demand Registration or Shelf Take-Down (such consent not to be unreasonably withheld, conditioned or delayed). If a Demand Registration or Shelf Take-Down involves an underwritten offering and the managing underwriters of such offering advise the Company and the Investors in writing that, in their opinion, the number of Equity Securities proposed to be included in such Demand Registration or Underwritten Shelf Take-Down, including all Registrable Securities and all other Equity

Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Demand Registration or Underwritten Shelf Take-Down: (i) first, the Registrable Securities proposed to be sold by Investors in such offering; and (ii) second, any Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of the Company and/or any other holders of Equity Securities), allocated, in the case of this clause (ii), among such Persons in such manner as the Company may determine. If more than one Investor is participating in such Demand Registration or Underwritten Shelf Take-Down and the managing underwriters of such offering determine that a limited number of Registrable Securities may be included in such offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), then the Registrable Securities that are included in such offering shall be allocated pro rata among the participating Investors on the basis of the number of Registrable Securities initially requested to be sold by each such Investor in such offering.

1.4                               Restrictions on Registration.

(a)                                 Right to Defer or Suspend Registration. In the event that the Company determines in good faith that any one or more of the following circumstances exist, the Company may, at its option, (x) defer, suspend or delay any Demand Registration or (y) require the Parent and the other Investors to suspend any offerings of Registrable Securities pursuant to a Registration Statement for the periods specified:

(i)                                     if the Company is subject to any of its customary suspension or blackout periods, for all or part of such period;

(ii)                                  if the Company believes after consultation with counsel that an offering would require the Company, under applicable securities laws and other laws, to make disclosures of material non-public information that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would have a material and adverse effect on the Company; provided, that this exception shall continue to apply only during the time that such material non-public information has not been disclosed and remains material; provided, further, that upon disclosure of such material non-public information, the Company shall (x) notify the Parent and the other Investors whose Registrable Securities are included in the Registration Statement; (y) terminate any deferment or suspension it has put into effect; and (z) take such actions necessary to permit registered sales of Registrable Securities as required or contemplated by this Agreement, including, if necessary, preparation and filing of a post-effective amendment or prospectus supplement so that the Registration Statement and any prospectus forming a part thereof will not include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and

(iii)                               if any such offering would violate applicable Law.

(b)                                 Limitation on Deferrals and Suspensions. The Company shall not be permitted to defer registration or require the Parent and the other Investors to suspend an offering pursuant to Section 1.4(a)(ii) if the duration of all such deferrals or suspensions would for any individual reason exceed sixty (60) consecutive days or if the duration of all such deferrals or suspensions would in the aggregate exceed one hundred twenty (120) days in any twelve (12) month period.

(c)                                  Withdrawal. If the Company delays or suspends a Demand Registration, the Investor that initiated such Demand Registration shall be entitled to withdraw its Demand Registration Request and, if it does so, such Demand Registration Request shall not count against the limitation on the number of such Holder’s Demand Registrations set forth in Section 1.2(b).

1.5                               Piggyback Registrations.

(a)                                 Right to Piggyback. Whenever the Company proposes to register any Equity Securities under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan or (iv) pursuant to a registration in which the Company is offering to exchange its own securities for other securities), whether for its own account or for the account of one or more stockholders of the Company (other than the Investors) (a “Piggyback Registration”), the Company shall give prompt written notice to each Investor of its intention to effect such a registration (but in no event less than ten (10) days prior to the proposed date of filing of the applicable Registration Statement) and, subject to Sections 1.5(b), 1.5(c) and 2.1, shall include in such Registration Statement and in any offering of Equity Securities to be made pursuant to such Registration Statement that number of Registrable Securities requested to be sold in such offering by such Investor for the account of such Investor, provided that the Company has received a written request for inclusion therein from such Investor no later than five (5) business days after the date on which the Company has given notice of the Piggyback Registration to Investors. The Company may terminate, delay or withdraw a Piggyback Registration prior to the effectiveness of such registration at any time in its sole discretion and, thereupon, (x) in the case of a determination to terminate or withdraw any registration, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 1.5 in connection with such registration and (y) in the case of a determination to delay registration, the Company shall be permitted to delay registering any Registrable Securities under this Section 1.5 for the same period as the delay in registering the other equity securities covered by such registration. If a Piggyback Registration is effected pursuant to a Registration Statement on Form S-3 or the then-appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Investors shall be notified by the Company of and shall have the right, but not the obligation, to participate in any offering pursuant to such Piggyback Shelf Registration Statement (a “Piggyback Shelf Take-Down”), subject to the same limitations that are applicable to any other Piggyback Registration as set forth above.

(b)                                 Priority on Primary Registrations. If a Piggyback Registration or Piggyback Shelf Take-Down is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Take-Down: (i) first, the Equity Securities that the Company proposes to sell in such offering; (ii) second, the Registrable Securities requested to be included in such registration by the Parent or any other Investor, allocated, in the case of this clause (ii), pro rata among such Investors on the basis of the number of Registrable Securities initially proposed to be included by each such Investor in such offering; and (iii) third, any Equity Securities proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering (subject to Section 1.12(a)), allocated, in the case of this clause (iii), among such Persons in such manner as the Company may determine, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).

(c)                                  Priority on Secondary Registrations. If a Piggyback Registration or a Piggyback Shelf Take-Down is initiated as an underwritten offering other than on behalf of the Company, and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities requested to be included in such offering, exceeds the number of Equity Securities which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Take-Down: (i) first, the Registrable Securities requested to be included in such registration by the Parent or any other Investor, allocated, in the case of this clause (i), pro rata among such Investors on the basis of the number of Registrable Securities initially proposed to be included by each such Investor in such offering; and (ii) second, any Equity Securities proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering (subject to Section 1.12(a)) and any Equity Securities that the Company proposes to sell in such offering, allocated, in the case of this clause (ii), among such Persons in such manner as the Company may determine, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).

(d)                                 Selection of Underwriters. In any Piggyback Registration or Piggyback Shelf Take-Down, including if initiated as a primary underwritten offering on behalf of the Company or another securityholder, the Company shall have the right to select the investment banking firm(s) to act as the underwriters (including managing underwriter(s)) in connection with such offering.

1.6                               Holdback Agreement.

(a)                                 For so long as Parent and any other Investor, individually or together, holds or Beneficially Owns at least five percent (5%) of the issued and outstanding Company Common Stock on an as-converted basis, each Investor agrees that in connection with any registered underwritten offering of Company Common Stock, and upon request from the managing underwriter(s) for such offering, such Investor shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than three (3) days prior to and ninety (90) days after the launch of such offering), Transfer any Registrable Securities. The foregoing provisions of this Section 1.6(a) shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Section 1.1, 1.2 or 1.5 of this Agreement and shall be applicable to the Investors only if, for so long as and to the extent that the Company, the directors and executive officers of the Company and each selling stockholder included in such offering are subject to the same restrictions.  Each Investor agrees to execute and deliver such customary agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 1.6(a) and are necessary to give further effect thereto; provided, that the terms of such agreements shall not be more restrictive than the restrictions to which the directors and executive officers of the Company are subject.

(b)                                 To the extent requested by the managing underwriter(s) for the applicable offering, the Company and its directors and executive officers shall not effect any sale registered under the Securities Act or other public distribution of Equity Securities during the period commencing three (3) days prior to and ending ninety (90) days after the launch of an underwritten offering pursuant to Section 1.1, 1.2 or 1.5 of this Agreement, other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) pursuant to a registration in which the Company is offering to exchange its own securities for other securities or (iv) in connection with any dividend or distribution reinvestment or similar plan.

1.7                               Registration Procedures.

(a)                                 In connection with the registration obligations of the Company pursuant to and in accordance with this Agreement, the Company will use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as reasonably practicable, the Company shall:

(i)                                     prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, cooperate with underwriters’ counsel in an underwritten offering in connection with all required filings with FINRA and thereafter use its reasonable best efforts to cause such Registration Statement to become effective upon filing but in any event as soon as reasonably practicable after the filing of such Registration Statement (provided, however, that a Registration Statement covering Registrable Securities other than Perpetual Preferred Shares filed pursuant to Section 1.2(a) need not be declared effective prior to the Six-Month Restricted Date); provided, that before filing a Registration Statement or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act that are incorporated or deemed to be incorporated by reference into the Registration Statement), the Company will furnish to the Parent and the other Investors copies of all documents proposed to be filed. In the case of a Registration Statement pursuant to Section 1.1 or 1.2, if the Parent informs the Company that it has any objections to the filing of such Registration Statement, amendment or supplement, the Company will not file such Registration Statement, amendment or supplement. In the case of a Registration Statement pursuant to Section 1.5, the Company will not file any Registration Statement or amendment or supplement to such Registration Statement to which the Parent will have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

(ii)                                  use reasonable best efforts to prepare and file with the SEC such amendments and supplements to any Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all of the Registrable Securities covered by such Registration Statement have been disposed of and comply with the applicable requirements of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement;

(iii)                               furnish to the Parent and the other Investors, without charge, such number of conformed copies of such Registration Statement and of each post-effective amendment thereto, and deliver, without charge, such number of copies of each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as the Parent and the other Investors may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by it or any Investor;

(iv)                              use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Parent and the other Investors reasonably request in writing; provided that the Company shall not be required to qualify generally to do business, subject itself to taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 1.7(a)(iv);

(v)                                 promptly as reasonably practicable notify the Parent and the other Investors, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, prepare and furnish to the Parent and the other Investors a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such

Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, that any Investor receiving information pursuant to this Section 1.7(a)(v) shall protect the confidentiality of, and not disclose, any information regarding the Company which the Company determines in good faith to be confidential and of which determination such Person is notified, unless such information (A) is or becomes known to the public without a breach of this Agreement or any other agreement to which such Person is a party, (B) is or becomes available to such Person on a non-confidential basis from a source other than the Company, (C) is independently developed by such Person, (D) is requested or required by a deposition, interrogatory, request for information or documents by a Governmental Authority, subpoena or similar process, or (E) is otherwise required to be disclosed by applicable Law (other than securities Laws);

(vi)                              promptly notify the Parent and the other Investors (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for such purpose and (D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(vii)                           use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed;

(viii)                        enter into such customary agreements (including underwriting agreements in form, scope and substance as is customary in underwritten offerings) and take all such appropriate and reasonable other actions as the Parent, the Investors or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(ix)                              if such offering is an underwritten offering, make available upon reasonable notice at reasonable times and for reasonable periods for inspection by the Parent, the other Investors, any underwriter participating in any disposition pursuant to such Registration Statement and any counsel, accountant or other agent retained by the Parent and the other Investors or any such underwriter, all financial and other records, pertinent corporate documents of the Company related to the Company and its business as will be reasonably necessary and requested by such Investor(s) or underwriters to enable them to reasonably exercise their due diligence responsibilities, provided that any Person receiving access to information or personnel pursuant to this Section 1.7(a)(ix) shall (i) reasonably cooperate with the Company to limit any resulting disruption to the

Company’s business and (ii) protect the confidentiality of, and not disclose, any information regarding the Company which the Company determines in good faith to be confidential and of which determination such Person is notified, unless such information (A) is or becomes known to the public without a breach of this Agreement or any other to which such Person is a party, (B) is or becomes available to such Person on a non-confidential basis from a source other than the Company, (C) is independently developed by such Person, (D) is requested or required by a deposition, interrogatory, request for information or documents by a Governmental Authority, subpoena or similar process, or (E) is otherwise required to be disclosed by applicable law (other than securities laws);

(x)                                 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement in a form that satisfies the provisions of Section 11(a) of the U.S. Securities Act and Rule 158 thereunder, which requirement shall be deemed satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(xi)                              in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use reasonable best efforts promptly to obtain the withdrawal of such order at the earliest practicable time;

(xii)                           enter into such agreements and take such other actions as the Parent, the Investors or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, entering into a customary underwriting agreement and preparing for and participating in such customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition, including, as the underwriters reasonably request, making members of senior management of the Company, as would customarily participate in “road show” and other customary marketing activities for an offering by the Company comparable to such offering in size and type of securities offered, cooperate with the managing underwriters or underwriter and make themselves available to participate on a reasonable basis in “road show” and other customary marketing activities reasonably requested by the managing underwriter(s);

(xiii)                        if such offering is an underwritten offering, use reasonable best efforts to furnish to the Parent, each underwriter and the other Investors one or more comfort letters, addressed to the underwriters, the Parent and the Investors, dated the effective date of, or the date of the final receipt issued for, such Registration Statement (the date of the closing under the underwriting agreement for such offering), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters in similar underwritten offerings;

(xiv)                       if such offering is an underwritten offering, use its reasonable best efforts to provide legal opinions of the Company’s outside counsel, addressed to the underwriters, dated the effective date of, or the date of the final receipt issued for, such Registration Statement (the date of the closing under the underwriting agreement for such offering), each amendment and supplement thereto, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(xv)                          make available to the Parent and the other Investors each item of correspondence from the SEC or the staff of the SEC and each item of correspondence written by or on behalf of the Company to the SEC or the staff of the SEC, in each case solely relating to such Registration Statement; and

(xvi)                       use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any Transfer of Registrable Securities, including (A) with respect to the transfer of any physical stock certificates representing common stock into book-entry form in accordance with any procedures reasonably requested by the Parent or the Investors or the underwriters, and (B) to the extent such Registrable Securities are subject to a restrictive legend, by removing such legend (or eliminating or terminating such comparable notations or arrangements on securities held in book-entry form) and, if required by the Company’s transfer agent, delivering an opinion of the Company’s counsel that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

(b)                                 The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to the Parent or any other Investor by name, or otherwise identifies the Parent or any other Investor as the holder of any securities of the Company, without the consent of the Parent (any such consent to be binding on each other Investor), such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by applicable Law.

(c)                                  The Company may require the Parent and any other Investor to furnish the Company with such information regarding the Parent and such other Investor and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing. If within twenty (20) Business Days of the receipt of such a written request from the Company, the Parent or any other Investor fails to provide to the Company any information relating to the Parent or such Investor, as applicable, that is required by applicable law to be disclosed in the Registration Statement, the Company may exclude the Parent’s and such Investor’s, as applicable, Registrable Securities from such Registration Statement.

(d)                                 The Parent agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 1.7(a)(v), 1.7(a)(vi)(B), 1.7(a)(vi)(C) or 1.7(a)(vi)(D) hereof, to the extent that such event requires the discontinuance of the disposition of Registrable Securities covered by a Registration Statement or the related prospectus and such notice reasonably requests such discontinuance, that the Parent shall discontinue, and shall cause each Investor to discontinue, disposition of any Registrable Securities covered by such Registration Statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.7(a)(iii) hereof, which supplement or amendment shall be prepared and furnished as soon as practicable, or until the Parent and the other Investors are advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Parent shall use its commercially reasonable efforts to return to the Company all copies then in its possession or in the possession of any Investor, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable (and in any event no later than two (2) Business Days) after the Company has determined that the use of the applicable prospectus may be resumed, the Company shall provide written notice to the Parent and the other Investors. In the event the Company invokes an Interruption Period hereunder, as soon as practicable (and in any event no later than two (2) Business Days) after the need for the Company to continue the Interruption Period ceases for any reason, the Company shall provide written notice to the Parent and the other Investors that such Interruption Period is no longer applicable. Notwithstanding anything in this paragraph to the contrary, no Interruption Period shall exceed sixty (60) days and, in any calendar year, no more than one hundred twenty (120) days in the aggregate may be part of an Interruption Period.

1.8                               Registration Expenses.

(a)                                 The Company shall pay directly or promptly reimburse all costs, fees and expenses (other than Selling Expenses) incident to the Company’s performance of or compliance with this Agreement, including, without limitation, (i) all SEC, FINRA and other registration and filing fees; (ii) all fees and expenses associated with filings to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are to be listed or quoted; (iii) all fees and expenses of complying with securities and blue sky laws (including fees and disbursements of counsel in connection therewith); (iv) all printing, messenger, telephone and delivery expenses (including the cost of distributing prospectuses in preliminary and final form as well as any supplements thereto); (v) all fees and expenses incurred in connection with any “road show” for underwritten offerings, including all costs of travel, lodging and meals; (vi) all transfer agent’s and registrar’s fees; (vii) all fees and expenses of counsel to the Company; (viii) all fees and expenses of the Company’s independent public accountants (including any fees and expenses arising from any special audits or “comfort letters”) and any other Persons retained by the Company in connection with or incident to any registration of Registrable Securities pursuant to this Agreement; and (ix) all fees and expenses of underwriters (other than Selling Expenses) customarily paid by the issuers or sellers of securities (all such costs, fees and expenses, “Registration Expenses”). Each

Investor shall pay the fees and expenses of any counsel engaged by such Investor and shall bear its respective Selling Expenses associated with a registered sale of its Registrable Securities pursuant to this Agreement.

(b)                                 The obligation of the Company to bear and pay the Registration Expenses shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended; provided, that the Registration Expenses for any Registration Statement withdrawn solely at the request of one or more Investor(s) (unless withdrawn following commencement of a suspension pursuant to Section 1.4(c)) shall be borne by such Investor(s).

1.9                               Indemnification.

(a)                                 In connection with the registration of Registrable Securities pursuant to this Agreement, the Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, the Parent and the other Investors, their affiliates and their respective directors, officers, employees and partners and each Person who is a “controlling person” of the Parent or the other Investors (within the meaning of the Securities Act or the Exchange Act) against, and pay and reimburse the Parent and the other Investors, affiliate, director, officer, employee or partner or controlling person for any losses, claims, damages, liabilities, (collectively, “Losses”) joint or several, to which the Parent and the other Investors or any such affiliate, director, officer, employee or partner or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will pay and reimburse the Parent and the other Investors and each such affiliate, director, officer, employee, partner and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by the Parent or any other Investor expressly for use therein and provided, further, that the Company shall not be liable to the extent that any Losses arise out of or are based upon the use of any prospectus after such time as the Company has advised Parent or any other Investor in writing that a post-effective amendment or supplement thereto is required.

(b)                                 In connection with any Registration Statement in which the Parent or any other Investor is participating, the Parent and each other Investor will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and will indemnify and hold harmless the Company, its directors and officers, each underwriter and each other Person who is a “controlling person” of the Parent or the other Investors (within the meaning of the Securities Act or the Exchange Act) and each such underwriter against any losses, claims, damages, liabilities, joint or several, to which the Company or any such director or officer, any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) the failure of such Investor to deliver a prospectus in accordance with the requirements of the Securities Act, but, with respect to clauses (i) and (ii), only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in each case in reliance upon, and in conformity with, written information prepared and furnished to the Company by the Parent or any other Investor expressly for use therein, and the Parent and any such other Investor will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify and hold harmless will be limited to the net amount of proceeds received by the Parent and each other Investor (in the aggregate) from the sale of Registrable Securities pursuant to such Registration Statement.

(c)                                  Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (such consent not to be unreasonably withheld). If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, provided that the indemnifying party will be liable for one additional counsel if in the reasonable judgment of counsel for any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)                                 The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e)                                  If the indemnification provided for in this Section 1.9 is legally unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Parent and any other Investor will be obligated to contribute pursuant to this Section 1.9(e) will be limited to an amount equal to the proceeds received by the Parent and each other Investor (in the aggregate) in respect of the Registrable Securities sold pursuant to the Registration Statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Parent and each other Investor has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Registrable Securities).

1.10                        Participation in Underwritten Registrations. No Person may participate in any underwritten offering pursuant to this Agreement unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form approved by the Persons entitled under this Agreement to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Investor included in any underwritten offering shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (A) such Investor’s ownership of its Registrable Securities to be sold in such offering, (B) such Investor’s power and authority to effect such Transfer and (C) such matters pertaining to such Investor’s compliance with securities laws as may be reasonably requested by the managing underwriter(s)) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except to the extent otherwise provided in Section 1.9 hereof.

1.11                        Rule 144 and 144A Reporting.

(a)                                 With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act and keep public information available at any time when the Company is subject to such reporting requirements.

Upon request of the Parent or the other Investors, the Company will deliver to the Parent and the other Investors a written statement as to whether it has complied with such informational and reporting requirements and will, within the limitations of the exemptions provided by Rule 144 (as such rule may be amended from time to time) or any similar rule enacted by the SEC, instruct the transfer agent to remove the restrictive legend affixed to any Subject Securities to enable such shares to be sold in compliance with Rule 144 (as such rule may be amended from time to time) or any similar rule enacted by the SEC.

(b)           For purposes of facilitating sales pursuant to Rule 144A, so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Parent, each Investor and any prospective purchaser of the Parent’s or any Investor’s securities will have the right to obtain from the Company, upon written request of the Parent prior to the time of sale, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents that the Company would have been required to file if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act as the Parent, the Investors or prospective purchaser may reasonably request in writing in availing itself of any rule or regulation of the SEC allowing the Parent or any other Investor, as applicable, to sell any such securities without registration.

1.12        Miscellaneous.

(a)           No Inconsistent Agreements. The Company represents and warrants that it has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement. For the term of this Agreement, the Company shall not grant to any Person the right to require the Company to register any Equity Securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without written consent of the Parent, unless such rights are explicitly made subordinate to all rights granted hereunder.

(b)           Adjustments Affecting Registrable Securities. The Company will not on its own initiative, except to the extent required by applicable law or an enforceable court order, propose any of the following actions to be taken by the general meeting of shareholders after the date of this Agreement with respect to Subject Securities if such actions would materially and adversely affect the ability of the Parent or the other Investors to include the Registrable Securities in a registration undertaken pursuant to this Agreement: (i) implementing Transfer restrictions on Subject Securities, (ii) implementing limits on dispositions of Subject Securities, (iii) adopting restrictions on the nature of Transferees of Subject Securities or (iv) implementing or adopting any similar restrictions or limitations with respect to the Transfer of Subject Securities in violation of the terms of this Agreement. For the avoidance of doubt, any actions which occur by operation of Law, pursuant to an enforceable court order or are taken by the general meeting of shareholders shall not be deemed to be a violation of this Section 1.12(b).

(c)           Dilution. If, from time to time, there is any change in the capital structure of the Company by way of a split, dividend, combination or reclassification, or through a merger, amalgamation, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue.

(d)           Conversion of Other Securities. If the Parent or any other Investor offers Registrable Securities by forward sale, or by an offering (directly or by entering into a derivative transaction with a broker-dealer or other financial institution) of any options, rights, warrants or other securities that are offered with, convertible into or exercisable or exchangeable for any

Registrable Securities, the Registrable Securities subject to such forward sale or underlying such options, rights or warrants or other securities shall be eligible for registration pursuant to this Agreement.

1.13        Subject to Transfer Restrictions. For the avoidance of doubt, any exercise by any Investor of its rights pursuant to Section 1.1 or Section 1.2 shall at all times be subject to the limitations set forth in Section 2.1.

ARTICLE II

COVENANTS

2.1          Transfer Restrictions.

(a)           Other than Permitted Transfers, neither the Parent nor any Investor shall Transfer any Convertible Preferred Shares until the date that is the eighteen (18) month anniversary of the date of this Agreement (such date, the “Restricted Period Termination Date”); provided that the Parent or any other Investor may Transfer any Convertible Preferred Shares, not counting Convertible Preferred Shares that are Transferred pursuant to a Permitted Transfer, (i) up to an aggregate amount equal to one-third (1/3) of the Original Convertible Preferred Shares during the Six-Month Restricted Period and (ii) up to an aggregate amount equal to two-thirds (2/3) of the Original Convertible Preferred Shares (including any Convertible Preferred Shares Transferred by the Parent or any other Investor during the Six-Month Restricted Period) in the Twelve-Month Restricted Period.

(b)           “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Law:

(i)            a Transfer of Convertible Preferred Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be an “Investor” for all purposes of this Agreement;

(ii)           a Transfer of Convertible Preferred Shares in connection with a Merger Transaction approved by the Board; and

(iii)          a Transfer of Convertible Preferred Shares to the Company.

(c)           Notwithstanding anything to the contrary contained herein, including the occurrence of the Restricted Period Termination Date or the expiration or inapplicability of the Six-Month Restricted Period or the Twelve-Month Restricted Period, none of the Parent or any other Investor shall Transfer any Convertible Preferred Shares other than in accordance with all applicable Laws and the other terms and conditions of this Agreement.

(d)           In connection with any Transfer to a Permitted Transferee prior to the termination of this Agreement pursuant to Section 4.1, the Parent shall cause any Permitted Transferee to execute a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to become a party to this Agreement and to be an “Investor” for all purposes of this Agreement and provides notice information for the purposes of Section 4.2.

2.2          Standstill.

(a)           Until the date on which the Parent and the other Investors Beneficially Own Convertible Preferred Shares representing less than five percent (5%) of the total issued and outstanding Company Common Stock on an as-converted basis, without the prior written consent of the Company, the Parent shall not, and shall cause each of the other Investors not to, directly or indirectly:

(i)            acquire, offer to acquire or agree to acquire Beneficial Ownership of Company Common Stock, except pursuant to stock splits, reverse stock splits, stock dividends or distributions, or combinations or any similar recapitalizations on or after the date hereof;

(ii)           effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its Affiliates, including rights or options to acquire such ownership; (b) initiate or propose any merger, tender offer, business combination, restructuring, recapitalization or other extraordinary transaction involving, or any change of control of, the Company or any of its Subsidiaries; or (c) any stockholder proposal or make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote, or seek to influence any Person with respect to the voting of, Company Common Stock, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to Company Common Stock;

(iii)          deposit any Company Common Stock into a voting trust or subject Company Common Stock to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect;

(iv)          initiate or propose a call for any special meeting of the Company’s shareholders;

(v)           seek or propose to influence, advise, change or control the management, board of directors of the Company, governing instruments or policies of the Company or any of its Subsidiaries;

(vi)          participate in any acquisition of assets or business of the Company or its Subsidiaries or Affiliates outside of the ordinary course of business; or

(vii)         propose, or agree to, or enter into any discussions, negotiations or arrangements with, or provide any confidential information to, any third party with respect to any of the foregoing.

(b)           The prohibition in Section 2.2(a)(i) shall not apply to ordinary course of business activities of the Parent, each Investor or any of their respective Affiliates in connection with:

(i)            proprietary and third party fund and asset management activities;

(ii)           brokerage and securities trading activities;

(iii)          financial services and insurance activities;

(iv)          acquisitions made as a result of (A) a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or (B) in connection with securing or collecting indebtedness previously contracted in good faith and not with the intention of circumventing the prohibition in Section 2.2(a)(i); and

(v)           acquisitions made in connection with a transaction in which the Parent, any of the Investors or any of their respective Affiliates acquires a previously unaffiliated business entity that Beneficially Owns Company Common Stock, or any securities convertible into, or exercisable or exchangeable for, Company Common Stock, at the time of the consummation of such acquisition;

provided that, in the case of each of (i) through (v) of this Section 2.2(b), such ordinary course of business activities shall be made without the intent to influence the control of the Company.

2.3          Redemptions and Accelerated Share Repurchases. In the event of a proposed redemption or accelerated share repurchase of Company Common Stock by the Company or its Subsidiaries (for the avoidance of doubt, excluding an Open-Market Repurchase), notwithstanding the Transfer restrictions set forth in Section 2.1, each Investor shall hold a right of first refusal to cause the Company or its Subsidiaries to redeem or repurchase shares of Company Convertible Preferred Stock that such Investor holds up to its Redemption/ASR Amount. The Company shall give written notice of a proposed redemption or accelerated share repurchase to the Parent and each other Investor at least five (5) days prior to the date of the proposed redemption or accelerated share repurchase. Such notice shall set forth the material terms and conditions of the proposed redemption or accelerated share repurchase, including the proposed manner of redemption or repurchase, the number or amount and description of the shares proposed to be redeemed or repurchased, the proposed transaction date, the proposed redemption or repurchase price per share, and an offer to each Investor of a right of first refusal to cause the Company or its Subsidiaries to redeem or repurchase shares of Company Convertible Preferred Stock that such Investor holds up to its Redemption/ASR Amount. At any time during the five (5) day period following receipt of such notice, each Investor shall have the right to elect to redeem or resell its Redemption/ASR Amount of Company Convertible Preferred Stock at the Redemption/ASR Price and upon the terms and conditions set forth in the notice. After the expiration of such five (5) day period, the Company shall be free to complete the proposed redemption or repurchase of Company Common Stock; provided that (i) the Company redeems or repurchases any shares of Company Convertible Preferred Stock any Investor elected to have redeemed or repurchased pursuant to its response to the Company’s notice, on the terms and conditions set forth in the notice, simultaneously with any redemption or repurchase of Company Common Stock from any other shareholder of the Company; (ii) any redemption or repurchase of such Company Common Stock from any other shareholder must be on terms no less favorable to the Company than those set forth in the notice delivered to the Investors; and (iii) the redemption or repurchase must close no later than ninety (90) days after the proposed date included in the notice. Notwithstanding anything to the contrary, the Investors’ rights of first refusal pursuant to this Section 2.3 shall expire on the Restricted Period Termination Date.

2.4          Open-Market Repurchases. In the event of an open-market repurchase of Company Common Stock by the Company or its Subsidiaries other than pursuant to accelerated share repurchases covered by Section 2.3 (an “Open-Market Repurchase”, and the number of shares of Company Common Stock that are repurchased in such Open-Market Repurchase, the “Repurchased Amount”), notwithstanding the Transfer restrictions set forth in Section 2.1, each Investor shall be entitled to cause the Company to repurchase a number of shares of Company Convertible Preferred Stock it holds up to and including its respective OMR Investor Put Amount.

(a)           If the Company determines to effect an Open-Market Repurchase pursuant to a plan intended to be compliant under Rule 10b5-1(c) under the Exchange Act, the Company shall give written notice of such plan for an Open-Market Repurchase to each Investor at least seven (7) Business Days prior to the start of such plan. Such Investor may elect to sell to the Company a number of shares of Company Convertible Preferred Stock it holds up to and including its OMR Investor Put Amount at the OMR Put Price for such plan by giving written notice to the Company of its election (including the number of shares it elects to sell) no later than five (5) Business Days following receipt of the Company’s notice regarding such Open-Market Repurchase. If the Investor elects to participate in such Open-Market Repurchase (which for the avoidance of doubt shall be with respect to any Open-Market Repurchase during the entire period of such plan),

(i)            the Company shall provide a statement to the Investor at the end of each day during such period on which the Company purchases any Company Common Stock pursuant such Open-Market Repurchase setting forth:

1.             the purchases of Company Common Stock made on such day and the volume weighted average price paid for such Company Common Stock;

2.             the OMR Investor Put Amount for such day; and

3.             the OMR Put Price for such day; and

(ii)           the Company and such Investor shall use their respective reasonable best efforts to effect the share purchase within three (3) Business Days of any day on which an Open-Market Repurchase is made pursuant to such plan.

(b)           For Open-Market Repurchases other than pursuant to a plan intended to be compliant under Rule 10b5-1(c) under the Exchange Act as set forth in Section 2.4(a) above, the Company shall give written notice of a proposed Open-Market Repurchase to each Investor (x) no later than 5:00 P.M. New York City time on the Friday before a week for which the Company intends to effect an Open-Market Repurchase, which notice shall set forth the week or weeks of the Open-Market Repurchase or (y) other than notices for a week or week(s) as set forth in clause (x), no later than one (1) Business Day prior to a date on which the Company intends to effect such Open-Market Repurchase. Such Investor may elect to sell to the Company a number of shares of Company Convertible Preferred Stock it holds up to and including its OMR Investor Put Amount at the OMR Put Price by giving written notice to the Company of its election no later than (i) in the case of clause (x) above 8:00 A.M. New York City time on the first Business Day of the week of such proposed Open-Market Repurchase or (ii) in the case of clause (y) above 8:00 A.M. New York City time on the date of such proposed Open-Market Repurchase. If the Investor elects to participate in such Open-Market Repurchase (which for the avoidance of doubt in the case of clause (x) above shall be with respect to any Open-Market Repurchase during such week),

(i)            the Investors may condition its participation on the receipt of a minimum price per share of Company Common Stock;

(ii)           the Company shall provide a statement to the Investor at the end of each day during such week(s) or day on which the Company purchases any Company Common Stock pursuant such Open-Market Repurchase setting forth:

1.             the purchases of Company Common Stock made on such day and the average price paid for such Company Common Stock;

2.             the OMR Investor Put Amount for such day; and

3.             the OMR Put Price for such day; and

(iii)          the Company and such Investor shall use their respective reasonable best efforts to effect the share purchase within three (3) Business Days of any day on which an Open-Market Repurchase is made during such period.

(c)           Notwithstanding anything to the contrary herein, (x) if Investor informs the Company that it does not wish to participate in any Open-Market Repurchase or does not respond within the time periods set forth in Section 2.4(a) or Section 2.4(b), as applicable, the Company may proceed with such Open-Market Repurchase and shall have no obligation to purchase any shares from an Investor pursuant to such Open-Market Repurchase and (y) if the Company does not purchase any shares of Company Common Stock during such Open-Market Repurchase it shall not be required to purchase any Company Convertible Preferred Stock from any Investor.

(d)           Notwithstanding anything to the contrary, the Investors’ rights to cause the Company to make repurchases pursuant to this Section 2.4 shall expire on the Restricted Period Termination Date.

2.5          Ownership Threshold. Neither any Investor nor the Company shall take any action that could reasonably be expected to result in the Parent, the Investors or any of their respective Affiliates, acting alone or as part of a Group, directly or indirectly, either (i) to Beneficially Own more than five percent (5%) of the Company Common Stock or any other class of Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Common Stock or other Voting Securities (excluding Company Convertible Preferred Stock and other securities that are not convertible in the hands of the holder), or (ii) to have a Total BHC Ownership Level in excess of twenty-three and one-half percent (23.5%) of the Company’s total equity; provided that if the Investors (collectively) do come (i) to Beneficially Own more than five percent (5%) of the Company Common Stock or any other class of Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Common Stock or other Voting Securities (excluding Company Convertible Preferred Stock and other securities that are not convertible in the hands of the holder) or (ii) to have a Total BHC Ownership Level in excess of twenty-three and one-half percent (23.5%) of the Company’s total equity (the number of securities in excess of either or both of such five percent (5%) and twenty-three and one-half percent (23.5%) levels, the “Excess Shares Amount”), (a) the Parent and each other Investor may Transfer a number of such Equity Securities equal to the Excess Shares Amount multiplied by its Pro Rata Portion freely without regard to the Transfer restrictions set forth in Section 2.1, and (b) in the event of an action taken by the Company that causes such ownership thresholds to be exceeded, the Company and the Investors shall negotiate in good faith for the Company to repurchase Equity Securities from the Investors so that the Investors (collectively) will no longer (i) Beneficially Own more than five percent (5%) of the Company Common Stock or any other class of Voting Securities, or any securities convertible into, or exercisable or exchangeable for, Company Common Stock or other Voting Securities (excluding Company Convertible Preferred Stock and other securities that are not convertible in the hands of the holder) or (ii) have a Total BHC Ownership Level in excess of twenty-three and one-half percent (23.5%) of the Company’s total equity.

2.6          Listing. The Company agrees to use commercially reasonable efforts to cause the Company Common Stock to continue to be listed on the NASDAQ Stock Market or another national securities exchange.

2.7          Private Sale and Legends.

(a)           Except as provided in Section 2.1, the Company agrees that nothing in this Agreement shall prohibit the Investors, at any time and from time to time, from selling or otherwise Transferring Company Convertible Preferred Stock pursuant to a private sale or other transaction which is not registered pursuant to the Securities Act.

(b)           At the request of an Investor and to the extent the Company Convertible Preferred Stock is subject to a restrictive legend, whether such securities are certificated or held in book-entry form, (i) the purchaser who takes ownership from an Investor holding any certificates for such Company Convertible Preferred Stock shall be entitled, upon conversion of Company Convertible Preferred Stock to Company Common Stock in such Transfer, to receive from the Company new certificates for the appropriate number of shares of Company Common Stock not bearing such legend (or the elimination or termination of such comparable notations or arrangements on securities held in book-entry form) and (ii) the Company shall procure the cooperation of the Company’s transfer agent in removing such legend (or the elimination or termination of such notations or arrangements). If required by the Company or the Company’s transfer agent, the Investor shall deliver an opinion of its counsel that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

ARTICLE III

TAX MATTERS

3.1          Tax Return Information. The Company will as promptly as practicable furnish to any Investor information reasonably requested to enable such Investor or its direct or indirect equity owners to comply with any applicable tax reporting requirements with respect to Convertible Preferred Shares and Perpetual Preferred Shares held by such Investor, including, without limitation, such information as may be reasonably requested by such Investor to complete U.S. federal, state or local or non-U.S. income tax returns (including, for the avoidance of doubt, information regarding the source of any dividends paid or deemed paid with respect to Convertible Preferred Shares and Perpetual Preferred Shares held by such Investor or its direct or indirect equity owners); provided, that this Section 3.1 shall not require the Company to provide information to any Investor regarding the computation of earnings and profits for U.S. federal income tax purposes (and any Investor should assume that the Company’s distributions constitute dividends for U.S. federal income tax purposes), except to the extent that such information is otherwise required to be provided by the Company under Section 3.2 or Section 3.3. The Company will provide any tax-related information that is required to be provided to the Investors by the Company or any of its Subsidiaries in respect of a fiscal year within sixty (60) calendar days following the end of such fiscal year.

3.2          PFIC and CFC Information. After the end of each taxable year, the Company will timely determine whether the Company or any of its Subsidiaries is expected to be, or was, a PFIC or CFC for any taxable year and inform the Investors of its determination. If the Company believes the Company or any of its Subsidiaries is a PFIC or a CFC for any taxable year or there is a reasonable possibility that the Company or any of its Subsidiaries may be a PFIC or a CFC for any taxable year, the Company will prepare an annual statement that sets forth the amount that the Investors would be required to include in taxable income on their U.S. tax returns if the Company or such Subsidiary were in fact to constitute a PFIC or a CFC for such taxable year, as well as any other information required to comply with applicable CFC and PFIC reporting requirements. Each of the Investors will cooperate with the Company, and provide such information as may be reasonably requested by the Company, to determine whether the Company is a CFC.

3.3          QEF Election. If the Company believes there is a reasonable possibility that the Company or any of its Subsidiaries constitutes a PFIC for any taxable year, the Company will provide the Investors with the information necessary in order for the Investors or any direct or indirect equity owner therein, as the case may be, to timely and properly make an election under section 1295 of the Code to treat the Company or such Subsidiary as a “qualified electing fund” (a “QEF Election”) and comply with the reporting requirements applicable to such a QEF Election. The Company will obtain professional assistance experienced in matters relating to the relevant aspects of the Code to the extent necessary to make the determinations and to provide the information and statements described in Section 3.2 and this Section 3.3.

3.4          Retention of Tax Information. The Company hereby undertakes to keep any documentation supporting any tax-related information supplied to any Investor as provided under this ARTICLE III for no less than seven (7) years.

ARTICLE IV

MISCELLANEOUS

4.1          Term. This Agreement will be effective as of the date hereof and shall automatically terminate at such time as the Investors no longer Beneficially Own any Subject Securities. If this Agreement is terminated pursuant to this Section 4.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in this ARTICLE IV.

4.2          Notices.

(a)           All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 4.2):

(i)            if to the Parent:

American International Group, Inc.
175 Water Street
New York, NY 10038
Attention:  General Counsel
Facsimile:  (212) 770-3500

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:      Robert G. DeLaMater & Jared M. Fishman
Facsimile: (212) 291-9037

(ii)           if to the Company:

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention:      Mark D. Lyons
Facsimile:      (441) 278-9255

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention:      John Schuster
Facsimile:      (212) 269-5420

4.3          Investor Actions. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, the Investors (each, an “Investor Action”) shall be made by, and shall be valid and binding upon, all Investors if made by (i) holders of a majority of the Registrable Securities then Beneficially Owned by all Investors or (ii) the Parent; provided, that in the event of any conflict between any Investor Action made by holders of a majority of the Registrable Securities then Beneficially Owned by all Investors and an Investor Action made by the Parent, the Investor Action made by the Parent shall control.

4.4          No Partnership. Nothing in this Agreement shall be taken to constitute a partnership between any of the parties to this Agreement or the appointment of the parties to this Agreement as agent for the others.

4.5          Memorandum of Association. Upon the occurrence of a conflict between any provision of this Agreement and any provision of the Memorandum of Association, then this Agreement will prevail, subject to applicable Law, and in the event applicable Law would conflict with the provisions of this Agreement, the Company will use its best efforts to facilitate the provision of this Agreement.

4.6          Amendments and Waivers. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the parties thereto.  No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

4.7          Assignment of Registration Rights. The rights of the Parent and any other Investor to registration of all or any portion of its Registrable Securities pursuant to this Agreement may be assigned by the Parent or such Investor to any Permitted Transferee to the extent of the Registrable Securities Transferred as long as (i) the Parent or such Investor, within ten (10) days after such Transfer, furnishes to the Company written notice of the Transfer to the Permitted Transferee and (ii) such Permitted Transferee agrees, following such Transfer, to be subject to all applicable restrictions and obligations set forth in this Agreement, and executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which case the applicable Permitted Transferee shall be the beneficiary to all rights of the Parent or such Investor and subject to all restrictions and obligations applicable to the Parent or such Investor pursuant to this Agreement, to the same extent as the Parent or such Investor.

4.8          Assignment. Except as provided in Section 4.7 hereof, this Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the parties hereto.  Any attempted assignment in violation of this Section 4.8 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

4.9          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

4.10        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

4.11        Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Company and/or its Affiliates, on the other hand, with respect to the subject matter hereof.

4.12        Governing Law; Arbitration; Waiver of Jury Trial.

(a)           This Agreement, and all claims and defenses arising out of or relating to this Agreement or the formation, breach, termination or validity of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of Law principles of such state that would apply the Laws of another jurisdiction.

(b)           Section 11.10(b) through (f) of the Stock Purchase Agreement shall apply to this Agreement mutatis mutandis.

4.13        Agent for Service of Process. Without prejudice to any other permitted mode of service, the Company irrevocably agrees that service of any claim form, notice or other document for the purpose of Section 4.12 shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005 Attention: John Schuster, Esq., or such other Person and address in New York, New York as the Company shall notify the Parent of in writing from time to time and the parties agree that failure by such appointed Person to notify their appointor of any such service shall not invalidate the proceedings concerned.

4.14        Specific Performance. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) it is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity and (c) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim that there is an adequate remedy at law.

4.15        No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.16        Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority, court, tribunal or arbitration body.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided that for the avoidance of doubt, the Company and the Parent shall not be deemed to be Affiliates of each other.

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

“Beneficial Owner,” “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own, and shall be deemed to have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument of such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of the Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board in its sole discretion to be the number of securities to which the Derivative Instrument relates.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, together with any regulations promulgated thereunder.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to remain closed.

“CFC” means a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble and includes the Company’s successors by merger, acquisition, reorganization or otherwise.

“Company Common Stock” means the common shares, par value $0.0033 per share, of the Company.

“Company Convertible Preferred Stock” has the meaning assigned to the term “Acquiror Convertible Preferred Stock” in the Stock Purchase Agreement.

“Company Perpetual Preferred Stock” has the meaning assigned to the term “Acquiror Perpetual Preferred Stock” in the Stock Purchase Agreement.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control,” “Controlled” and “Controlling” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

“Conversion Rate” means one (1) divided by the number (or fraction) of shares of Company Common Stock issuable upon the conversion of one (1) share of Company Convertible Preferred Stock.

“Convertible Preferred Shares” has the meaning set forth in the recitals.

“Demand Registration” has the meaning set forth in Section 1.2(a).

“Demand Registration Request” has the meaning set forth in Section 1.2(a).

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (i) such derivative security conveys any voting rights in any Equity Security, (ii) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (iii) other transactions hedge the value of such derivative security.

“Encumbrance” means any mortgage, commitment, transfer restriction, deed of trust, pledge, option, power of sale, retention of title, right of pre-emption, right of first refusal, executorial attachment, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of a corporation, and securities convertible into or exchangeable for any equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Excess Shares Amount” has the meaning set forth in Section 2.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any supranational, national, regional, federal, state, provincial, territorial, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority or SRO with competent jurisdiction (including any arbitration panel or body) exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, regional, federal, state, provincial, territorial, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, arbitral or judicial authority.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Interruption Period” has the meaning set forth in Section 1.7(d).

“Investor” means each of the Parent, any successor and any Permitted Transferee who becomes a party hereto pursuant to Section 4.7.

“Investor Action” has the meaning set forth in Section 4.3.

“Law” means any supranational, federal, state, local or foreign law (including common law), statute or ordinance, or any rule, regulation, or agency requirement of any Governmental Authority.

“Losses” has the meaning set forth in Section 1.9(a).

“Memorandum of Association” means the Company’s memorandum of association as then in effect.

“Merger Transaction” means any transaction or series of related transactions involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), (ii) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (iii) any transaction pursuant to which Company Common Stock is exchanged for, or canceled and converted into the right to receive, another security.

“Non-Underwritten Shelf Take-Down” has the meaning set forth in Section 1.1(h).

“Non-Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 1.1(h).

“OMR Aggregate Holdings” means, with respect to any Open-Market Repurchase, the total number of shares of Company Convertible Preferred Stock held by all Investors in the aggregate at the time of such Open-Market Repurchase.

“OMR Aggregate Put Amount” means, with respect to any Open-Market Repurchase, the lesser of (i) (A) three (3) multiplied by (B) the Repurchased Amount multiplied by (C) the Conversion Rate and (ii) the OMR Aggregate Holdings.

“OMR Investor Put Amount” means, with respect to any Investor and any Open-Market Repurchase, the Pro Rata Portion of the Investor with respect to Company Convertible Preferred Stock multiplied by the OMR Aggregate Put Amount.

“OMR Put Price” means, with respect to any Open-Market Repurchase, the Repurchase Price divided by the Conversion Rate.

“Open-Market Repurchase” has the meaning set forth in Section 2.4.

“Original Convertible Preferred Shares” means the                     shares of Company Convertible Preferred Stock issued to the Parent by the Company on the date hereof (as adjusted from time to time to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change).

“Parent” has the meaning set forth in the preamble.

“Permitted Transfer” has the meaning set forth in Section 2.1(b).

“Permitted Transferees” means (i) the Parent and (ii) any Controlled Affiliate.

“Perpetual Preferred Shares” has the meaning set forth in the recitals.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“PFIC” means a “passive foreign investment company” within the meaning of section 1297 of the Code.

“Piggyback Registration” has the meaning set forth in Section 1.5(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 1.5(a).

“Piggyback Shelf Take-Down” has the meaning set forth in Section 1.5(a).

“Pro Rata Portion” means, with respect to any Investor and any type of Subject Securities or other Equity Securities at any time of determination, the ratio determined by dividing (A) the number of shares of such type of Subject Securities or Equity Securities (or any securities convertible into, or exercisable or exchangeable for, such Subject Securities or Equity Securities) held by such Investor by (B) the total number of shares of such type of Subject Securities or Equity Securities (or any securities convertible into, or exercisable or exchangeable for, such Subject Securities or Equity Securities) held by all Investors in the aggregate.

“QEF Election” has the meaning set forth in Section 3.3.

“Redemption/ASR Amount” means, with respect to any Investor and any proposed redemption or accelerated share repurchase by the Company or its Subsidiaries, the lesser of (i) the number of shares of Company Convertible Preferred Stock held by such Investor immediately prior to the proposed redemption or repurchase and (ii) (A) the number of shares of Company Common Stock the Company or its Subsidiaries propose to redeem or repurchase in the aggregate in such proposed redemption or accelerated share repurchase multiplied by (B) the Conversion Rate multiplied by (C) such Investor’s Pro Rata Portion with respect to Company Convertible Preferred Stock as of immediately prior to such proposed redemption or accelerated share repurchase.

“Redemption/ASR Price” means, with respect to any proposed redemption or accelerated share repurchase by the Company or its Subsidiaries, (i) the amount proposed to be paid for each share of Company Common Stock to be redeemed or repurchased divided by (ii) the Conversion Rate.

“Register,” “registered” and “registration” (regardless of case) refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which the Parent notifies the Company of its or any Investor’s intention to offer Registrable Securities.

“Registrable Securities” means (i) any Perpetual Preferred Shares issued pursuant to the Stock Purchase Agreement or (ii) any Equity Securities, including shares of Company Common Stock, issued or issuable directly or indirectly with respect to the Convertible Preferred Shares issued pursuant to the Stock Purchase Agreement by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering such securities or (y) with respect to Equity Securities, they have been sold to the public through a broker, dealer or market maker pursuant to Rule 144 or other exemption from registration under the Securities Act, and (z) with respect to Perpetual Preferred Shares, they may be sold to the public through a broker, dealer or market maker pursuant to Rule 144 or another exemption from registration under the Securities Act without any volume or other limitation. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Registration Expenses” has the meaning set forth in Section 1.8(a).

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Representatives” of a Person means such Person’s Affiliates and the directors, officers, employees, advisors, agents, consultants, accountants, attorneys, sources of financing, investment bankers and other representatives of such Person and of such Person’s Affiliates.

“Repurchase Price” means, with respect to any Open-Market Repurchase, the average price paid by the Company or its Subsidiaries to repurchase shares of Company Common Stock on any such day pursuant to such Open-Market Repurchase.

“Repurchased Amount” has the meaning set forth in Section 2.4.

“Restricted Period Termination Date” has the meaning set forth in Section 2.1(a).

“Rule 144” means Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

“Rule 144A” means Rule 144A under the Securities Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

“SEC” means the United States Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder.

“Shelf Registration” has the meaning set forth in Section 1.1(a).

“Shelf Registration Statement” has the meaning set forth in Section 1.1(a).

“Shelf Take-Down” has the meaning set forth in Section 1.1(e).

“Signing Date” has the meaning set forth in the recitals.

“Six-Month Restricted Date” means the date that is the six (6) month anniversary of the date of this Agreement.

“Six-Month Restricted Period” means the period from and including the Six-Month Restricted Date to and including the date prior to the Twelve-Month Restricted Date.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) any other securities exchange.

“Stock Purchase Agreement” has the meaning set forth in the recitals.

“Subject Securities” means Company Common Stock, Company Convertible Preferred Stock and Company Perpetual Preferred Stock.

“Subsidiary” in respect of a Person, means any corporation, partnership, joint venture, trust, limited liability company, unincorporated association or other entity in respect of which such Person: (w) is entitled to more than 50% of the interest in the capital or profits; (x) holds or controls a majority of the voting securities or other voting interests; (y) has rights via holdings of debt or other contract rights that are sufficient for control and consolidation for GAAP purposes; or (z) has the right to appoint or elect a majority of the board of directors or Persons performing similar functions.

“Total BHC Ownership Level” means the percentage of the total equity of the Company that the Parent, the Investors or any of their respective Affiliates that directly or indirectly Controls, or is Controlled by or under the direct or indirect common Control with, the Parent or the Investors or with the power, directly or indirectly, to direct the management or policies of the Parent or the Investors or any of their respective Affiliates, or the officers and directors thereof in the aggregate, directly or indirectly own, Control or have the power to vote, calculated in a manner consistent with the BHC Act.

“Transfer” means (i) any direct or indirect sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any sale, lease, assignment, Encumbrance, disposition or other transfer (by operation of law or otherwise), of any Equity Security or (ii) to enter into any Derivative Instrument, swap or any other Contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Security, whether any such Derivative Instrument, swap, Contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Transferor” means a Person that Transfers or proposes to Transfer.

“Twelve-Month Restricted Date” means the date that is the twelve (12) month anniversary of the date of this Agreement.

“Twelve-Month Restricted Period” means the period from and including the Twelve-Month Restricted Date to and including the date prior to the Restricted Period Termination Date.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 1.1(f).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 1.1(f).

“Voting Securities” means Company Common Stock, any other securities of the Company entitled to vote at any general meeting of the Company and any other securities of the Company that would be considered a class of voting stock for purposes of the BHC Act.

4.17        Interpretation. The words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Schedules mean the Articles and Sections of, and Schedules attached to, this Agreement; and (y) to an agreement, instrument or other document, means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Any reference to a wholly owned Subsidiary of a Person shall mean such Subsidiary is directly or indirectly wholly owned by such Person. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement and this Agreement shall be interpreted literally not taking into account any other facts or circumstances, including any conduct, actions, statements, intentions, assumptions or beliefs of any of the parties at any time, as this Agreement is the product of negotiations between sophisticated parties advised by counsel. The headings in this Agreement do not affect its interpretation. The schedules, exhibits and annexes form part of this Agreement. References to “$”, “US$” or “U.S. dollars” are to U.S. dollars. Any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established. Any reference to a statute, statutory provision or subordinate legislation (“legislation”) includes references to: (a) that legislation as re-enacted or amended by or under any other legislation before or after the Signing

Date; (b) any legislation which that legislation re-enacts (with or without modification); and (c) any subordinate legislation made under that legislation before or after the Signing Date, as re-enacted or amended as described in (a), or under any legislation referred to in (b). Any reference to writing shall include any mode of reproducing words in a legible and non-transitory form. References to one gender include all genders and references to the singular include the plural and vice versa. References to “ordinary course” or words of similar meaning when used in this Agreement shall mean with respect to any Person “the ordinary course of business of such Person, consistent with past practice” unless specified otherwise. References to “includes” or “including” or words of similar meaning when used in this Agreement shall mean “including without limitation” unless specified otherwise.

4.18        Further Assurances. Each of the parties (as reasonably requested by the other party) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date and year set forth above.

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:

Signature Page
Investor Rights Agreement

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date and year set forth above.

ARCH CAPITAL GROUP LTD.

By:
Name:
Title:

Signature Page
Investor Rights Agreement

EXHIBIT C

FORM OF ACQUIROR CONVERTIBLE PREFERRED STOCK CERTIFICATE OF DESIGNATIONS

EXHIBIT C

CERTIFICATE OF DESIGNATIONS

OF

SERIES D CONVERTIBLE PARTICIPATING NON-VOTING PERPETUAL PREFERRED STOCK

OF

ARCH CAPITAL GROUP LTD.

Arch Capital Group Ltd., an exempted company with limited liability registered under the laws of Bermuda (the “Company”), CERTIFIES that pursuant to resolutions of the board of directors (the “Board of Directors”) of the Company adopted on [        ] [  ], 2016 and pursuant to authority delegated by the Board of Directors, the creation of the series of “Series D Convertible Participating Non-Voting Perpetual Preferred Stock” was authorized and the designation, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series D Preferred Stock, in addition to those set forth in the Bye-Laws (as amended, restated, supplemented, altered or modified from time to time, the “Bye-Laws”) of the Company, were fixed as follows:

Section 1.      Designation.  There is hereby created out of the authorized and unissued 37,000,000 preference shares of par value US$0.01 per share a series of preferred shares designated as the “Series D Convertible Participating Non-Voting Perpetual Preferred Stock” (the “Series D Preferred Stock”).  The number of shares constituting such series shall be [      ].  Each share of the Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.

Section 2.      Ranking.  The Series D Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with the Company’s common shares, par value US$0.0033 per share (the “Common Shares”), and with each other class or series of equity securities of the Company the terms of which expressly provide that such class or series will rank on parity with the Series D Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively referred to as “Parity Securities”), (ii) junior to any shares issued by the Company and designated by the Company as senior, including the Company’s 6.75% Non-Cumulative Preferred Shares, Series C, US $0.01 par value per share, US$25.00 liquidation preference per share, and (iii) senior to each class or series of share capital of the Company established and outstanding after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series D Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively referred to as “Junior Securities”).  The Company has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.

Section 3.      Definitions.  The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a)           “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and/or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that, for purposes of this Certificate of Designations, the Company shall not be deemed an Affiliate of any Holder, and no Holder shall be deemed an Affiliate of the Company.

(b)           “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

(c)           “BMA” means the Bermuda Monetary Authority or any successor agency or then-applicable regulatory authority.

(d)           “Board of Directors” has the meaning set forth in the preamble hereto.

(e)           “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

(f)            “Bye-Laws” has the meaning set forth in the preamble hereto.

(g)           “Certificate of Designations” means that certain Certificate of Designations of Arch Capital Group Ltd., dated [            ] [     ], 2016, as it may be amended, restated, supplemented, altered or modified from time to time.

(h)           “Closing Price” of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Shares on The NASDAQ Stock Market on such date.  If the Common Shares are not traded on The NASDAQ Stock Market on any date of determination, the Closing Price of Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which Common Shares are so listed or quoted, or if Common Shares are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for Common Shares in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the fair market value of the Common Shares determined by the Board of Directors; provided that if one or more Holders shall reasonably object to any such determination, the Board of Directors shall retain an independent appraiser selected by mutual agreement of the Company and such Holders to determine such value.  The expense of such independent appraiser shall be shared equally by the Company and such Holders.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of Common Shares on The NASDAQ Stock Market shall be such closing sale price and last reported sale price as reflected on the website of The NASDAQ Stock Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The NASDAQ Stock Market shall govern.

(i)            “Common Shares” has the meaning set forth in Section 2.

(j)            “Companies Act” means the Companies Act 1981 of Bermuda, as amended from time to time.

(k)           “Company” has the meaning set forth in the preamble hereto.

(l)            “Conversion Date” has the meaning set forth in Section 8(a).

(m)          “Conversion Rate” means for each share of Series D Preferred Stock, ten (10) Common Shares; provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(n)           “Dividend Period” means the period in respect of which any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share.

(o)           “Effective Date” means the date on which shares of the Series D Preferred Stock are first issued.

(p)           “Exchange Property” has the meaning set forth in Section 11(a).

(q)           “Holder” means the Person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(r)            “Initial Holder” means the initial holder of the Series D Preferred Stock, which shall be American International Group, Inc., a Delaware corporation.

(s)            “Junior Securities” has the meaning set forth in Section 2.

(t)            “Liquidation” means a liquidation, winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise; provided that the Company’s consolidation, amalgamation or merger with or into any other entity, the consolidation, amalgamation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute a Liquidation, adjustments for which shall be covered by Section 11.

(u)           “Parity Securities” has the meaning set forth in Section 2.

(v)           “Person” means a legal person, including any individual, company, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(w)          “PIK Dividend” has the meaning in Section 4(c).

(x)           “Record Date” has the meaning set forth in Section 4(b).

(y)           “Reorganization Event” has the meaning set forth in Section 11(a).

(z)           “Series D Preferred Stock” has the meaning set forth in Section 1.

(aa)         “Trading Day” means a day on which Common Shares:

(i)          are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)         have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Common Shares.

(bb)         “Transfer” means any direct or indirect offer, sale, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary; provided that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Initial Holder (or any Affiliate of the Initial Holder to which the Initial Holder transferred any shares of Series D Preferred Stock) is a constituent corporation (or otherwise a party to including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of the Initial Holder’s (or any Affiliate of the Initial Holder’s) outstanding share capital, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be a Transfer unless, in the case of a transaction involving an Affiliate of the Initial Holder, the Affiliate ceases to be an Affiliate of the Initial Holder as a result of such transaction.  The term Transfer shall include the sale of an Affiliate of the Initial Holder (or the Initial Holder’s interest in an Affiliate) that owns any Series D Preferred Stock, as the case may be, to a Person that is not an Affiliate of the Initial Holder, unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the proviso of the previous sentence.

(cc)         “Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a Transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company or (iii) a Transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the Holder.

Section 4.      Dividends.

(a)           From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, as permitted by Section 54 of the Companies Act, the Insurance Act 1978 and the rules and regulations made thereunder, out of funds legally available for payment, dividends of the type and in the amounts determined as set forth in this Section 4, and no more.

(b)           In the event any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share, the Holder of each outstanding share of Series D Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution (each, a “Record Date”) shall be entitled to receive dividends in an amount equal to the product of (x) the per share dividend or other distribution declared or paid in respect of such Common Share and (y) the Applicable Conversion Rate as of the Record Date on such Common Share, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on such Common Share.  The Record Date for any such dividend shall be the Record Date for the applicable dividend or distribution on the Common Share, and any such dividends shall be payable to the Person in whose name the share of Series D Preferred Stock is registered at the close of business on the applicable Record Date.

(c)           No dividend shall be declared or paid on any Common Shares, unless a dividend, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Series D Preferred Stock in an amount determined as set forth above; provided that any dividend payable in the form of Common Shares shall instead be paid in the form of additional shares of Series D Preferred Stock based on the Applicable Conversion Rate (a “PIK Dividend”).  For purposes of this Certificate of Designations, the term “dividends” shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holder of any Common Shares, whether or not paid out of capital, surplus or earnings, other than a distribution upon Liquidation of the Company in accordance with Section 5 hereof.

(d)           The Company shall at all times reserve and keep available out of its authorized and unissued Series D Preferred Stock, the full number of shares of Series D Preferred Stock required for purposes of paying all PIK Dividends that may become payable.

(e)           So long as any shares of Series D Preferred Stock remain outstanding, if all dividends payable pursuant to this Section 4 on all outstanding shares of the Series D Preferred Stock for any Dividend Period have not been declared and paid, or declared and funds set aside therefor, the Company shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Company’s share capital pursuant to the conversion or exchange provisions of such share capital or the securities being converted or exchanged.

(f)            If the Conversion Date with respect to any share of Series D Preferred Stock is prior to the date of payment of dividends on such share, the Holder of such share of Series D Preferred Stock will not have the right to receive dividends on such share; provided that the Holder of such share shall receive the dividend, if any, payable to the holders of the Common Shares into which such share is converted on such dividend payment date.

(g)           The Company shall not declare or pay a dividend if the Company has reasonable grounds for believing that (i) the Company is or, after giving effect to such payment, would be, unable to pay its liabilities as they become due, or (ii) the realizable value of the Company’s assets would thereby be less than the Company’s liabilities, or (iii) the Company is or, after such payment, would be in breach of any applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued by the BMA pursuant to the terms of the Insurance Act 1978 of Bermuda and related regulations and rules or any successor legislation or then applicable law.

Section 5.      Liquidation.  In the event of a Liquidation, the holders of the Series D Preferred Stock then outstanding shall be entitled (i) to a preference of US$0.0001 per share over any Common Shares with respect to the surplus assets of the Company and (ii) thereafter to the surplus assets of the Company on a pari passu basis with any Parity Securities.

Section 6.      Maturity.  The Series D Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7.      Automatic Conversions.

(a)           Each share of Series D Preferred Stock shall be automatically converted into that number of fully paid and non-assessable Common Shares equal to the Applicable Conversion Rate, plus cash in lieu of fractional shares in accordance with Section 13 hereof, upon the Transfer thereof to a third party in a Widely Dispersed Offering by an Initial Holder or any Affiliate of an Initial Holder or any direct or indirect transferee of an Initial Holder that did not receive such shares in a Widely Dispersed Offering.  Holders of shares of Series D Preferred Stock shall give prompt notice to the Company of any Transfer of Series D Preferred Stock (whether by an Initial Holder or any Affiliate of an Initial Holder or any direct or indirect transferee of an Initial Holder that did not receive such shares in a Widely Dispersed Offering) that results in the conversion of the shares of Series D Preferred Stock into Common Shares.

(b)           For the avoidance of doubt, the Holders of Series D Preferred Stock shall not be permitted to convert such shares into any other class of the Company’s share capital, except pursuant to this Section 7.

Section 8.      Conversion Procedures.

(a)           Effective immediately prior to the close of business on the date of conversion of any shares of Series D Preferred Stock (the “Conversion Date”), dividends shall no longer be declared on any such shares of Series D Preferred Stock and such shares of Series D Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4(f) and any other payments to which such Holder is otherwise entitled pursuant to Section 11 or Section 13 hereof, as applicable.

(b)           No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Shares of record as of any date prior to the close of business on the Conversion Date with respect to any share of Series D Preferred Stock.  Prior to the close of business on the Conversion Date with respect to any share of Series D Preferred Stock, securities issuable upon conversion of such share of Series D Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Shares or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the securities issuable upon conversion and rights to receive any dividends or other distributions on the securities issuable upon conversion) by virtue of holding such share of Series D Preferred Stock.

(c)           Effective immediately upon the occurrence of the conversion, certificates theretofore evidencing shares of Series D Preferred Stock shall be deemed to evidence that whole number of Common Shares issuable upon the conversion of such shares of Series D Preferred Stock.  After any Transfer resulting in a conversion of shares of the Series D Preferred Stock pursuant to Section 7(a), the new Holder of the shares of Series D Preferred Stock so converted (and any subsequent transferee thereof) shall be entitled to surrender the certificate(s) representing such shares at the office of the Company, and promptly after any such surrender, and if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, the Company shall issue and deliver to such Holder or on the Holder’s written order to the Holder’s transferee either a certificate or certificates for the whole number of Common Shares that were issuable upon conversion or, alternatively, other appropriate evidence of such shares registered in book entry form.

(d)           Shares of Series D Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued preference shares, undesignated as to series and available for future issuance.  The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock; provided, however, that the Company shall not take any such action if such action would reduce the authorized number of shares of Series D Preferred Stock below the number of shares of Series D Preferred Stock then outstanding.

(e)           The Person or Persons entitled to receive the securities and/or cash or other property issuable upon conversion of Series D Preferred Stock shall be treated for all purposes as the record holder(s) of such securities as of the close of business on the Conversion Date with respect thereto.  In the event that a Holder shall not by written notice designate the name in which securities and/or cash or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series D Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

Section 9.      Self-Tender Offers; Rights Plan.

(a)           If the Company or any of its subsidiaries makes a tender or exchange offer to any holder of Common Shares, the Company or such subsidiary shall simultaneously make an offer on the same terms, on an as-converted per share basis, to each Holder of the shares of Series D Preferred Stock.

(b)           If at any time the Company has a shareholder rights plan in effect with respect to the Common Shares, the shares of Series D Preferred Stock shall be deemed to be Common Shares for purposes of such plan and shall participate therein on an as-converted basis.  Upon conversion of any shares of Series D Preferred Stock, the holders of such converted shares will receive, in addition to the Common Shares, the rights under the rights plan, to the extent such rights have not separated from the Common Shares.  For the avoidance of doubt, if rights under any such plan separate from the Common Shares before the Conversion Date, such separation of rights shall be deemed to be a dividend for purposes of Section 4 hereof, and the Holders of the shares of Series D Preferred Stock shall receive such dividend as provided in Section 4.

Section 10.    Anti-Dilution Adjustments.

(a)           If the Company subdivides, splits or combines the Common Shares, then the Conversion Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1
OS0

where

OS1 =                 the sum of Common Shares issued immediately after the opening of business on the effective date of such share subdivision, split or combination; and

OS0 =                 the sum of Common Shares issued immediately prior to the effective date of such share subdivision, split or combination.

For the purposes of this Section 10(a), the number of Common Shares at the time issued shall not include shares acquired by the Company and cancelled.  If any subdivision, split or combination described in this Section 10(a) is announced but the outstanding Common Shares are not subdivided, split or combined, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding Common Shares, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.

(b)           Whenever the Conversion Rate is to be adjusted in accordance with Section 10(a), the Company shall:  (i) compute the Conversion Rate in accordance with Section 10(a); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 10(a) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 10(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

Section 11.    Reorganization Events.

(a)           In the event that, prior to the Conversion Date with respect to the shares of Series D Preferred Stock of any Holder there occurs:

(i)      any consolidation, merger, tender or exchange offer, amalgamation or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Shares will be converted into cash, securities or other property of the Company or another Person;

(ii)     any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Shares will be converted into cash, securities or other property of the Company or another Person;

(iii)    any reclassification of the Common Shares into securities including securities other than the Common Shares; or

(iv)    any statutory exchange of the outstanding Common Shares for securities of another Person (other than in connection with a merger or acquisition)

(any such event specified in the foregoing clauses (i) through (iv), a “Reorganization Event”), then each share of such Holder’s Series D Preferred Stock outstanding immediately prior to such Reorganization Event shall automatically, effective as of the close of business on the closing date of such Reorganization Event, be cancelled and such Holder shall receive, on account of each cancelled Series D Preferred Share held by it immediately prior to the occurrence of such Reorganization Event, the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder of a Common Share (excluding the holder counterparty to the Reorganization Event or an Affiliate of such counterparty) multiplied by the Applicable Conversion Rate; provided that if the consideration payable in any such Reorganization Event consists (in whole or in part) of property or securities that would reasonably be expected to create, aggravate or exacerbate any issue, problem or concern for any Holder or any of its Affiliates, then the Holders and the Company or the counter-party to such Reorganization Event shall use commercially reasonable efforts to cause the consideration payable to such Holder shall be adjusted (e.g., by the issuance of non-voting securities that are economically equivalent to the voting securities they replaced and would convert into such voting securities on transfer to an unaffiliated third party, subject to the conversion restrictions set forth in Section 7(a)) to the maximum extent practicable to eliminate or address such issue, problem or concern, so long as such adjusted or different securities have the same value as, and are pari passu with, the securities that they replaced (such securities, cash and other property, the “Exchange Property”).

(b)           In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of Common Shares that affirmatively make an election.

(c)           The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of Common Shares in any such Reorganization Event.

(d)           The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 11.

(e)           The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series D Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12.    Voting Rights.

(a)           General.  The Holders of Series D Preferred Stock shall not have any voting rights except the limited voting rights as set forth below or as otherwise from time to time required by law.

(b)           Class Voting Rights as to Particular Matters.  Subject to the provisions of the Bye-Laws and the Companies Act, so long as any shares of Series D Preferred Stock are outstanding, the vote or consent of the Holders of at least a majority of the voting power of the Series D Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Amendment of Designated Preferred Stock.  An amendment, alteration or repeal of any provision of this Certificate of Designations for the Series D Preferred Stock or the Company’s memorandum of association or Bye-laws (including, unless no vote on such consolidation is required by Section 12(b)(ii) below, any amendment, alteration or repeal by means of a merger, amalgamation, consolidation or otherwise) so as to significantly and adversely affect the rights, preferences, privileges or limited voting rights of the Series D Preferred Stock;

(ii)           Share Exchanges, Reclassifications and Consolidations.  A consummation of a binding share exchange or reclassification involving the Series D Preferred Stock, or of a consolidation of the Company with another corporation or other entity (except for any such consolidation in which the consideration paid to shareholders is entirely in cash), unless in each case (x) the shares of Series D Preferred Stock remain outstanding or, in the case of any such consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, of the Series D Preferred Stock immediately prior to such consummation, taken as a whole; or

(iii)          Dissolution.  The voluntary liquidation, dissolution, or winding up of the Company.

(c)           Changes for Clarification.  Subject to applicable Bermuda law and regulation, without the consent of the holders of the Series D Preferred Stock, so long as such action does not affect the special rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series D Preferred Stock taken as a whole, the Company may amend, restate, alter, supplement, modify or repeal any terms of the Series D Preferred Stock:

(i)            to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii)           to make any provision with respect to matters or questions arising with respect to the Series D Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(d)           Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the Holders of Series D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Bye-Laws, applicable law and any national securities exchange or other trading facility on which the Series D Preferred Stock are listed or traded at the time.  Whether the vote or consent of the Holders of a majority or other portion of the shares of Series D Preferred Stock has been cast or given on any matter on which the Holders of shares of Series D Preferred Stock are entitled to vote shall be determined by the Company by reference to the aggregate voting power, as determined by the Bye-Laws, of the shares of Series D Preferred Stock voted or covered by the consent.

(e)           Bye-Laws.  For the avoidance of doubt, the provisions of this Section 12 shall be subject to Bye-law 45 (as may be amended, restated, supplemented, altered or modified from time to time) of the Bye-Laws of the Company.

Section 13.    Fractional Shares.

(a)           No fractional Common Shares will be issued as a result of any conversion of shares of Series D Preferred Stock.

(b)           In lieu of any fractional Common Share otherwise issuable in respect of any conversion pursuant to Section 7 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Shares determined as of the second Trading Day immediately preceding the Conversion Date.

(c)           If more than one share of the Series D Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series D Preferred Stock so surrendered.

Section 14.    Reservation of Common Shares.

(a)           The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares or shares acquired by the Company and held as treasury shares, solely for issuance upon the conversion of shares of Series D Preferred Stock as provided in this Certificate of Designations, if any, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the shares of Series D Preferred Stock.  For purposes of this Section 14(a), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series D Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)           Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series D Preferred Stock, as herein provided, Common Shares acquired by the Company and held as treasury shares (in lieu of the issuance of authorized and unissued Common Shares), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

(c)           All Common Shares delivered upon conversion of the Series D Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d)           Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series D Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)           The Company hereby covenants and agrees that, if at any time the Common Shares shall be listed on The NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Shares shall be so listed on such exchange or automated quotation system, all the Common Shares issuable upon conversion of the Series D Preferred Stock.

Section 15.    Replacement Certificates.

(a)           The Company shall replace any mutilated certificate of shares of Series D Preferred Stock at the Holder’s expense upon surrender of that certificate to the Company.  The Company shall replace a certificate of Series D Preferred Stock that becomes destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that such certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

(b)           The Company shall not be required to issue certificates representing shares of the Series D Preferred Stock on or after the Conversion Date for such shares.

Section 16.    Miscellaneous.

(a)           Any notice, demand or delivery authorized hereunder shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

If to the Company:

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Facsimile No.:  (441) 278-9255
Attention:  Mark D. Lyons

If to any Holder:

(i)           to such Holder at the address of such Holder as listed in the stock record books of the Company; or

(ii)          to such other address as any such Holder shall have designated by notice similarly given.

Each such notice, demand or delivery shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day.  Otherwise, any such notice, demand or delivery shall be deemed not to have been received until the next succeeding Business Day.

(b)           The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series D Preferred Stock, Common Shares or other securities issued on account of Series D Preferred Stock pursuant hereto or certificates representing such shares or securities.

(c)           No share of Series D Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d)           The shares of Series D Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Bye-Laws or as provided by applicable law.

(e)           In conducting the affairs of the Company, the Board of Directors of the Company shall take into account the interests of the Holders of the Series D Preferred Stock and shall owe the Holders of Series D Preferred Stock the same fiduciary duties owed to the holders of the Common Shares.

IN WITNESS WHEREOF, ARCH CAPITAL GROUP LTD. has caused this Certificate of Designations to be signed by [                  ], its [                     ], this [    ] day of [             ], 2016.

ARCH CAPITAL GROUP LTD.

By

[signature page to Certificate of Designations of Series D
Convertible Participating Non-Voting Perpetual Preferred Stock]

EXHIBIT D

ACQUIROR PERPETUAL PREFERRED STOCK TERMS

The terms of the Acquiror Perpetual Preferred Stock will be substantially similar to the Acquiror’s existing Series C Preferred Stock, other than (i) economic terms such as dividend rate and redemption features, (ii) changes made (y) to enhance Acquiror’s ability to get favorable regulatory and capital credit or (z) to comply with applicable Law or rules of a national securities exchange, and (iii) changes (such as the use of a depositary) that will not materially affect the substantive terms of the security.  The Perpetual Preferred Stock will not be convertible into Acquiror Common Stock or any other voting stock of the Acquiror will not contain voting rights other than those contained in the Series C Preferred Stock and will not contain any terms that would cause them to be deemed “voting securities” under the Bank Holding Company Act of 1956 and any regulations promulgated thereunder, or any applicable guidance or precedent of the Board of Governors of the Federal Reserve System.

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EXHIBIT E

FORM OF OPINION OF CONYERS DILL & PEARMAN LIMITED

•                  The Acquiror is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda). The Acquiror possesses the capacity to sue and be sued in its own name under the laws of Bermuda.

•                  [The issuance of the shares of Acquiror Perpetual Preferred Stock included in the Perpetual Preferred Stock Consideration has been duly authorized by all necessary corporate action on the part of the Acquiror and, when issued and paid for in accordance with the Stock Purchase Agreement, the Acquiror Perpetual Preferred Stock will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof).](1)

•                  The issuance of the shares of Acquiror Convertible Preferred Stock included in the Convertible Preferred Stock Consideration  has been duly authorized by all necessary corporate action on the part of the Acquiror and, when issued and paid for in accordance with the Stock Purchase Agreement, the Acquiror Convertible Preferred Stock will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

•                  The shares of Acquiror Convertible Preferred Stock are convertible into shares of Acquiror Common Stock in accordance with the Certificate of Designation, and the shares of Acquiror Common Stock to be initially issued upon conversion of the Acquiror Convertible Preferred Stock have been duly authorized upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

•                  No order, consent, approval, license, authorization or validation of or exemption by any government of public body or authority of Bermuda or any sub-division thereof is required to authorize or is required in connection with the issuance, sale and delivery of the shares of Acquiror Perpetual Preferred Stock included in the Perpetual Preferred Stock Consideration  and shares of Acquiror Convertible Preferred Stock included in the Convertible Preferred Stock Consideration to the Parent, and the conversion of the Acquiror Convertible Preferred Stock into shares of Acquiror Common Stock; provided that the Parent and Acquiror are required, pursuant to sections 30E and 30J respectively of the Insurance Act 1978 of Bermuda, to notify the Bermuda Monetary Authority that the Parent has become a 10% Shareholder Controller of the Acquiror within 45 days of

(1)  Note: Opinion only to be included if Acquiror Perpetual Preferred Stock is delivered to Parent at Closing.

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the Parent acquiring  Acquiror Convertible Preferred Stock and/or Acquiror Perpetual Preferred Stock of the Acquiror.

E-2